Filed Pursuant to Rule 424(b)(3)
File No. 333-262667

PROSPECTUS

CEPTON, INC.

Up to 14,700,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 14,700,000 shares of our common stock, par value $0.00001 per share (the “Common Stock”), by the selling stockholder, Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “selling stockholder”).

The shares of common stock to which this prospectus relates includes shares that have been or may be issued to Lincoln Park pursuant to a purchase agreement between us and Lincoln Park dated November 24, 2021 (the “Purchase Agreement”). On February 10, 2022, we issued 50,000 shares of our common stock to Lincoln Park, and we are obligated to issue an additional 150,000 shares of our common stock to Lincoln Park on August 9, 2022, in each case as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement.

We may receive gross proceeds of up to $100,000,000 from the sale of shares to Lincoln Park under the Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act. See “Plan of Distribution” on page 125 for more information about how Lincoln Park may sell the shares of common stock being registered pursuant to this prospectus.

Lincoln Park may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. While the Purchase Agreement limits the rate at which we can sell shares of common stock to Lincoln Park, due to the significant number of shares of our common stock that were redeemed in connection with the Business Combination, the number of shares of common stock that we can sell to Lincoln Park under the Purchase Agreement could constitute a considerable percentage of our public float at the time of such sales. As a result, the resale by Lincoln Park of shares of our common stock pursuant to this prospectus could have a significant negative impact on the trading price of our common stock. See “Lincoln Park Transaction” on page 127 for more information.

In addition, we have filed a separate registration statement registering the issuance to and resale by certain third parties unrelated to Lincoln Park of certain shares of common stock and/or warrants issued prior to, or in connection with, the Business Combination. Any sales of such shares into the public market by such certain third parties unrelated to Lincoln Park could similarly have a significant negative impact on the trading price of our common stock.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares to which this prospectus relates. Lincoln Park will pay or assume discounts, commissions, and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CPTN”. On March 31, 2022, the closing price of our common stock was $3.88.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On February 10, 2022 (the “Closing” and such date the “Closing Date”), Growth Capital Acquisition Corp., a Delaware corporation (“GCAC”), and GCAC Merger Sub Inc., a Delaware corporation and newly formed wholly-owned subsidiary of GCAC (“Merger Sub”), consummated the previously announced Business Combination pursuant to the terms of the Business Combination Agreement.

On the Closing Date, (i) GCAC changed its name to “Cepton, Inc.” (“Cepton” or the “Company”), (ii) Merger Sub merged with and into Legacy Cepton (the “Merger”), with Legacy Cepton surviving the Merger as a direct, wholly-owned subsidiary of the Company, (iii) the Company issued 5,950,000 shares of common stock to certain investors in exchange for $59.5 million in consideration and (iv) the parties to the Business Combination Agreement consummated the other transactions contemplated thereby.

Unless the context otherwise requires, references in this prospectus to “Cepton,” the “Company,” “us,” “we,” “our” and any related terms prior to the closing of the Business Combination are intended to mean Cepton Technologies, Inc., a Delaware corporation, and after the closing of the Business Combination, Cepton, Inc. and its consolidated subsidiaries.

“Amended and Restated Charter” means the second amended and restated certificate of incorporation of Cepton, in effect as of the date of this prospectus.

“Business Combination” means the Merger and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated August 4, 2021, as amended by the Amendment to the Business Combination Agreement, dated as of January 21, 2022, by and among GCAC, Merger Sub and Cepton.

“Cepton” means Cepton, Inc., a Delaware corporation.

“Cepton Board” means the board of directors of Cepton.

“Closing” means the closing of the Business Combination.

“common stock” means the common stock, par value $0.00001 per share, of Cepton, Inc.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Earnout Shares” means the up to 13,000,000 shares of common stock that may be issued to Legacy Cepton securityholders if certain share prices of common stock are achieved and other conditions are satisfied.

“Founder Shares” means GCAC Class B common stock initially purchased by our Sponsor, Nautilus and HB Strategies LLC in private placement transactions prior to the GCAC IPO, and the shares of common stock issued upon the conversion thereof as provided herein.

“GCAC” means Growth Capital Acquisition Corp., a Delaware corporation, which was renamed “Cepton, Inc.” in connection with the Closing.

“GCAC Board” means the board of directors of GCAC prior to the Business Combination.

“GCAC Charter” means GCAC’s amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on January 29, 2021.

“GCAC Class A common stock” means the Class A common stock, par value $0.0001, of GCAC.

“GCAC Class B common stock” means the Class B common stock, par value $0.0001, of GCAC.

“GCAC IPO” means GCAC’s initial public offering that was consummated by GCAC on February 2, 2021.

“Legacy Cepton” means Cepton Technologies, Inc., a Delaware corporation, and includes the surviving corporation after the Merger. References herein to Cepton will include its subsidiaries, including Legacy Cepton, to the extent reasonably applicable

“Legacy Cepton Board” means the board of directors of Legacy Cepton.

“Legacy Cepton Class F stock” means shares of Class F stock, par value of $0.00001 per share, of Legacy Cepton.

“Merger” means the merger of Merger Sub with and into Legacy Cepton, with Legacy Cepton continuing as the surviving corporation and as a wholly-owned subsidiary of GCAC (which changed its name to Cepton, Inc. upon the Closing), in accordance with the terms of the Business Combination Agreement.

“Merger Sub” means GCAC Merger Sub Inc., a Delaware corporation.

“Nautilus” means Nautilus Carriers LLC, a Delaware limited liability company, an affiliate of Prokopios “Akis” Tsirigakis and George Syllantavos, GCAC’s current co-Chief Executive Officers as of the date of this prospectus.

“Trust Account” means the trust account of GCAC, which holds the net proceeds of the GCAC IPO, including from overallotment securities sold by GCAC’s underwriters, and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay franchise and income tax obligations and up to $100,000 for dissolution expenses, and amounts paid pursuant to redemptions.

“Units” means Units issued in the GCAC IPO, including any overallotment securities acquired by GCAC’s underwriters, consisting of one share of GCAC Class A common stock and one-half of one Public Warrant.

“Warrants” means any of the Private Placement Warrants and the Public Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We caution readers of this prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to our customers of our products and services, the potential success of our marketing and expansion strategies, the potential for us to achieve design awards and potential benefits of the Business Combination (including with respect to shareholder value). These statements are based on various assumptions, whether or not identified in this prospectus, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

•        the conditions affecting the markets in which we operate;

•        the success of our strategic relationships, including with our Tier 1 partners, none of which are exclusive;

•        fluctuations in sales of our major customers;

•        fluctuations in capital spending in the Automotive and Smart Infrastructure markets;

•        the impact of the coronavirus (“COVID-19”) pandemic on the global economy and financial markets, including any restrictions on our operations and the operations of our customers and suppliers resulting from public health requirements and government mandates;

•        changes in applicable laws or regulations;

•        the possibility that our business may be adversely affected by other economic, business and/or competitive factors;

•        the risk that current trends in the Automotive and Smart Infrastructure markets decelerate or do not continue;

•        estimates for the financial performance of our business may prove to be incorrect or materially different from actual results;

•        failure to realize the anticipated benefits of the Business Combination;

•        risks relating to the uncertainty of the projected financial and operating information, including whether we will be able to achieve our target milestones, our pricing and sales volume targets, and our proposed production timelines and win the engagements contemplated in our projected pipeline, and the ability of original equipment manufacturers (“OEMs”) and other strategic partners to re-source or cancel vehicle or technology programs;

•        risks related to future market adoption of our offerings;

•        the final terms of our arrangement with our Tier 1 partner and, in turn, our Tier 1 partner’s award with OEM-B differing from our expectations, including with respect to volume and timing, or the arrangement can be terminated or may not materialize into a long-term contract partnership arrangement;

•        risks related to our marketing and growth strategies;

•        the effects of competition on our future business;

•        our ability to issue equity or equity-linked securities in the future;

•        expectations with respect to future operating and financial performance and growth, including when we will generate positive cash flow from operations;

•        our ability to raise funding on reasonable terms as necessary to develop our products in the timeframe contemplated by our business plan, and to comply with the terms of any restrictive, financial or other covenants included in the agreements governing such funding;

•        our ability to execute our business plans and strategy;

•        the outcome of any legal proceedings that may be instituted against us related to Business Combination; and

•        other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

If any of these risks materialize or any of our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we presently do not know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our assessment as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information and Other Data” and the financial statements included elsewhere in this prospectus.

The Company

Founded in 2016 and led by Chief Executive Officer, Dr. Jun Pei and Chief Technology Officer, Dr. Mark McCord. Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions and has been awarded the largest known advanced driver assistance systems (“ADAS”) lidar series production award in the industry to date, based on number of vehicle models awarded, by OEM-B (as defined below). Cepton’s lidar solutions offer high performance and auto-grade reliability at competitive prices for a range of markets, such as Automotive and Smart Infrastructure. Cepton’s patented Micro Motion Technology (“MMT®”)-based lidar technology enables reliable, high performance, low power, and compact solutions that deliver long range, high resolution 3D perception for smart applications. Cepton is headquartered in San Jose, California, with a sales and marketing presence in North America, Europe, Japan, India and China, to serve a fast-growing global customer base.

The mailing address of Cepton’s principal executive office is 399 West Trimble Road, San Jose, California 95131, and its telephone number is (408) 459-7579.

For more information about Cepton, see the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2026, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors Summary

You should consider all the information contained in this prospectus before making a decision to invest in our common stock or warrants. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 9. Such risks include, but are not limited to, the following risks:

Risks Related to This Offering

•        The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock by Lincoln Park that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of our common stock to decrease.

Risks Related to Our Business and Industry

•        We are an early stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•        Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

•        Our forecasts and projections are based upon assumptions, analyses and internal estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially from those forecasted or projected.

•        We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

•        If our lidar products are not selected for inclusion in ADAS and autonomous driving systems by automotive OEMs, automotive tier 1 suppliers, mobility or technology companies or their respective suppliers, our business will be materially and adversely affected.

•        Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in losses or lower than anticipated margins, which will adversely affect our results of operations and financial condition.

•        Although we believe that lidar is likely to become an essential sensor for autonomous vehicles and other emerging markets, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or develops more slowly than we expect, our business will be adversely affected.

•        We are substantially dependent on our series production award from OEM-B and our relationship with Koito, and our business and prospects will be materially and adversely affected if OEM-B’s development or launch plans for the multiple vehicle models in which our products are expected to be deployed are significantly scaled back or terminated.

•        We rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single-source suppliers, we are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay deliveries of our products to customers.

•        Because our sales have been primarily to customers engaged in development of ADAS deployments in consumer vehicles and pilot projects in the Smart Infrastructure segment and our orders are project-based, we expect our results of operations to fluctuate on a quarterly and annual basis.

•        Even though many of the components in our lidars are modular and can be built using readily available materials, we, our outsourcing partners and our suppliers may rely on complex machinery for our production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs. We, our outsourcing partners and our suppliers may also rely on highly-skilled labor for our production, and if such highly-skilled labor is unavailable, our business could be adversely affected.

•        The average selling prices of our products could decrease rapidly over the life of the product, which may negatively affect our revenue and gross margin. In addition, the selling prices we are able to ultimately charge in the future for the products we are currently developing or commercializing may be less than what we currently project, which may cause our actual operating results to differ materially from our projections.

•        The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or other customer solution for which we are a significant supplier to, could reduce our sales and adversely affect our profitability.

•        We have identified a material weakness in our internal control over financial reporting. If our remediation of this material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Legal and Regulatory Risks Related to Our Business

•        We are subject to governmental export and import control laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition and results of operations.

•        We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of our products. Some of our customers also require that we comply with their own unique requirements relating to these matters. These could impose substantial costs upon us and materially impact our ability to fulfil certain business opportunities.

Risks Related to Our Intellectual Property

•        Despite the actions we are taking to defend and protect our intellectual property, we may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.

Risks Related to Ownership of Our Shares and Warrants

•        The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name against our respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

•        Anti-takeover provisions contained in the Amended and Restated Charter and the Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

•        Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

•        Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for the common stock to decline.

THE OFFERING

Issuer	Cepton, Inc.
Shares of common stock offered by the selling stockholder

•   200,000 shares of our common stock issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement (the “Commitment Shares”). We did not receive any cash proceeds from the issuance of these Commitment Shares; and

•   up to $100.0 million of shares of common stock that we may sell to Lincoln Park, from time to time over the next 36 months in accordance with the Purchase Agreement. All sales are at our sole discretion.

Shares of common stock to be outstanding immediately after this offering

168,698,001 shares of common stock on a pro forma basis after giving effect to the closing of the Business Combination and the other transactions contemplated thereby, assuming a sale of 14,500,000 shares and the 200,000 shares of our common stock being issued to Lincoln Park as Commitment Shares. The actual number of shares issued will vary depending on the prices at which we sell shares, if any, to Lincoln Park.

Use of proceeds

We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $100,000,000 in gross proceeds from the sale of shares to Lincoln Park pursuant to the Purchase Agreement from time to time after the date that the registration statement of which this prospectus is a part is declared effective. Any proceeds we receive, we intend to use for working capital and general corporate purposes. See “Use of Proceeds” for additional information.

Nasdaq ticker symbols	Our common stock is currently listed on Nasdaq under the symbol “CPTN”.
Risk factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

Unless we specifically state otherwise or the context otherwise requires, the information above is as of the Closing Date, does not give effect to issuances of our common stock, warrants or options to purchase shares of our common stock, or the exercise of warrants or options after such date, and excludes:

•        15,123,142 shares initially reserved under the Cepton, Inc. 2022 Equity Incentive Plan (the “2022 Plan”);

•        3,080,960 shares initially reserved under the Cepton, Inc. Employee Stock Purchase Plan (the “ESPP”);

•        13,000,000 Earnout Shares;

•        5,175,000 shares of common stock (the “Private Warrant Shares”) issuable upon exercise of the private placement warrants that were originally issued in a private placement at the time of the GCAC IPO;

•        8,625,000 shares of common stock (the “Public Warrant Shares”) issuable upon exercise of the public warrants sold as part of the units in the GCAC IPO;

•        15,774,536 shares underlying outstanding options; and

•        the 150,000 additional Commitment Shares and 14,500,000 additional shares which may be issued to Lincoln Park in the future under the Purchase Agreement, should we elect to sell shares to Lincoln Park.

RISK FACTORS

Investment in our securities involves risk. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statement.” Please see the section entitled “Where You Can Find More Information” in this prospectus. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information and Other Data,” the financial statements and notes to the financial statements included herein.

Risks Related to This Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock by Lincoln Park that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of our common stock to decrease.

On November 24, 2021, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $100.0 million of our common stock. On February 10, 2022, we issued 50,000 shares of our common stock to Lincoln Park. In addition, we are obligated to issue Lincoln Park up to an additional 150,000 shares of our common stock as a commitment fee on August 9, 2022. Pursuant to the Purchase Agreement, Lincoln Park agreed to purchase from us a total of up to $100.0 million of our common stock from time to time over a 36-month period (any such shares, the “Purchased Shares”). The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the trading price of our common stock. We generally have the right to control the timing and amount of any future sales of our common stock to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. While the Purchase Agreement limits the rate at which we can sell shares of common stock to Lincoln Park, due to the significant number of shares of our common stock that were redeemed in connection with the Business Combination, the number of shares of common stock that we can sell to Lincoln Park under the Purchase Agreement could constitute a considerable percentage of our public float at the time of such sales. As a result, the resale by Lincoln Park of Purchased Shares pursuant to this prospectus could have a significant negative impact on the trading price of our common stock. The 14,700,000 shares that may be resold into the public markets pursuant to this prospectus represent approximately 9.5% of shares of our common stock outstanding as of March 31, 2022. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our common stock to Lincoln Park, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion, subject to compliance with securities laws. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of its shares of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that it might otherwise wish to effect sales. See “Lincoln Park Transaction” on page 127 for more information regarding the Purchase Agreement.

In addition, we have filed a separate registration statement registering the issuance to and resale by certain third parties unrelated to Lincoln Park of certain shares of common stock and/or warrants issued prior to, or in connection with, the Business Combination. The shares being registered for resale by certain third parties unrelated to Lincoln Park into the public markets pursuant to such separate registration statement represent a substantial majority of the number of shares of our common stock outstanding as of March 31, 2022. Once such separate registration statement is effective, the shareholders selling pursuant to such separate registration statement will determine the timing, pricing and rate at which they sell such shares into the public market and such sales could have a significant negative impact on the trading price of our common stock. Although the current trading price or our common stock is significantly below $10.00 per share, which was the sales price for units in the Growth Capital Acquisition Corp. initial public offering, certain of the investors who have resale rights under such separate registration statement have an incentive to sell because they purchased shares and/or warrants at prices below the initial public offering price. Sales by such investors may prevent the trading price of our securities from exceeding the initial public offering price and may cause the trading prices of our securities to experience a further decline.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from the sale of shares to Lincoln Park pursuant to the Purchase Agreement, if any. We intend to use the net proceeds from the sale of shares to Lincoln Park pursuant to the Purchase Agreement, if any, for general corporate purposes. Our management will have considerable discretion in the application of the proceeds from the sale of shares to Lincoln Park pursuant to the Purchase Agreement, if any, and you will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately. The proceeds from the sale of shares to Lincoln Park pursuant to the Purchase Agreement, if any, may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

The terms of the Purchase Agreement limit the amount of shares of common stock we may issue to Lincoln Park, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Purchase Agreement includes restrictions on our ability to sell shares of our common stock to Lincoln Park, including, subject to specified limitations, (x) if a sale would cause us to issue, in the aggregate, a number of shares in excess of 30,794,195 shares (including the Commitment Shares), which represents 19.99% of the shares of our common stock outstanding immediately following the closing of the Business Combination on February 10, 2022 (the “Exchange Cap”), or (y) if a sale would cause Lincoln Park and its affiliates to beneficially own more than 9.99% of our issued and outstanding common stock (the “Beneficial Ownership Cap”). Accordingly, we cannot guarantee that we will be able to sell all $100.0 million of shares of common stock in this offering. If we cannot sell the full amount of the shares that Lincoln Park has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position.

Risks Related to Our Business and Industry

We are an early stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future.

We have incurred net losses on an annual basis since our inception. We incurred a net loss of approximately $19.6 million and $37.2 million for the years ended December 31, 2020 and December 31, 2021, respectively. We believe that we will continue to incur operating and net losses each quarter until at least the first quarter of 2024. Even if we are able to successfully develop and sell our lidar solutions, there can be no assurance that we will be commercially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of our lidar solutions, which may not occur.

We expect the rate at which we will incur losses to be significantly higher in future periods as we:

•        expand our production capabilities to produce our lidar solutions, including costs associated with outsourcing the production of our lidar solutions;

•        expand our design, development, installation and servicing capabilities;

•        build up inventories of parts and components for our lidar solutions;

•        produce an inventory of our lidar solutions;

•        increase our sales and marketing activities and develop our distribution infrastructure; and

•        continue to utilize our third-party partners for manufacturing, testing and commercialization.

Because we will incur the costs and expenses from these efforts before we receive incremental revenues with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We have been focused on developing lidar products and perception software for mass-market ADAS and autonomous driving systems and Smart Infrastructure since 2016. This relatively limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include, but are not limited to, our ability to:

•        develop and commercialize our products;

•        produce and deliver lidar and software products of acceptable performance;

•        forecast our revenue and budget for and manage our expenses;

•        attract new customers, retain existing customers and expand existing commercial relationships;

•        comply with existing and new or modified laws and regulations applicable to our business;

•        plan for and manage capital expenditures for our current and future products, and manage our supply chain and supplier relationships related to our current and future products;

•        anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•        maintain and enhance the value of our reputation and brand;

•        effectively manage our growth and business operations, including the impacts of the COVID-19 pandemic on our business;

•        develop and protect intellectual property;

•        hire, integrate and retain talented people at all levels of our organization; and

•        successfully develop new solutions to enhance the experience of customers.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

Our forecasts and projections are based upon assumptions, analyses and internal estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially from those forecasted or projected.

Our forecasts and projections included in this prospectus are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by our management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially from those forecasted or projected.

The forecasts and projections in this prospectus include forecasts and estimates relating to the expected size and growth of the markets for which we operate or seek to enter. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including, among others, our ability to develop and commercialize our products and the market’s adoption of our products, both of which are subject to risks and uncertainties, many of which are beyond our control. Accordingly, the forecasts and estimates of market size and growth described in this prospectus should not be taken as indicative of our future growth. In addition, these forecasts do not take into account the impact of the current COVID-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result of the COVID-19 pandemic.

We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

We continue to make investments and implement initiatives designed to grow our business, including:

•        expanding our sales and marketing efforts to attract new customers in our target end markets;

•        investing in R&D;

•        investing in new applications and markets for our products by expanding relationships with existing customers and creating opportunities for new customers;

•        further enhancing our partnerships with third-parties to develop manufacturing processes; and

•        investing in legal, accounting, and other administrative functions necessary to support our operations as a public company.

These initiatives may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities we are pursuing are at various stages of development, and it may be many years before the end markets we expect to serve in the Automotive market generate demand for our products at scale, if at all. In the Smart Infrastructure market, we have a number of active projects and multiple developing engagement opportunities, but some of these relationships and market opportunities are also still in the early stages of development. Our revenue may be adversely affected for a number of reasons, including, but not limited to (i) the development and/or market acceptance of new technology that competes with our lidar products and automotive software, (ii) if certain automotive OEMs, or other market participants change their autonomous vehicle technology, (iii) failure of our customers to commercialize autonomous systems that include our solutions, (iv) our inability to effectively manage our inventory or manufacture products at scale, (v) our inability to enter new markets or help our customers adapt our products for new applications or (vi) our failure to attract new customers or expand orders from existing customers or increasing competition. Furthermore, it is difficult to predict the size and growth rate of our target markets, customer demand for our products, commercialization timelines, developments in autonomous sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. For these reasons, we do not expect to achieve profitability over the near term. If our revenue does not grow over the long term, our ability to achieve and maintain profitability may be adversely affected, and the value of our business may significantly decrease.

Our ability to effectively manage our anticipated growth and expansion of operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Our future financial performance and ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees that we will be able to do so in an efficient or timely manner, or at all.

If our lidar products are not selected for inclusion in ADAS and autonomous driving systems by automotive OEMs, automotive tier 1 companies, mobility or technology companies or their respective suppliers, our business will be materially and adversely affected.

Automotive OEMs, tier 1 suppliers to automotive OEMs, mobility or technology companies, and their respective suppliers design and develop autonomous driving and ADAS technology over several years. These automotive OEMs, tier 1 suppliers, mobility or technology companies, and their respective suppliers undertake extensive testing or qualification processes prior to selecting a product such as our lidar products for use in a particular system, product or vehicle model, because such products will function as part of a larger system or platform and must meet certain other specifications. We spend significant time and resources to have our products selected by our customers and their suppliers for use in a particular system, product or vehicle model, which is known as a “series production win” or a “series production award.” In the case of autonomous driving and ADAS technology, a series production award means our lidar product has been selected for use in a particular vehicle model. However, if we do not achieve a series production award with respect to a particular vehicle model, we may not have an opportunity to supply our products to the automotive OEM for that vehicle model for a period of many years. In many cases, this period can be as long as five to seven or more years. If our products are not selected by an automotive OEM or our suppliers for one vehicle model or if our products are not successful in that vehicle model, it is unlikely that our product will be deployed in other vehicle models of that OEM. If we fail to win a significant number of vehicle models from one or more of automotive OEMs or their suppliers, our business, results of operations and financial condition will be materially and adversely affected. For more information about certain risks related to product selection, please see the risk factor in this prospectus captioned “The period of time from engagement to a series production award and then to implementation is long, typically spanning over several years, especially in the Automotive market, and our customer arrangements are subject to cancellation or postponement of contracts or unsuccessful implementation.”

We are reliant on key inputs and our inability to reduce and control the cost of such inputs could negatively impact the adoption of our products and our profitability.

The production of our sensors is dependent on producing or sourcing certain key components and raw materials at acceptable price levels. If we are unable to adequately reduce and control the costs of such key components, we will be unable to realize manufacturing costs targets, which could reduce the market adoption of our products, damage our reputation with current or prospective customers, and harm our brand, business, prospects, financial condition and operating results.

Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in losses or lower than anticipated margins, which will adversely affect our results of operations and financial condition.

Cost-cutting initiatives adopted by our customers often result in increased downward pressure on pricing. We expect that over the course of the terms of our arrangements with automotive OEMs, our customers may require step-downs in pricing. Automotive OEMs possess significant leverage over their suppliers, including us, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. For example, our long-range lidars are currently in the low $1,000s range and, over the next five to six years, we expect that these prices could drop to the $500-600 range. For near-range lidars, we expect high volume ADAS target pricing to be in the $100 range within a few years. Accordingly, we expect to be subject to substantial continuing pressure from automotive OEMs and Tier 1 suppliers to reduce the price of our products. It is possible that pricing pressures beyond our expectations could intensify as automotive OEMs pursue restructuring, consolidation and cost-cutting initiatives. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected.

We expect to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce our profitability and may never result in revenue to us.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. Our plans to incur substantial, and potentially increasing, R&D costs as part of our efforts to design, develop, manufacture and commercialize new products and enhance existing products. Our R&D expenses were approximately $11.7 million and $24.2 million for the years ended December 31, 2020 and 2021, respectively, and are likely to grow in the future. Because we account for R&D as an operating expense, these expenditures will adversely affect our results of operations in the future. Further, our R&D program may not produce successful results, and our new products may not achieve market acceptance, create additional revenue or become profitable.

Although we believe that lidar is likely to become an essential sensor for autonomous vehicles and other emerging markets, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or develops more slowly than we expect, our business will be adversely affected.

While our lidar solutions can be applied to different use cases across end markets, a significant portion of our revenue is currently primarily generated from product sales of lidar sensors to direct customers. Despite the fact that the automotive industry has engaged in considerable effort to research and test lidar products for ADAS and autonomous driving applications, the automotive industry may not introduce lidar products in commercially available vehicles. However, lidar products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technology, including a combination of technology, will achieve acceptance or leadership in the ADAS and autonomous driving industries. Even if lidar products are used in initial generations of autonomous driving technology and certain ADAS applications, we cannot guarantee that lidar products will be designed into or included in subsequent generations of such commercialized technology. In addition, we expect that initial generations of autonomous vehicles will be focused on limited applications, such as robotaxis and delivery vehicles, and that mass market adoption of autonomous technology may lag behind these initial applications significantly. The speed of market growth for ADAS or autonomous vehicles is difficult if not impossible to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the COVID-19 pandemic. Although we currently believe we are a leader in lidar-based systems for the ADAS market, by the time mass market adoption of ADAS and autonomous vehicle technology is achieved, we expect competition among providers of sensing technology based on lidar and other modalities to increase substantially. If commercialization of lidar products is not successful, or not as successful as we or the market expects, or if other sensing modalities gain acceptance by developers of ADAS or autonomous driving systems, automotive OEMs, regulators and safety organizations or other market participants by the time autonomous vehicle technology achieves mass market adoption, our business, results of operations and financial condition will be materially and adversely affected.

We are investing in and pursuing market opportunities outside of the Automotive markets, including in the Smart Infrastructure market. We believe that our future revenue growth, if any, will depend in part on our ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires us to address the particular requirements of that market.

Addressing these requirements can be time-consuming and costly. The market for lidar technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of our customers outside of the automotive industry are still in the testing and development phases and we cannot be certain that they will commercialize products or systems with our lidar products or at all. We cannot be certain that lidar will be sold into these markets, or any market outside of Automotive market, at scale. Adoption of lidar products, including our products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of lidar and lidar-based products meet users’ current or anticipated needs, whether the benefits of designing lidar into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by lidar technology and whether lidar developers such as us can keep pace with rapid technological change in certain developing markets and the global response to the COVID-19 pandemic and the length of any associated work stoppages. If lidar technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than we expect, our business, results of operation and financial condition will be materially and adversely affected.

We are substantially dependent on our series production award from OEM-B and our relationship with Koito, and our business and prospects will be materially and adversely affected if OEM-B’s development or launch plans for the multiple vehicle models in which our products are expected to be deployed are significantly scaled back or terminated.

Our growth plans are substantially dependent on our series production award from OEM-B. We are the supplier of lidar to OEM-B’s next generation ADAS program, through Koito. Sales to Koito accounted for over 68% of our total revenues for the year ended December 31, 2021. There can be no assurance that we will be able to maintain our relationship with OEM-B or Koito and secure orders from Koito for OEM-B programs. If OEM-B terminates or significantly alters or delays its next generation ADAS program and/or alters its relationship with us or with Koito in a manner that is adverse to us, our business would be materially adversely affected. Similarly, if we are unable to maintain our relationship with Koito, or the terms of our arrangement with Koito with respect to the OEM-B series production award differ from our expectations, including with respect to volume, pricing and timing, then our business and prospects would be materially adversely affected.

The period of time from engagement to a series production award and then to implementation is long, typically spanning over several years, especially in the Automotive market, and our customer arrangements are subject to cancellation or postponement of contracts or unsuccessful implementation.

Our customers generally must make significant commitments of resources to test and validate our products and confirm that they can integrate with other technologies before including them in any particular system, product or vehicle model. We, in turn, spends significant time and resources to have our products selected by our customers and their suppliers for use in a particular system, product or vehicle model, which is known as a series production award. The development cycles of our products with new customers varies widely depending on the application, market, customer and the complexity of the product. In the Automotive market, this development cycle can be five to seven years, including the period from series production award to production, which can be three to four years. In the Smart Infrastructure market, this development cycle can be one to two years. Further, even after obtaining a series production award with a customer, we are subject to the risk that such customer cancels or postpones implementation of our technology, as well as that we will not be able to integrate our technology successfully into a larger system with other sensing modalities. Further, our revenue could be less than forecasted if the system, product or vehicle model that includes our lidar products is unsuccessful, including for reasons unrelated to our technology. Long development cycles and product cancellations or postponements may adversely affect our business, prospects, results of operations and financial condition.

We may experience difficulties in managing our growth and expanding our operations.

We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We are currently in the process of strengthening our compliance programs, including our compliance programs related to export controls, privacy and cybersecurity and anti-corruption. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results.

We rely on third-party suppliers and, because some of the raw materials and key components in our products come from limited or single-source suppliers, we are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay deliveries of our products to customers.

While the components that go into the manufacture of our solutions are generally built from modular, commonly available materials, they are sourced from third-party suppliers. To date, we have produced our products in relatively limited quantities. Although we have limited experience in managing our supply chain to manufacture and deliver our products at scale, our future success will depend on our ability to manage our supply chain to manufacture and deliver our products at scale. Some of the key components used to manufacture our products come from limited or single source suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. We have a global supply chain and the COVID-19 pandemic and other health epidemics and outbreaks have and may in the future adversely affect our ability to source components in a timely or cost effective manner from our third-party suppliers due to, among other things, work stoppages or interruptions. For example, some of our key suppliers were affected by the pandemic resulting in supply chain disruptions. These issues further delayed order fulfillment and revenue recognition but were largely resolved in the third quarter of 2020. Additionally, our MMT®-based lidar uses laser diodes. Any shortage of these laser diodes could materially and adversely affect our ability to manufacture our solutions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, we may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our scheduled product deliveries to our customers. This could adversely affect our relationships with our customers and channel partners and could cause delays in shipment of our products and adversely affect our operating results. In addition, increased component costs could result in lower gross margins. Even where we are able to pass increased component costs along to our customers, there may be a lapse of time before we are able to do so such that we must absorb the increased cost. If we are unable to buy these components in quantities sufficient to meet our requirements on a timely basis, we will not be able to deliver products to our customers, which may result in such customers using competitive products instead of ours.

Because our sales have been primarily to customers engaged in development of ADAS deployments in consumer vehicles and pilot projects in the Smart Infrastructure segment and ours orders are project-based, we expect our results of operations to fluctuate on a quarterly and annual basis.

Our quarterly results of operations have fluctuated in the past and may vary significantly in the future. As such, historical comparisons of our operating results may not be meaningful. In particular, because our sales to date have primarily been to customers making purchases for development of ADAS deployments in consumer vehicles, sales in any given quarter can fluctuate based on the timing and success of our customers’ projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control and may not fully reflect the underlying performance of our business. These fluctuations could adversely affect our ability to meet our expectations or those of securities analysts, ratings agencies or investors. If we do not meet these expectations for any period, the value of our business and our securities could decline significantly. Factors that may cause these quarterly fluctuations include, but are not limited to, those listed below:

•        the timing and magnitude of orders and shipments of our products in any quarter;

•        the timing and magnitude of sales returns and warranty claims of our products in any quarter;

•        the timing and magnitude of non-recurring engineering services revenue in any quarter;

•        pricing changes we may adopt to drive market adoption or in response to competitive pressure;

•        the ability to retain our existing customers and attract new customers;

•        the ability to develop, introduce, manufacture and ship in a timely manner products that meet customer requirements;

•        disruptions in our sales channels or termination of our relationship with important channel partners;

•        delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or updates from us or our competitors;

•        fluctuations in demand pressures for our products;

•        the mix of products sold in any quarter;

•        the duration of COVID-19 and the time it takes for economic recovery;

•        the timing and rate of broader market adoption of autonomous systems utilizing our solutions across the automotive and other market sectors;

•        market acceptance of lidar and further technological advancements by our competitors and other market participants;

•        the ability of our customers to commercialize systems that incorporate our products;

•        any change in the competitive dynamics of our markets, including consolidation of competitors, regulatory developments and new market entrants;

•        the ability to effectively manage our inventory;

•        changes in the source, cost, availability of and regulations pertaining to materials we use;

•        adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs; and

•        general economic, industry and market conditions, including trade disputes.

Our transition to an outsourced manufacturing business model may not be successful, which could harm our ability to deliver products and recognize revenue.

We are transitioning from a manufacturing model in which we primarily manufactured and assembled our products at our San Jose, California location, to one where we rely on third-party manufacturers and tier 1 partners in Japan and potentially other foreign and domestic locations. We currently have an agreement with one such manufacturer of key components and is in negotiations with other third parties to provide contract manufacturing of certain of our products. As we transition manufacturing to third-party manufacturers and tier 1 partners, we plan to maintain certain levels of in-house manufacturing capabilities for new product introduction, prototyping, and small quantity order fulfillment. We believe the use of third-party manufacturers and tier 1 partners will have benefits, but in the near term, while we begin manufacturing with new partners, we may lose revenue, incur increased costs and potentially harm our customer relationships.

Reliance on third-party manufacturers reduces our control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. We may experience delays in shipments or issues concerning product quality from our third-party manufacturers. If any of our third-party manufacturers experience interruptions, delays or disruptions in supplying our products, including by natural disasters, COVID-19, other health epidemics and outbreaks, or work stoppages or capacity constraints, our ability to ship products to distributors and customers would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which we rely, thereby increasing the risk of disruption of supplies necessary to fulfill our production requirements and meet customer demands. Additionally, if any of our third-party manufacturers experience quality control problems in their manufacturing operations and our products do not meet customer or regulatory requirements, it could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on our ability to fulfill orders and could have a negative effect on our operating results. In addition, such delays or issues with product quality could adversely affect our reputation and our relationship with our channel partners. If third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture our products in required volumes or at all, our supply may be disrupted, we may be required to seek alternate manufacturers and we may be required to re-design our products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on our ability to meet our scheduled product deliveries and may subsequently lead to the loss of sales. While we take measures to protect our trade secrets, the use of third-party manufacturers may also risk disclosure of our innovative and proprietary manufacturing methodologies, which could adversely affect our business.

If we further expand our international manufacturing operations, we may face risks associated with manufacturing operations outside the United States.

We expect to maintain manufacturing at our headquarters in San Jose, California for product development and small amounts of fulfillment. If we were to begin manufacturing on our own outside the United States, such activity would be subject to several inherent risks, including:

•        foreign currency fluctuations;

•        local economic conditions;

•        political instability;

•        import or export requirements;

•        failure by us, our collaborators or our distributors to obtain regulatory clearance, authorization or approval for the use of our products and services in various countries;

•        foreign government regulatory requirements;

•        reduced protection for intellectual property rights in some countries;

•        regulatory and compliance risks that relate to maintaining accurate information and control over sales and distributors’ activities that may fall within the purview of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), our books and records provisions, or our anti-bribery provisions or laws similar to the FCPA in other jurisdictions in which we may in the future operate, such as the United Kingdom’s Bribery Act of 2010 and anti-bribery requirements of member states in the European Union;

•        tariffs and other trade barriers and restrictions; and

•        potentially adverse tax consequences.

If we further expand our limited manufacturing operations outside the United States, we may be subject to these risks. Such risks could increase our costs and decrease our profit margins.

Even though many of the components in our lidars are modular and can be built using readily available materials, we, our outsourcing partners and our suppliers may rely on complex machinery for our production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs. We, our outsourcing partners and our suppliers may also rely on highly-skilled labor for our production, and if such highly-skilled labor is unavailable, our business could be adversely affected.

We, our outsourcing partners and our suppliers may rely on complex machinery for the production, assembly and installation of our lidar solutions, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our production facilities and the facilities of our outsourcing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. In addition, we and our outsourcing partners and our suppliers may also rely on highly-skilled labor for our assembly and production. If such highly-skilled labor is unavailable, our business could be adversely affected. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition or operating results.

As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

To date, we have no experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause our stock price to decline.

Changes in our product mix may impact our financial performance.

Our financial performance can be affected by the mix of products we sell during a given period. If our sales include more of the lower gross margin products than higher gross margin products, our results of operations and financial condition may be adversely affected. There can be no guarantees that we will be able to successfully alter our product mix so that we are selling more of our high gross margin products. If actual results vary from this projected product mix of sales, our results of operations and financial condition could be adversely affected.

Our sales and operations in international markets expose us to operational, financial and regulatory risks.

International sales comprise a significant amount of our overall revenue. Sales to international customers accounted for 84% of our revenue for the year ended December 31, 2021 and 65% of our revenue in 2020. We are committed to growing our international sales, and while we have committed resources to expanding our international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including, but not limited to:

•        exchange rate fluctuations;

•        political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•        global or regional health crises, such as COVID-19 or other health epidemics and outbreaks;

•        potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•        preference for locally branded products, and laws and business practices favoring local competition;

•        increased difficulty in managing inventory;

•        delayed revenue recognition;

•        less effective protection of intellectual property;

•        stringent regulation of the autonomous or other systems or products using our products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive and the European Ecodesign Directive that are costly to comply with and may vary from country to country;

•        difficulties and costs of staffing and managing foreign operations;

•        import and export laws and the impact of tariffs;

•        changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws; and

•        U.S. government restrictions on certain technology transfer to certain countries of concern.

The occurrence of any of these risks could negatively affect our international business and consequently our business, operating results and financial condition.

The complexity of our products and the limited visibility into the various environmental and other conditions under which our customers use the products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in hardware or software which could reduce the market adoption of our new products, damage our reputation with current or prospective customers, expose us to product liability and other claims and adversely affect our operating costs.

Our products are highly technical and very complex and require high standards to manufacture and have in the past and will likely in the future experience defects, errors or reliability issues at various stages of development. We may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to our customers’ satisfaction. Additionally, undetected errors, defects or security vulnerabilities, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating our products, or those in the surrounding area, our customers never being able to commercialize technology incorporating our products, litigation against us, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in our products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, we may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against us by our customers or others. Our reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy our products, which could adversely affect our ability to retain existing customers and attract new customers and could adversely affect our financial results.

In addition, we could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, our business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against us and our business could be adversely affected.

We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect our business and operating results.

Our customers use our solutions in autonomous driving, ADAS and other automotive applications, which present the risk of significant injury, including fatalities. We may be subject to claims if a product using our lidar technology is involved in an accident and persons are injured or purport to be injured. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our customers could be subjected to claims as a result of such accidents and bring legal claims against us to attempt to hold us liable. In addition, if lawmakers or governmental agencies were to determine that the use of our products or autonomous driving or certain ADAS applications increased the risk of injury to all or a subset of our customers, they may pass laws or adopt regulations that limit the use of our products or increase our liability associated with the use of our products or that regulate the use of or delay the deployment of autonomous driving and ADAS technology. Any of these events could adversely affect our brand, relationships with customers, operating results or financial condition.

We typically provide a limited-time warranty on our products. The occurrence of any material defects in our products could make us liable for damages and warranty claims. In addition, we could incur significant costs to correct any defects, warranty claims or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of our products could affect our brand image, partner and customer demand, and adversely affect our operating results and financial condition. Also, warranty, recall and product liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy and distracting and adversely affect our business and operating results.

If we or our suppliers do not maintain sufficient inventory or if they do not adequately manage their respective inventory, we could lose sales or incur higher inventory-related expenses, which could negatively affect our operating results.

To ensure adequate inventory supply, we and our suppliers must forecast inventory needs and expenses, place orders sufficiently in advance with their respective suppliers and manufacturing partners and manufacture products based on our estimates of future demand for particular products. Fluctuations in the adoption of lidar products may affect our ability to forecast our future operating results, including revenue, gross margins, cash flows and profitability. Our ability to accurately forecast demand for our products could be affected by many factors, including the rapidly changing nature of the Automotive and Smart Infrastructure markets in which we operate, the uncertainty surrounding the market acceptance and commercialization of lidar technology, the emergence of new markets, an increase or decrease in customer demand for our products or for products and services of our competitors, product introductions by competitors, COVID-19, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. If our lidar products are commercialized in industries that are quickly growing, including autonomous driving and ADAS applications, both of which are currently experiencing rapid growth in demand, we may face challenges acquiring adequate supplies to manufacture our products and/or we and our manufacturing partners may not be able to manufacture our products at a rate necessary to satisfy the levels of demand, which would negatively affect our revenue. This risk may be exacerbated by the fact that we may not carry or be able to obtain for our manufacturers a significant amount of inventory to satisfy short-term demand increases. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect our financial results, including our gross margin, and have a negative effect on our brand. Conversely, if we underestimate customer demand for our products, we, or our manufacturing partners, may not be able to deliver products to meet our requirements, and this could result in damage to our brand and customer relationships and adversely affect our revenue and operating results.

The average selling prices of our products could decrease rapidly over the life of the product, which may negatively affect our revenue and gross margin. In addition, the selling prices we are able to ultimately charge in the future for the products we are currently developing or commercializing may be less than what we currently project, which may cause our actual operating results to differ materially from our projections.

We may experience declines in the average selling prices of our products generally as our customers seek to commercialize autonomous systems at prices low enough to achieve market acceptance. In order to sell products that have a falling average unit selling price and maintain margins at the same time, we will need to continually reduce product and manufacturing costs. To manage manufacturing costs, we must engineer the most cost-effective design for our products. In addition, we continuously drive initiatives to reduce labor cost, improve worker efficiency, reduce the cost of materials, use fewer materials and further lower overall product costs by carefully managing component prices, inventory and shipping cost. We also need to continually introduce new products with higher sales prices and gross margin in order to maintain our overall gross margin. If we are unable to manage the cost of older products or successfully introduce new products with higher gross margin, our revenue and overall gross margin would likely decline. In addition, the selling prices we are able to ultimately charge in the future for the products we are currently developing or commercializing may be less than what we currently project, which may cause our actual operating results to differ materially from our forecasts and projections.

Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on our results of operations.

While we make our strategic planning decisions based on the assumption that the markets we are targeting will grow, our business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global automobile industry and global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by our automotive OEM customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and we expect such fluctuations to give rise to fluctuations in the demand for our products. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by our automotive OEM customers and could have a material adverse effect on our business, results of operations and financial condition.

The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or other customer solution for which we are a significant supplier to, could reduce our sales and adversely affect our profitability.

If we are able to secure series production awards and our solutions are included in these autonomous driving and ADAS products, we expect to enter into supply agreements with the relevant customer. Market practice dictates that these supply agreements typically require us to supply a customer’s requirements for a particular vehicle model or autonomous driving or ADAS product, rather than supply a set number of products. These contracts can have short terms and/or can be subject to renegotiation, sometimes as frequently as annually, all of which may affect product pricing, and may be terminated by our customers at any time. Therefore, even if we are successful in obtaining series production awards and the systems into which our products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which we are a significant supplier could mean that the expected sales of our products will not materialize, materially and adversely affecting our business.

Since many of the markets in which we compete are new to lidar and rapidly evolving, it is difficult to forecast mid-to-long-term end-customer adoption rates and demand for our products.

We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, autonomous driving and lidar-based ADAS applications require complex technology. Because these automotive systems depend on technology from many companies, commercialization of autonomous driving or ADAS products could be delayed or impaired on account of certain technological components of ours or others not being ready to be deployed in vehicles. Although OEM-B has planned to release several vehicles using our products, others may not be able to commercialize this technology immediately, or at all. Regulatory, safety or reliability developments, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth. Our future financial performance will depend on our ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets in which we operate. As a result, the financial projections in this prospectus necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results due to the risks included in this “Risk Factors” section, among others. If demand does not develop or if we cannot accurately forecast customer demand, the size of our markets, inventory requirements or our future financial results, our business, results of operations and financial condition will be adversely affected.

We target many customers that are large companies with substantial negotiating power and potentially competitive internal solutions. If we are unable to sell our products to these customers, our prospects and results of operations will be adversely affected.

Many of our customers and potential customers are large, multinational companies with substantial negotiating power relative to us and, in some instances, may have internal solutions that are competitive to our products. These large, multinational companies also have significant resources, which may allow them to acquire or develop competitive technologies either independently or in partnership with others. Accordingly, even after investing significant resources to develop a product, we may not secure a series production award or, even after securing a series production award, may not be able to commercialize a product on profitable terms. If our products are not selected by these large companies or if these companies develop or acquire competitive technology or negotiate terms that are disadvantageous to us, it will have an adverse effect on our business and prospects.

Our business could be materially and adversely affected if we lost any of our largest customers or if they were unable to pay their invoices.

Although we have and continue to pursue a broad customer base, we are dependent on a collection of large customers with strong purchasing power. In the year ended December 31, 2021, our top ten customers represented 92% of our revenue. In 2020, our top ten customers represented 84% of our revenue. In the year ended December 31, 2021, one customer accounted for more than 10% of our revenue. In 2020, three customers accounted for more than 10% of our annual revenue. The loss of business from any of our major customers (whether by lower overall demand for our products, cancellation of existing contracts or product orders or the failure to design in our products or award us new business) could have a material adverse effect on our business.

To the extent autonomous vehicle and ADAS systems become accepted by major automotive OEMs, we expects that we will rely increasingly on Tier 1 suppliers through which automotive OEMs procure components for our revenue. We expect that these Tier 1 suppliers will be responsible for certain hardware and software configuration activities specific to each OEM, and they may not exclusively carry our solutions.

There is also a risk that one or more of our major customers could be unable to pay our invoices as they become due or that a customer will simply refuse to make such payments if we experience financial difficulties. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, we could be forced to record a substantial loss.

If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry or is subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to purchase our lidar solutions if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as customer unfamiliarity with our lidar solutions, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of autonomous vehicles or our other services and our production and sales performance compared with market expectations.

Our investments in educating our customers and potential customers about the advantages of lidar and our applications may not result in sales of our products.

Educating our prospective customers, and to a lesser extent, our existing customers, about lidar, our advantages over other sensing technologies and lidar’s ability to convey value in different industries and deployments is an integral part of developing new business and the lidar market generally. If prospective customers have a negative perception of, or experience with, lidar or a competitor’s lidar products they may be reluctant to adopt lidar in general or specifically our products. Adverse statements about lidar by influential market participants may also deter adoption. Some of our competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, lidar or our solutions. Our efforts to educate potential customers and the market generally and to counter any adverse statements made by competitors or other market participants will require significant financial and personnel resources. These educational efforts may not be successful and we may not offset the costs of such efforts with revenue from the new customers. If we are unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, our financial condition will be adversely affected.

Certain of our strategic, development, production partner and supply arrangements could be terminated or may not materialize into long-term contract partnership arrangements.

We have arrangements with strategic, development, production partner and supply partners and collaborators. Some of these arrangements are evidenced by memorandums of understandings and others like our arrangement with Koito with respect to the OEM-B series production program are supplier onboarding arrangements, both of which will require further negotiation at later stages of development to include additional terms relating to pricing, volume and payment terms, or replacement by production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or may not materialize into next-stage contracts or long-term contract partnership arrangements. If these arrangements are terminated or if we are unable to enter into next-stage contracts or long-term operational contracts, our business, prospects, financial condition and operating results may be materially adversely affected. Additionally, market practice dictates that contracts with auto OEMs typically require suppliers to fulfill a customer’s requirements for a particular vehicle model’s autonomous driving or ADAS features, rather than supply a set number of products. These contracts can be subject to renegotiation, which may affect product pricing, and may be terminated by our customers at any time. Therefore, even if we are successful in obtaining series production awards and the systems into which our products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which we are a significant supplier could mean that the expected sales of our products will not materialize, materially and adversely affecting our business and prospects.

We operate in a highly competitive market and some market participants have substantially greater resources. We compete against a large number of both established competitors and new market entrants.

The markets for sensing technology applicable to autonomous solutions in the automobile industry are highly competitive. Our future success will depend on our ability to remain a leader in our targeted markets by continuing to develop and protect from infringement advanced lidar technology in a timely manner and to stay ahead of existing and new competitors. Our competitors are numerous and they compete with us directly by offering lidar products and indirectly by attempting to solve some of the same challenges with different technology. We face competition from camera and radar companies, other developers of lidar products, Tier 1 suppliers and other technology and automotive supply companies, some of which have significantly greater resources than us. Some examples of our competitors include Velodyne Lidar Inc. (Nasdaq: VLDR), Aeva Technologies, Inc. (Nasdaq: AEVA), Ouster, Inc. (Nasdaq: OUST), Luminar Technologies Inc. (Nasdaq: LAZR) and Innoviz Technologies, Inc. (Nasdaq: INVZ). In the Automotive market, our competitors have attempted to commercialize both lidar and non-lidar-based ADAS technology that may achieve market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, R&D and other resources. Some of our customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own lidar-based or other sensing technologies, which would compete with our solutions. In markets outside of the automotive industry, our competitors, like us, seek to develop new sensing applications across industries. Even in these emerging markets, we face substantial competition from numerous competitors seeking to prove the value of their technology.

Additionally, increased competition may result in pricing pressure and reduced margins and may impede our ability to increase the sales of our products or cause us to lose market share, any of which will adversely affect our business, results of operations and financial condition.

The markets in which we compete are characterized by rapid technological change, which requires us to continue to develop new products and product innovations and could adversely affect market adoption of our products.

While we intend to invest substantial resources to remain on the forefront of technological development, continuing technological changes in sensing technology, lidar and the markets for these products, including the ADAS and autonomous driving industries, could adversely affect adoption of lidar and/or our products, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and innovations to our existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which we offer our products. We are currently working on developing our directional lidar and perception software for both the Automotive and non-Automotive markets. We cannot guarantee that such products will be released in a timely manner, or at all, or achieve market acceptance. For example, some of our key suppliers were affected by the COVID-19 pandemic, which resulted in supply chain disruptions and a delay in customers’ orders and production schedules. These issues were largely resolved in the third quarter of 2020 but any delays in delivering new products that meet customer requirements could damage our relationships with customers and lead them to seek alternative sources of supply.

In addition, our success to date has been based on the delivery of our solutions to R&D programs in which developers are investing substantial capital to develop new systems. Our continued success relies on the success of the development phase of these customers as they expand their market share through the commercialization of new products. As ADAS and autonomous technology reaches the stage of large-scale commercialization, we will be required to develop and deliver solutions at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase our competitors’ products or turn to alternative sensing technology.

If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with technological alternatives, our products could lose market share, our revenue will decline, we may experience operating losses and our business and prospects will be adversely affected.

Developments in alternative technology may adversely affect the demand for our lidar technology.

Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Existing and other camera and radar technologies may emerge as customers’ preferred alternative to our solutions. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of our lidar solutions, decreased revenue and a loss of market share to competitors. Our R&D efforts may not be sufficient to adapt to changes in technology. As technologies change, we plan to upgrade or adapt our lidar solutions with the latest technology. However, our solutions may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our existing lidar solutions.

Because lidar is new in most of the markets we are seeking to enter, forecasts of market growth and our growth in this prospectus may not materialize as anticipated.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not materialize as anticipated. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for lidar-based technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including our estimates that the size of our total addressable market is expected to grow from approximately $19 billion in 2020 to $59 billion by 2030, should not be taken as indicative of our future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.

We may need to raise additional capital in the future in order to execute our business plan, which may not be available on terms acceptable to us, or at all.

In the future, we may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and we may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, we may issue equity or equity-linked securities to such current or potential customers or partners. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities or if we issue equity or equity-linked securities to current or potential customers to further business relationships, our existing stockholders could experience significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

As a result of the Business Combination, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.

Our current controls and any new controls that we develop may be inadequate because of changes in conditions in our business. Further, additional weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we are required to include in our periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended and anticipate that we will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially and adversely affect our ability to operate our business. If our internal controls are perceived as inadequate or as unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and our stock price could decline.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results.

Changes in tax laws or exposure to additional income tax liabilities could affect our future profitability.

Factors that could materially affect our future effective tax rates include but are not limited to:

•        changes in tax laws or the regulatory environment;

•        changes in accounting and tax standards or practices;

•        changes in the composition of operating income by tax jurisdiction; and

•        our operating results before taxes.

Because we do not have a long history of operating at our present scale and we have significant expansion plans, our effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The new legislation had no effect on our 2018 and 2019 or 2020 provision for income taxes because we incurred losses in the U.S. in these years, and the management set up a full valuation allowance against our U.S. federal and states deferred tax assets.

In addition to the impact of the Tax Act on our federal taxes, the Tax Act may impact our taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws that could result in changes to our global tax position and materially adversely affect our business, results of operations and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, we had $83.4 million of U.S. federal and $33.3 million of state net operating loss carryforwards available to reduce future taxable income. Of the $83.4 million in U.S. federal net operating loss carryforwards, $81.3 million will be carried forward indefinitely for U.S. federal tax purposes and $2.1 million will begin to expire in 2037. $33.3 million of our U.S. state net operating loss carryforwards will begin to expire in 2037. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet undertaken an analysis of whether the Business Combination constituted an “ownership change” for purposes of Section 382 and Section 383 of the Code. In addition, certain U.S. states have imposed additional limitations on the use of net operating loss carryforwards not otherwise imposed on the use of U.S. federal net operating loss carryforwards and may impose additional limitations in the future.

Our business depends substantially on the efforts of our co-founders, Dr. Jun Pei and Dr. Mark McCord, our executive officers and highly skilled personnel, and our operations may be severely disrupted if we lost their services.

We are highly dependent on Dr. Jun Pei and Dr. Mark McCord, our Chief Executive Officer (“CEO”) and Chief Technology Officer (“CTO”), respectively. Dr. Pei and Dr. McCord are deeply involved in our business. The loss of Dr. Pei or Dr. McCord would adversely affect our business because the loss could make it more difficult to, among other things, compete with other market participants, manage our R&D activities and retain existing customers or cultivate new ones. Negative public perception of, or negative news related, to Dr. Pei or Dr. McCord may adversely affect our brand, relationship with customers or standing in the industry.

Further, competition for highly-skilled personnel is often intense, especially in San Jose, California, where we are headquartered, and we may incur significant costs to attract highly-skilled personnel. We may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs. We have, from time-to-time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity or equity awards declines, we may adversely affect our ability to retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Our business has been and may continue to be materially and adversely affected by the current global COVID-19 pandemic or other health epidemics and outbreaks.

The ongoing COVID-19 pandemic as well as other possible health epidemics and outbreaks could result in a material adverse impact on our or our customers’ business operations including reduction or suspension of operations in the U.S. or certain parts of the world. During the second and third quarters of 2020, we slowed our operating and capital spending with the expectation that our revenue would be impacted by the global pandemic. While we believe that the pandemic will act as a long-term catalyst for vehicle sales and wider adoption of ADAS programs, our overall growth rate during 2020 and 2021 has been impacted by the pandemic.

Our engineering and manufacturing operations, among others, cannot all be conducted in a remote working structure and often require on-site access to materials and equipment. We have customers with international operations in varying industries. We also depend on suppliers and manufacturers worldwide. As a Silicon Valley based company, we were affected by the “shelter in place” order starting from the first quarter of 2020 until the second quarter of 2021. While the majority of our employees were able to work from home, some employees, especially manufacturing technicians, were not able to work from home. The “shelter in place” order delayed order fulfillment and revenue recognition during 2020 and the first half of 2021. Additionally, we continued to pay employees during the “shelter in place” order if they did not choose to take unpaid leave. Manufacturing and order fulfillment employees were able to return to work in the second quarter of 2020; however, the number of employees allowed on premises at one time was greatly reduced which also affected our ability to fulfill orders and recognize revenue. Additionally, some of our key suppliers were affected by the pandemic resulting in supply chain disruptions. These issues further delayed order fulfillment and revenue recognition but were largely resolved in the third quarter of 2020. Some customers have delayed orders and production schedules due to COVID-19.

Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, our customers, suppliers, manufacturers and partners may suspend or delay their engagement with us, which could result in a material adverse effect on our financial condition. If the pandemic worsens, if the economic recovery is delayed or if there are further business interruptions or changes in customer purchasing behavior, our business, results of operations and ability to raise capital may be materially and adversely affected. Our response to the COVID-19 pandemic may prove to be inadequate and we may be unable to continue our operations in the manner we had prior to the outbreak, and may endure interruptions, reputational harm, delays in our product development and shipments, all of which could have an adverse effect on our business, operating results, and financial condition. In addition, when the pandemic subsides, we cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on our target markets and our business.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could adversely affect our operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing COVID-19 pandemic, could have an adverse effect on our business and operating results. The ongoing COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for our products, our ability to achieve or maintain profitability and our ability to raise additional capital in the future. Our corporate headquarters and R&D and manufacturing base are located in California. We are headquartered in the San Francisco Bay Area California, a region known for seismic activity. In addition, natural disasters, acts of terrorism or war could cause disruptions in our remaining manufacturing operations, our or our customers’ or channel partners’ businesses, our suppliers’ or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect our business. We do not have a formal disaster recovery plan or policy in place and does not currently require that our suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede our suppliers’ ability to timely deliver product components, or the deployment of our products, our business, operating results and financial condition would be adversely affected.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.

We plan to include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We utilize reputable third-party service providers or vendors for all of our data other than our source code, and these providers could also be vulnerable to harms similar to those that could damage our systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our third-party cloud hosting providers could result in lengthy interruptions in our business. In addition, our in-vehicle services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in our business or the failure of our systems.

We are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in our lidar solutions and customer data processed by us or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business and subject us to regulatory actions or litigation.

We are at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; the integrated software in our lidar solutions; or customer or driver data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident.

We have identified a material weakness in our internal control over financial reporting. If our remediation of this material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Prior to the consummation of the Business Combination, we were a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of December 31, 2021, and for the years ended December 31, 2020 and 2021, we identified a material weakness in our internal control over financial reporting:

•        we did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge and experience commensurate with the financial reporting requirements for a public company, in particular with respect to technical accounting knowledge regarding the accounting for certain non-standard transactions.

We cannot assure you that additional significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or to implement our remediation plans or any difficulties we encounter in our implementation thereof, could result in additional significant deficiencies or material weaknesses or result in material misstatements in our financial statements. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, lenders and investors may lose confidence in the accuracy and completeness of our financial reports.

This material weakness, if not remediated, could result in misstatements of accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Our management anticipates that our internal control over financial reporting will not be effective until the above material weakness is remediated. If our remediation of this material weakness is not effective, or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the Nasdaq listing requirements, investors may lose confidence in our financial reporting, and the price of our common stock may decline as a result. In addition, we may be unable to sell shares of common stock to Lincoln Park pursuant to the Purchase Agreement at prices we consider to be reasonable or at all, unable to borrow additional funds under our Loan Agreement with Trinity Capital Inc. and we may face restricted access to various sources of financing in the future.

As part of our transition to a public company, we planned to hire additional personnel with accounting knowledge and experience. We recently hired a new Director of Finance and Accounting and we will continue to evaluate our accounting and financial needs in light of the material weakness described above. We expect the hiring of additional personnel with accounting knowledge and experience will allow us to remediate the material weakness described above well in advance of December 31, 2022; however, there is no guarantee that we will be successful in hiring personnel with the necessary knowledge and experience or that our remediation efforts will be completed prior to the audit of our 2022 financial statements.

Legal and Regulatory Risks Related to Our Business

We are subject to governmental export and import control laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition and results of operations.

Our products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of our products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on our business, financial condition and results of operations.

Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where we may purchase our components, sells our products or conducts our business could adversely affect our business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business.

A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. For example, such changes could adversely affect the Automotive market, our ability to access key components or raw materials needed to manufacture our products (including, but not limited to, rare-earth metals), our ability to sell our products to customers outside of the U.S. and the demand for our products. It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We have in the past and may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and consolidated financial position.

We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues.

In addition, we could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on our operating results and consolidated financial position or that our established reserves or our available insurance will mitigate this impact.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of our products. Some of our customers also require that we comply with their own unique requirements relating to these matters. These could impose substantial costs upon us and materially impact our ability to fulfil certain business opportunities.

We manufacture and sell products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where we manufacture and assemble our products, as well as the locations where we sell our products. For example, certain regulations limit the use of lead in electronic components. Since we operate on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that we and our suppliers and distributors are in compliance with existing regulations in each market where we operate. If there is an unanticipated new regulation that significantly impacts our use and sourcing of various components or requires more expensive components, that regulation could materially adversely affect our business, results of operations and financial condition by subjecting substantial costs upon us and impeding our ability to fulfil certain business opportunities. Our products are used for autonomous driving and ADAS applications, which are subject to complicated regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new regulations could impose limitations on the use of lidar generally or our products specifically. If we fail to adhere to these new regulations or fails to continually monitor the updates, we may be subject to litigation, loss of customers or negative publicity and our business, results of operations and financial condition will be adversely affected.

We are subject to various environmental laws and regulations that could impose substantial costs upon us.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and our customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially adversely impact our business, results of operations and financial condition. If we are unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward us or our products could be negatively impacted, and our business, results of operations or financial condition could suffer.

Our operations are and will be subject to international, federal, state and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way we manufacture products or utilizes energy to produce our products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components we use in our products. Environmental regulations require us to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of our products. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Contamination at properties we operate, we formerly operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the required permits and approvals in connection with our planned production facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business, prospects, financial condition and operating results.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Our business may be adversely affected by changes in automotive and laser safety regulations or concerns that drive further regulation of the automotive and laser markets.

Government product safety regulations are an important factor for our business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles and laser products. These safety regulations often require, or customers demand that, vehicles have more safety features per vehicle and more advanced safety products.

While we believe increasing automotive and laser safety standards will present a market opportunity for our products, government safety regulations are subject to change based on a number of factors that are not within our control, including, among others, new scientific or technological data, adverse publicity regarding the industry recalls and safety risks of autonomous driving and ADAS, accidents involving our products, domestic and foreign political developments or considerations, and litigation relating to our products and our competitors’ products. Changes in automotive, lidar sensor and safety government regulations, especially in the autonomous driving and ADAS industries, could adversely affect our business. If government priorities shift and we are unable to adapt to changing regulations, our business may be materially and adversely affected.

Federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive and laser industry. We are subject to existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966 (the “Vehicle Safety Act”), including a duty to report, subject to strict timing requirements, safety defects with our products. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting actions. We are also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (“TREAD”), which requires equipment manufacturers, such as us, to comply with “Early Warning” requirements by reporting certain information to the NHTSA, such as information related to defects or reports of injury related to our products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations. If we cannot rapidly address any safety concerns or defects with our products, our business, results of operations and financial condition may be adversely affected.

The U.S. Department of Transportation issued regulations in 2016 that require manufacturers of certain autonomous vehicles to provide documentation covering specific topics to regulators, such as how automated systems detect objects on the road, how information is displayed to drivers, what cybersecurity measures are in place and the methods used to test the design and validation of autonomous driving systems. As cars that carry our sensors go into production, the obligations of complying with safety regulations could increase and it could require increased resources and adversely affect our business.

Autonomous and ADAS features may be delayed in adoption by OEMs, and our business impacted, as additional safety requirements are imposed on vehicle manufacturers.

The ADAS market is fast evolving and there is generally a lack of an established regulatory framework. Vehicle regulators globally continue to consider new and enhanced emissions requirements, including electrification, to meet environmental and economic needs as well as pursue new safety standards to address emerging traffic risks. To control new vehicle prices, among other concerns, OEMs may need to dedicate technology and cost additions to new vehicle designs to meet these emissions and safety requirements and postpone the consumer cost pressures of new autonomous and ADAS features. As additional safety requirements are imposed on vehicle manufacturers, our business may be materially impacted.

Our business may be adversely affected if it fails to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic or the Food and Drug Administration.

As a lidar technology company, we, as well as any potential collaborative partners such as distributors, are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the Food and Drug Administration (the “FDA”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Our, or any of our potential collaborative partners such as distributors’, failure to comply with these requirements could result in enforcement action by the FDA, which could require us to cease distribution of our products, recall or remediate products already distributed to customers, or subject us to FDA enforcement.

We are subject to data privacy and cybersecurity risks to operational systems, security systems, infrastructure, integrated software in our lidar solutions and customer data processed by us or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business and subject us to regulatory actions or litigation.

Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share certain information collected by our solutions unless our customers choose to proactively provide such information to us, our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.

We may also be affected by cyber-attacks and other means of gaining unauthorized access to our products, systems, and data. For instance, cyber criminals or insiders may target us or third parties with which it has business relationships to obtain data, or in a manner that disrupts our operations or compromises our products or the systems into which our products are integrated.

We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, it may need to update or enhance our compliance measures as our products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our products.

We are subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) that will require us to determine, disclose and report whether our products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our products. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of our products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that our reputation may be adversely affected if we determine that certain of our products contain minerals not determined to be conflict-free or if we are unable to alter our products, processes or sources of supply to avoid use of such materials.

Risks Related to Our Intellectual Property

Despite the actions we are taking to defend and protect our intellectual property, we may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.

The success of our products and our business depend in part on our ability to obtain patents and other intellectual property rights and maintain adequate legal protection for our products in the United States and other international jurisdictions. We rely on a combination of patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection.

We cannot assure you that any patents will be issued with respect to our currently pending patent applications or that any trademarks will be registered with respect to our currently pending applications in a manner that gives us adequate defensive protection or competitive advantages, if at all, or that any patents issued to us or any trademarks registered by us will not be challenged, invalidated or circumvented. We have filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. Our currently-issued patents and trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Our foreign intellectual property portfolio is not as comprehensive as our U.S. intellectual property portfolio and may not protect our intellectual property in some countries where our products are sold or may be sold in the future. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to us or infringe our intellectual property.

Protecting against the unauthorized use of our intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. We believe that our patents are foundational in the area of lidar products and intends to enforce the intellectual property portfolio we haves built over the years. Unauthorized parties may attempt to copy or reverse engineer our lidar technology or certain aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by us or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect our business, operating results and financial condition. Even if we obtain favorable outcomes in litigation, we may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions.

Further, many of our current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than we have. Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products are available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, operating results, financial condition and prospects.

Third-party claims that we are infringing intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be adversely affected.

Although we hold key patents related to our products, a number of companies, both within and outside of the lidar industry, hold other patents covering aspects of lidar products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets.

As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. We have received, and in the future may receive, inquiries from other intellectual property holders and may become subject to claims that we infringe their intellectual property rights, particularly as we expand our presence in the market, expands to new use cases and faces increasing competition. In addition, parties may claim that the names and branding of our products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, we may have to change the names and branding of our products in the affected territories and we could incur other costs.

We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our customers, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement by our products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Our insurance may not cover all intellectual property infringement claims. A claim that our products infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our customers, may deter future customers from purchasing our products and could expose us to costly litigation and settlement expenses. Even if we are not a party to any litigation between a customer and a third party relating to infringement by our products, an adverse outcome in any such litigation could make us more difficult for us to defend our products against intellectual property infringement claims in any subsequent litigation in which we are a named party. Any of these results could adversely affect our brand and operating results.

We may in the future need to initiate infringement claims or litigation in order to try to protect our intellectual property rights. In addition to litigation where we are a plaintiff, our defense of intellectual property rights claims brought against us or our customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force us to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or obtain an injunction, and we may also lose the opportunity to license our technology to others or to collect royalty payments. An adverse determination also could invalidate or narrow our intellectual property rights and adversely affect our ability to offer our products to our customers and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect our business, reputation, operating results, financial condition and prospects.

Our intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent or the timing of any approval or grant of a patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition and operating results.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

We rely on proprietary information (such as trade secrets, designs, experiences, work flows, data, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

We may be subject to damages resulting from claims that we or our current or former employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers. We may be subject to damages if our current or former employees wrongfully use or disclose our trade secrets.

We may be subject to claims that we or our current or former employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of a current or former employee’s former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Being a Public Company

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to compliance with our public company responsibilities and corporate governance practices.

We will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these public company requirements. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. We may need to hire additional legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations and may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

The rules and regulations applicable to public companies make it more expensive for us to obtain and maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our management team has limited experience managing a public company.

Most of the members of our management team have limited to no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Additionally, certain members of our management team were recently hired, including Hull Xu, who began serving as CFO in April 2022 and Paul Anawalt, who began serving as General Counsel and Secretary in April 2022. Our management team has not worked together at prior companies that were publicly traded. Our management team may not successfully or efficiently manage their new roles and responsibilities.

Our transition to being a public company subjects us to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

Risks Related to Ownership of Our Shares

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders, as applicable.

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction, in the federal district court of the State of Delaware. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived their compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in the Amended and Restated Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm their business, operating results and financial condition.

The Amended and Restated Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. The Amended and Restated Charter also provides that to the fullest extent permitted by applicable law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, federal courts will have exclusive jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Amended and Restated Charter provides that the federal district courts of the United States will be, to the fullest extent permitted by applicable law, the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Anti-takeover provisions contained in the Amended and Restated Charter and the Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Amended and Restated Charter and the Bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•        the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•        the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        limiting the liability of, and providing indemnification to, our directors and officers;

•        controlling the procedures for the conduct and scheduling of stockholder meetings;

•        providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

•        granting the ability to remove directors with cause by the affirmative vote of 66 ⅔% in voting power of the outstanding shares of common stock entitled to vote thereon;

•        requiring the affirmative vote of at least 66 ⅔% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend the Bylaws or Articles V, VI, VII, VIII, IX and X of the Amended and Restated Charter; and

•        advance notice procedures that stockholders must comply with in order to nominate candidates to the our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in our board of directors and our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of common stock. Any provision of Amended and Restated Charter, the Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of common stock and could also affect the price that some investors are willing to pay for common stock. For more information, see the section of this prospectus captioned “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law and the Amended and Restated Charter and Bylaws.”

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

The Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the DGCL, the Bylaws and the indemnification agreements that we have entered into or will enter into with our directors and officers provide that:

•        we will indemnify our directors and officers for serving the Company in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•        we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•        we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•        we are not obligated pursuant to the Bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification; and

•        the rights conferred in the Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

Our only significant asset is the ownership of 100% of Legacy Cepton’s common stock, and we do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the common stock.

We have no direct operations and no significant assets other than the ownership of 100% of Legacy Cepton’s common stock. We depend on Legacy Cepton’s distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly-traded company, and to pay any dividends with respect to the common stock. Applicable state law and contractual restrictions, including in agreements governing our and/or Legacy Cepton’s current and future indebtedness, as well as the financial condition and operating requirements of Legacy Cepton, may limit our ability to obtain cash from Legacy Cepton. Thus, we do not expect to pay cash dividends on the common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. As a result, you may not receive any return on an investment in the common stock or warrants unless you sell those securities, as applicable, for a price greater than that which you paid for it. In addition, in the event that our board of directors and stockholders were to approve a sale of all of the common stock holdings of Legacy Cepton, your equity interest would be in a holding company with no material assets other than those assets and other consideration received in such transaction.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding the common stock adversely, or provide more favorable relative recommendations about our competitors, the price of shares of the common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of the common stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity securities ranking senior to the common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future, including the shares initially reserved under the 2022 Plan, the shares initially reserved under the ESPP, the Earnout Shares, the shares underlying outstanding options and the Commitment Shares, may have rights, preferences and privileges more favorable than those of the common stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of the common stock and be dilutive to existing stockholders.

There can be no assurance we will be able to comply with the continued listing standards of Nasdaq.

Our common stock and Public Warrants are currently listed on Nasdaq under the symbol “CPTN” and “CPTNW,” respectively. Our continued eligibility for listing may depend on the number of GCAC’s shares that are redeemed. If Nasdaq delists our shares from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including, but not limited to:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the common stock and warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we are no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

The price of our securities may vary significantly due to factors specific to us as well as to general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. Holders of our securities may be unable to sell their securities unless a market can be established and sustained.

The market price of our common stock may decline as a result of the Business Combination or other market factors.

The market values of our securities may vary significantly from their prices on the date the Business Combination Agreement was executed, or the date on which GCAC’s stockholders vote on the Business Combination and the Closing Date.

In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for our common stock. Accordingly, the valuation ascribed to us may not be indicative of the price that will prevail in the trading market. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

The market price of our common stock may decline as a result of the Business Combination and for a number of other reasons including if:

•        investors react negatively to the prospects of our business and the prospects of the Business Combination;

•        the effect of the Business Combination on our business and prospects is not consistent with the expectations of financial or industry analysts;

•        we do not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts;

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        changes in financial estimates and recommendations by securities analysts concerning us or the transportation industry in general;

•        operating and share price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting our business;

•        our ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of our shares of common stock available for public sale; or

•        any major change in our Board or management.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for the common stock to decline.

The sale of shares of the common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

All shares issued in the Business Combination to Legacy Cepton stockholders are freely tradable without registration under the Securities Act, and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including our directors, executive officers and other affiliates.

In connection with the Business Combination, certain Legacy Cepton stockholders, who collectively own 127,613,704 shares of the common stock have agreed, subject to certain exceptions, not to dispose of or hedge any of their shares of the common stock or securities convertible into or exchangeable for shares of the common stock during the period from February 10, 2022 continuing through the earliest of: (i) February 10, 2023, (ii) the last trading day when the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30-trading day period commencing at least 60 days after February 10, 2022, or (iii) such date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the our stockholders having the right to exchange their shares of the common stock for cash, securities or other property.

Any Purchased Shares will also be registered under a registration statement and become eligible for sale in the public market. In addition, the 15,123,142 shares of the common stock reserved for future issuance under the 2022 Plan and 3,080,960 shares reserved for further issuance under the ESPP will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. We are expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of the common stock or securities convertible into or exchangeable for shares of the common stock issued pursuant to the 2022 Plan and ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is also expected to cover shares of common stock issuable upon exercise of outstanding Legacy Cepton equity awards that were outstanding and assumed by Cepton in connection with the Closing.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of the common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of the common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

If, after listing, we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by it to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

We qualify as an “emerging growth company” as well as a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We qualify as an “emerging growth company” within the meaning of the Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2026, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Investors may find our securities less attractive because we will rely on these exceptions. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of the common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, we may also make comparison of our financial statements with other public companies difficult or impossible.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we gives notice of redemption. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you to: (i) exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. Because the $18.00 trading price referred to above substantially exceeds the current trading price of our common stock and we have registered for resale a substantial number of shares of our common stock, the sale of which could cause the price of our common stock to decrease, we may be unable to redeem the Public Warrants and the Public Warrants may expire worthless.

The unaudited pro forma financial information included herein may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $100.0 million in gross proceeds that we may sell to Lincoln Park pursuant to the Purchase Agreement from time to time after the date that the registration statement of which this prospectus is a part is declared effective. We estimate that the gross proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will be up to $100.0 million over up to an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and before other estimated fees and expenses. We may sell fewer than all of the shares offered by this prospectus, in which case our net offering proceeds will be less. Because we are not obligated to sell any shares of our common stock under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus and in any accompanying prospectus supplements, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from the sale of shares to Lincoln Park, if any, in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

The sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our shareholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to Lincoln Park, the more shares of common stock we will have to issue to Lincoln Park pursuant to the Purchase Agreement and our existing shareholders would experience greater dilution.

The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock.

Our net tangible book value as of December 31, 2021 on a pro forma basis after giving effect to the closing of the Business Combination and the other transactions contemplated thereby was $(22.1) million, or $(0.14) per share, based on 153,587,304 shares of common stock outstanding as of that date. After giving effect to the assumed sale of 14,500,000 shares of common stock to Lincoln Park pursuant to the Purchase Agreement at an assumed sale price of $6.89 per share (which represents aggregate sale proceeds of $100.0 million), and after the issuance of 150,000 shares of common stock to Lincoln Park as Commitment Shares and after deducting estimated offering expenses of $500,000 payable by us, our pro forma as-adjusted net tangible book value as of December 31, 2021 would have been approximately $77.3 million, or $0.46 per share. This represents an immediate increase in net tangible book value of $0.60 per share to existing shareholders and an immediate dilution of $6.43 per share to investors in this offering.

The number of shares outstanding as of December 31, 2021 on a pro forma basis after giving effect to the closing of the Business Combination and the other transactions contemplated thereby excludes:

•        15,123,142 shares initially reserved under the 2022 Plan;

•        3,080,960 share initially reserved under the ESPP;

•        13,000,000 Earnout Shares;

•        5,175,000 Private Warrants Shares;

•        8,625,000 Public Warrants Shares;

•        shares issued upon the exercise of options or warrants after December 31, 2021;

•        14,245,476 shares underlying outstanding options (15,774,536 shares as of the Closing Date); and

•        the 150,000 Commitment Shares and 14,500,000 additional shares which may be issued to Lincoln Park in the future under the Purchase Agreement, should we elect to sell shares to Lincoln Park.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our shares in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Our common stock and Public Warrants are currently listed on Nasdaq under the symbol “CPTN” and “CPTNW,” respectively. As of March 31, 2022, the closing price of our common stock and warrants was $3.88 and $0.49, respectively. As of March 31, 2022, there were 44 holders of record of our common stock.

Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, references in this prospectus to “Legacy Cepton” and the “Company” prior to the closing of the Business Combination are intended to mean Cepton Technologies, Inc., a Delaware corporation and “GCAC” refers to Growth Capital Acquisition Corp. prior to the Closing. References in this prospectus to “Cepton” and the “Company” after the closing of the Business Combination are intended to mean Cepton, Inc. and its consolidated subsidiaries.

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

GCAC was formed as a blank check company under the laws of the State of Delaware on January 4, 2010 under the name PinstripesNYS, Inc., and subsequently submitted a registration statement under the name Growth Capital Acquisition Corp. on February 27, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Cepton provides state-of-the-art, intelligent, lidar-based solutions for a range of markets such as automotive (ADAS/AV), smart cities, smart spaces, and smart industrial applications. Cepton’s patented MMT®-based lidar technology enables reliable, scalable, and cost-effective solutions that deliver long range, high resolution 3D perception for smart applications.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of GCAC as of December 31, 2021 with the historical balance sheet of Legacy Cepton as of December 31, 2021 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on December 31, 2021.

GCAC and Legacy Cepton have different fiscal years. GCAC’s fiscal year ends on March 31, whereas Legacy Cepton’s fiscal year ends on December 31. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2021 combines the historical statement of operations of GCAC and Legacy Cepton for the twelve months ended December 31, 2021. The historical statement of operations of GCAC for the twelve months ended December 31, 2021, was derived from GCAC’s unaudited condensed statement of operations for the nine months ended December 31, 2020 (as restated), audited condensed statement of operations for the year ended March 31, 2021 (as restated), and unaudited condensed statement of operations for the nine months ended December 31, 2021. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2021 combines the historical statements of operations of GCAC and Legacy Cepton for such period on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2021.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 and the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2021 are presented after giving effect to the Business Combination. In connection with the consummation of the Business Combination, the following occurred:

•        Merger Sub, the wholly owned subsidiary of GCAC, merged with and into Legacy Cepton, with Legacy Cepton surviving as a wholly owned subsidiary of Cepton;

•        the issuance of 141,614,344 shares of common stock as Consideration Shares based on the Per Share Stock Consideration Rate of 2.451 shares and 57,768,478 Legacy Cepton Outstanding Shares (reflecting Legacy Cepton outstanding common stock inclusive of converted and exercised preferred stock, Cepton Class F stock, and warrants).

•        the conversion of all 21,671,491 outstanding shares of Legacy Cepton preferred stock and 8,372,143 shares of Legacy Cepton Class F stock into 30,043,634 shares of Legacy Cepton common stock that rolled over into 73,649,326 shares of Cepton common stock based on the Per Share Stock Consideration Rate;

•        the redesignation of GCAC’s outstanding 1,660,460 Public Shares (net of redemptions of 15,589,540 Public Shares) and 4,312,500 Sponsor Shares as Cepton common stock;

•        the exercise of warrants to purchase an aggregate of 60,000 shares of Legacy Cepton common stock for shares of Cepton common stock that rolled over into 137,125 shares of Cepton common stock based on the Per Share Stock Consideration Rate, calculated in accordance with the treasury method of accounting;

•        the conversion of all 3,420,746 outstanding vested Legacy Cepton options and all 2,082,611 outstanding unvested Legacy Cepton options into 8,385,658 vested options and 5,105,337 unvested options in Cepton, respectively, based on the Per Share Stock Consideration Rate (the “Converted Options”). In accordance with the Business Combination Agreement, the exercise price per share of all outstanding vested and unvested Legacy Cepton options will be adjusted by dividing the applicable exercise price per share immediately prior to the Business Combination by the Per Share Stock Consideration Rate. The Converted Options are presented on a diluted basis, calculated in accordance with the treasury stock method of accounting;

•        the issuance of 5,950,000 shares of Cepton common stock to the PIPE Investors in exchange for $59.5 million, or $10.00 per share, in consideration;

•        the recognition of a liability related to the issuance of up to 13,000,000 Earnout Shares contingently issuable to holders of Cepton common stock based upon achievement of the Share Price Milestones. Share Price Milestones are met if the share price of Cepton common stock equals or exceeds $15.00 per share (first Share Price Milestone) and/or $17.50 per share (second Share Price Milestone) for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing, and on or prior to the three-year anniversary of the Closing. Upon achievement of the first Share Price Milestone, 7,000,000 Earnout Shares shall be deemed earned and issued and 6,000,000 Earnout Shares shall be deemed earned and issued upon achievement of the second Share Price Milestone. The Earnout Shares will not be issued if none of the Share Price Milestones are met as of the three-year anniversary of the Closing; and

•        the issuance of 50,000 shares of Cepton common stock to Lincoln Park as consideration for entering into the Purchase Agreement.

The historical financial information of GCAC was derived from the unaudited financial statements of GCAC as of and for the nine months ended December 31, 2021 and from the audited financial statements for the year ended March 31, 2021 (as restated), included or incorporated by reference in this prospectus. The historical financial information of Legacy Cepton was derived from the audited consolidated financial statements of Legacy Cepton as of and for the year ended December 31, 2021 included or incorporated by reference in this prospectus. This information should be read together with GCAC’s and Legacy Cepton’s audited and unaudited financial statements and related notes, the sections titled “Other Information Related to GCAC — GCAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cepton’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included or incorporated by reference in this prospectus.

The pro forma combined financial statements have been presented for informational purposes only and are not necessarily indicative of what Cepton’s financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the pro forma data do not purport to project the future financial position or operating results of Cepton. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Accounting for the Business Combination

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, GCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Legacy Cepton will be treated as the accounting acquirer. Legacy Cepton has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Legacy Cepton’s existing stockholders have more than 90% of the voting interest of Cepton;

•        Legacy Cepton’s senior management comprise the senior management of Cepton;

•        the directors nominated by Legacy Cepton represent the majority of the board of directors of Cepton;

•        Legacy Cepton is the larger entity based on historical revenues and business operations;

•        Legacy Cepton’s operations comprise the ongoing operations of Cepton; and

•        GCAC assumed the name Cepton, Inc.

Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of a capital transaction in which Legacy Cepton is issuing stock for the net assets of GCAC. The net assets of GCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Legacy Cepton.

Description of the Business Combination

Pursuant to the Business Combination Agreement, the aggregate stock consideration issued by Cepton in the Business Combination was $1.535 billion, consisting of 153,537,304 newly issued shares of Cepton common stock valued at $10.00 per share. Legacy Cepton shareholders received $1.416 billion in the form of 141,614,344 newly issued shares of Cepton common stock. GCAC public shareholders received $16.6 million in the form of 1,660,460 newly issued shares of Cepton common stock, the PIPE Investors received $59.5 million in the form of 5,950,000 newly issued shares of Cepton common stock, and the Sponsor received $43.1 million in the form of 4,312,500 newly issued shares of Cepton common stock in exchange for GCAC’s existing Class B common stock. The issuance of 50,000 shares of Cepton common stock to Lincoln Park Capital Fund, LLC as consideration for entering into the Purchase Agreement is not considered as part of the aggregate stock consideration as the Purchase Agreement was entered into separately from the Business Combination Agreement. The following represents the consideration at closing of the Business Combination:

(in millions)
Share issuance to GCAC shareholders, net of redemptions	$16.6
Share issuance to Sponsor	43.1
Share issuance to Legacy Cepton shareholders	1,416.2
Share issuance to PIPE Investors	59.5
Share Consideration at Closing	$1,535.4

The value of share consideration issuable at the Closing was determined by application of the Exchange Ratio of 2.451, which is based on the implied value of $10.00 per share prior to the Business Combination.

The following tables summarize the pro forma Cepton shares of common stock issued and outstanding immediately after the Business Combination both on an issued and outstanding share and diluted basis:

	Issued and Outstanding Share Basis		Diluted Basis(1)
	Shares	% Owned	Shares	% Owned
Public Shares, net of redemptions	1,660,460	1.1%	1,660,460	1.0%
Sponsor Shares	4,312,500	2.8%	4,312,500	2.7%
Consideration Shares issued in the merger	141,614,344	92.2%	150,000,000	92.6%
Shares issued to PIPE Investors	5,950,000	3.9%	5,950,000	3.7%
Shares issued to LPC	50,000	—%	50,000	—%
Pro Forma common stock at December 31, 2021	153,587,304	100.0%	161,972,960	100.0%

____________

(1)      Diluted Basis is equal to the issued and outstanding share basis plus the 7,979,544 vested Converted Options.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2021 and the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2021 are based on the historical financial statements of GCAC and Legacy Cepton. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information as additional information becomes available and analyses are performed. Certain amounts that appear in this section may not sum due to rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(In thousands)

	(A) Legacy Cepton	(B) GCAC	Transaction Accounting Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$3,654	$108	$172,520	(1)	$—
	—	—	59,500	(2)	—
	—	—	(37,656)	(3)	—
			(155,896)	(9)	42,230
Short-term investments	2,836	—	—		2,836
Accounts receivable	500	—	—		500
Inventories	2,523	—	—		2,523
Prepaid expenses and other current assets	6,998	11	(358)	(3)	—
	—	—	1,598	(11)	8,249
Total current assets	16,511	119	39,708		56,338
Cash held in trust account	—	172,520	(172,520)	(1)	—
Property and equipment, net	480	—			480
Other assets	293	—	2,272	(3)	2,565
Total assets	$17,284	$172,639	$(130,540)		$59,383

Liabilities, convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable	2,547	—	—		2,547
Accrued expenses and other current liabilities	2,777	1,572	(3,001)	(3)	1,348
Total current liabilities	5,324	1,572	(3,001)		3,895

Other long-term liabilities	23	—			23
Warrant Liability	—	12,472	(9,885)	(10)	2,587
Earnout Liability	—	—	74,998	(8)	74,998
Total liabilities	$5,347	$14,044	$62,112		$81,503

Commitments and contingencies
Legacy Cepton convertible preferred stock(C)	99,470	—	(99,470)	(7)	—
GCAC Class A common stock subject to possible redemption(C)	—	172,500	(172,500)	(4)	—

Stockholders’ (deficit) equity
GCAC preferred stock(C)	—	—	—		—
Legacy Cepton common stock(C)	—	—	—	(5)	—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021 — (Continued)
(In thousands)

	(A) Legacy Cepton	(B) GCAC	Transaction Accounting Adjustments		Pro Forma Balance Sheet
GCAC Class A common stock(C)	—	—	1	(2)	—
	—	—	2	(4)	—
	—	—	1	(5)	—
	—	—	2	(7)	—
	—	—	(2)	(9)	—
	—	—	—	(11)	4
GCAC Class B common stock(C)	—	—	—
Legacy Cepton Class F stock(C)	—	—	—
Additional paid-in capital	7,949	—	59,499	(2)	—
	—	—	(27,000)	(3)	—
	—	—	(4,413)	(3)	—
	—	—	172,498	(4)	—
	—	—	(1)	(5)	—
	—	—	(13,905)	(6)	—
	—	—	99,468	(7)	—
	—	—	(74,998)	(8)	—
	—	—	(155,894)	(9)	—
	—	—	4,313	(10)	—
	—	—	1,598	(11)	69,114

Accumulated other comprehensive income (loss)	(43)	—			(43)
Retained earnings (accumulated deficit)	(95,439)	(13,905)	13,905	(6)	—
	—	—	(1,328)	(3)	—
	—	—	5,572	(10)	(91,195)
Total stockholders’ (deficit) equity	(87,533)	(13,905)	79,318		(22,120)
Total liabilities, convertible preferred stock, and stockholders’ (deficit) equity	$17,284	172,639	(130,540)		$59,383

____________

(A)     Obtained from the audited consolidated balance sheet of Legacy Cepton as of December 31, 2021.

(B)     Obtained from the unaudited balance sheet of GCAC as of December 31, 2021.

(C)     Authorized, issued and outstanding shares for each class of common stock and preferred stock as of December 31, 2021 and on a pro forma basis is as follows:

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021 — (Continued)
(In thousands)

	December 31, 2021			Pro Forma Basis
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
Legacy Cepton convertible preferred stock	22,806,009	21,671,491	21,671,491	—	—	—
Legacy Cepton common stock	75,000,000	27,618,907	27,618,907	—	—	—
Legacy Cepton Class F stock	8,402,000	8,372,143	8,372,143	—	—	—
GCAC preferred stock	1,000,000	—	—	5,000,000	—	—
GCAC Class A common stock subject to possible redemption	17,250,000	17,250,000	17,250,000	—	—	—
GCAC Class A common stock	100,000,000	—	—	350,000,000	153,587,304	153,587,304
GCAC Class B common stock	10,000,000	4,312,500	4,312,500	—	—	—

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2021
(In thousands, except per share amounts)

	(A) Legacy Cepton	(B) GCAC	(C) Transaction Adjustments	Pro Forma Income Statement
Lidar Sensor and Prototype Revenue	$2,919	$—	$—	$2,919
Development Revenue	1,583	—	—	1,583
Total Revenue	4,502	—	—	4,502

Lidar Sensor and Prototype Cost of Revenue	3,952	—	—	3,952
Development Cost of Revenue	442	—	—	442
Total Cost of Revenue	4,394	—	—	4,394
Gross Margin	$108	$—	$—	$108

Operating expenses
Research and development	24,158	—	—	24,158
Selling, general and administrative	14,286	2,338	—	16,624
Total operating expenses	$38,444	$2,338	$—	$40,782

Loss from operations	$(38,336)	$(2,338)	$—	$(40,674)

Income from investments held in Trust Account	—	22	(22)	—

Other expense:
Warrant Transaction costs	—	(293)	180	(113)
Excess value of UW warrants	—	(1,294)	—	(1,294)
Unrealized gain/(loss) on FV changes of warrants	—	4,606	(2,756)	1,850
Other income (expense), net	1,099	—	—	1,099
Interest income (expense), net	15	—	—	15
Loss before income taxes	(37,222)	703	(2,598)	(39,117)

Provision for income taxes	20	—	—	20
Net (loss) income	$(37,242)	$703	$(2,598)	$(39,137)
Other comprehensive loss
Changes in unrealized gain on available-for-sale-securities	(4)	—	—	(4)
Foreign currency translation adjustment	(21)	—	—	(21)
Comprehensive loss	$(37,267)	$703	$(2,598)	$(39,162)
Net loss per common share
Weighted average shares of redeemable common stock outstanding, basic and diluted		17,250,000	136,337,304	153,587,304
Basic and diluted net income (loss) per share		$0.03		$(0.25)

Weighted average shares of non-redeemable common stock outstanding, basic and diluted	27,412,353	4,312,500
Basic and diluted net income (loss) per share	$(1.36)	$0.03

____________

(A)     Obtained from the audited consolidated statement of operations of Legacy Cepton for the year ended December 31, 2021.

(B)     Derived from GCAC’s unaudited condensed statement of operations for the nine months ended December 31, 2020 (as restated), audited condensed statement of operations for the year ended March 31, 2021 (as restated), and unaudited condensed statement of operations for the nine months ended December 31, 2021.

(C)     Reflects (i) the elimination of investment income from the Trust Account, (ii) the elimination of warrant transaction costs related to Public Warrants, (iii) the reversal of the unrealized gain on change in fair value related to Public Warrants recognized in GCAC’s statement of operations for the twelve-month period ended December 31, 2021 on the basis of Cepton’s conclusion that the Public Warrants will be equity instruments after the Business Combination, and (iv) the additional shares of Cepton common stock to be issued upon completion of the Business Combination, taking into account actual redemptions.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, GCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Legacy Cepton will be treated as the accounting acquirer. This determination was primarily based on the following facts and circumstances: (i) Legacy Cepton’s existing stockholders will have more than 90% of the voting interest of Cepton; (ii) Legacy Cepton’s senior management will comprise the senior management of Cepton; (iii) the directors nominated by Legacy Cepton will represent the majority of the board of directors of Cepton; (iv) Legacy Cepton is the larger entity based on historical revenues and business operations; (v) Legacy Cepton’s operations will comprise the ongoing operations of Cepton; and (vi) GCAC will assume the name Cepton, Inc.. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Legacy Cepton is issuing stock for the net assets of GCAC. The net assets of GCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Legacy Cepton. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes the Business Combination occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2021 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2021. This period is presented on the basis of Legacy Cepton as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        GCAC’s unaudited balance sheet as of December 31, 2021 and the related notes for the period ended December 31, 2021, included or incorporated by reference in this prospectus; and

•        Legacy Cepton’s audited consolidated balance sheet as of December 31, 2021 and the related notes for the year ended December 31, 2021 included or incorporated by reference in this prospectus.

The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2021 has been prepared using, and should be read in conjunction, with the following:

•        GCAC’s historical statement of operations for the twelve months ended December 31, 2021, as derived from GCAC’s unaudited condensed statement of operations for the nine months ended December 31, 2020 (as restated), audited condensed statement of operations for the year ended March 31, 2021 (as restated), and unaudited condensed statement of operations for the nine months ended December 31, 2021, and the related notes included or incorporated by reference in this prospectus; and

•        Legacy Cepton’s audited consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2021, and the related notes included or incorporated by reference in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that Cepton believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Cepton believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Cepton. They should be read in conjunction with the historical financial statements and notes thereto of GCAC and Legacy Cepton.

2.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are directly attributable to the Business Combination. Legacy Cepton and GCAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Cepton filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Cepton’s shares outstanding, assuming the Business Combination had been completed on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

(1)    Reflects the release of cash currently invested in U.S. treasuries or money market funds held in the Trust Account.

(2)    Reflects the proceeds received from the PIPE Investment with the corresponding issuance of 5,950,000 shares of Cepton common stock at $10.00 per share.

(3)    Represents preliminary estimated direct and incremental transaction costs incurred by GCAC and Legacy Cepton related to the Business Combination. Total transaction costs are estimated to be $40.4 million related to underwriting/banking, legal, accounting and other miscellaneous fees, including $4.4 million in deferred transaction costs incurred by Legacy Cepton. Of the $4.4 million in deferred transaction costs incurred by Legacy Cepton, approximately $1.6 million is reflected in accrued expenses and will be paid in cash upon the closing of the Business Combination. The remaining $2.8 million of deferred transaction costs were previously paid for in cash by Legacy Cepton. Of the remaining $36.0 million in total transaction costs, $27.0 million is reflected in the unaudited pro forma condensed combined balance sheet as a reduction to Cepton’s additional paid-in capital as they are incremental costs directly attributable to a proposed offering of securities and thus charged against the gross proceeds of the proposed offering, which includes the Business Combination and PIPE Investment. Additionally, this adjustment reflects the recognition of prepaid assets of $6.3 million associated with directors’ and officers’ liability insurance for the Post-Combination Company. Approximately $4.0 million of the directors’ and officers’ liability insurance relates to the first year of the policy and was recorded to prepaid expenses and other current assets. The remaining $2.3 million relates to the second year of the insurance policy and was recorded to other assets. This adjustment also reflects the payment of $1.4 million in accrued expenses recognized by GCAC related to the contemplated business combination. The remaining $1.3 million are reflected in the unaudited pro forma condensed combined balance sheet as an increase to Cepton’s accumulated deficit. These relate to the transaction costs incurred by GCAC during the twelve-month period ending December 31, 2021 including, but not limited to, advisory fees, legal fees and registration fees.

(4)    Reflects the reclassification of GCAC class A common stock previously subject to possible redemption to permanent equity immediately prior to the consummation of the Business Combination.

(5)    Reflects the recapitalization of Legacy Cepton through (a) the contribution of all the share capital in Legacy Cepton to GCAC in the amount of $7.5 million and (b) the issuance of 141,614,344 shares of Cepton common stock at par value of $0.00001.

(6)    Reflects the elimination of the historical retained earnings of GCAC, the legal acquirer, in the amount of $13.9 million.

(7)    Reflects the reclassification of approximately $99.5 million of Legacy Cepton’s convertible preferred stock (21,671,491 shares at redemption value) to permanent equity. Legacy Cepton’s convertible preferred stock converted into Legacy Cepton common stock at a 1:1 ratio.

(8)    Reflects the estimated fair value of the Earnout Shares contingently issuable to holders of Legacy Cepton common stock. The fair value was determined using the information available as of the Closing. Refer to Note 4 for more information. Subsequent to the Business Combination, this liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value will be recognized in Cepton’s statement of operations within other income/expense.

(9)    Reflects the actual redemptions of 15,589,540 public shares for aggregate redemption payments of $155,895,400 allocated to GCAC Class A Common Stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10 per share.

(10)  Cepton has evaluated the accounting for GCAC’s Public Warrants and Private Placement Warrants under ASC 480 and ASC 815. Cepton has concluded that the Public Warrants qualify as equity instruments under ASC 815 after considering among other factors that after the Business Combination, Cepton will have a single class equity structure; thus, a tender offer subject to the terms of the warrant agreement will always result in a change of control, and holders of Public Warrants receive the same form of consideration as holders of Legacy Cepton common stock which treatment does not preclude equity classification. Separately, Cepton has concluded that the Private Placement Warrants will continue to be accounted for as a liability under ASC 815-40. The adjustment reflects the reclassification of GCAC’s Public Warrants from liabilities to equity in connection with the consummation of the Business Combination.

(11)  Reflects the 200,000 shares of Cepton’s Class A common stock to be issued to Lincoln Park Capital Fund, LLC (50,000 shares issued at Closing and 150,000 shares issuable 180 days after Closing) as consideration for entering into the Purchase Agreement. The issuance date fair market value for the 200,000 shares is recorded as a deferred issuance costs which will be ratably charged against paid-in capital upon future proceeds from the sale of common stock under the Purchase agreement. The fair market value of the share issuances was derived using the $7.99 per share closing price of Cepton common stock on February 10, 2022. The fair market value of the 200,000 shares issuable upon Closing is offset within paid-in capital.

3.      Net loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared using actual redemption amounts:

Twelve Months Ended December 31, 2021
Pro forma net loss	$(39,137)
Basic weighted average shares outstanding	153,587,304
Net loss per share – Basic and Diluted(3)	$(0.25)

Public Shares, net of redemptions	1,660,460
Sponsor Shares	4,312,500
Cepton shares issued to existing Legacy Cepton stockholders(1),(2)	141,614,344
Cepton shares issued to PIPE Investors	5,950,000
Cepton shares issued to LPC	50,000
153,587,304

____________

(1)      This total is based on the Legacy Cepton cap table as of December 31, 2021.

This total represents Cepton shares of common stock issued to the following stockholders:

—      67,827,892 shares to Legacy Cepton common stockholders (27,668,907 shares prior to conversion);

—      20,523,572 shares to Legacy Cepton Class F stockholders (8,372,143 shares prior to conversion);

—      53,125,754 shares to Legacy Cepton preferred stockholders (21,671,491 shares prior to conversion); and

—      137,125 shares to Legacy Cepton warrant holders (55,937 shares prior to conversion).

(2)      This amount excludes: (i) 8,385,656 shares reserved for vested Converted Options using the treasury stock method which will not be legally outstanding following the Business Combination and which are allocated from the 150,000,000 shares issuable to existing Legacy Cepton stockholders per the Business Combination Agreement.

(3)      As a result of the pro forma net loss, the net loss per share amounts exclude the anti-dilutive impact from 16,660,074 Converted Options, 8,625,000 Public Warrants to purchase 8,625,000 shares of Cepton common stock, 5,175,000 Private Warrants to purchase 5,175,000 shares of Cepton common stock, and 122,570 unvested restricted shares of Cepton common stock outstanding as of December 31, 2021 on a pro forma basis.

4.      Earnout Shares

The Earnout Shares are expected to be accounted for as liability classified equity instruments that are earned upon achievement of the Share Price Milestones, which provide for settlement provisions that are not indexed to Cepton common stock. The estimated fair value of the Earnout Shares is $75.0 million.

The estimated fair value of the Earnout Shares was determined by a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the three-year earnout period. The estimated fair value of the Earnout Shares was determined using information available at the Closing. Assumptions used in the valuation were as follows:

Current stock price:    the current stock price was set at the current value of $7.99 per share for GCAC Class A common stock.

Expected volatility:    the volatility rate of 77.5% was determined using an average of historical volatilities of selected industry peers deemed to be comparable to Legacy Cepton’s business, corresponding to the expected term of the awards.

Risk-free interest rate:    the risk-free interest rate of 1.8036% is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected three-year term of the earnout period.

Expected term:    the expected term is the three-year term of the earnout period.

Expected dividend yield:    the expected dividend yield is zero as Legacy Cepton has never declared or paid cash dividends and Cepton has no current plans to do so during the expected term.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we,” “our,” “us,” and “Cepton” generally refer to Cepton Technologies, Inc. and its consolidated subsidiaries prior to the Business Combination and to Cepton and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the sections entitled “Business,” “Unaudited Pro Forma Condensed Combined Financial Information,” and our financial statements and related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Introduction

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is a supplement to the accompanying consolidated financial statements and provides additional information on our business, recent developments, financial condition, liquidity and capital resources, cash flows and results of operations. MD&A is organized as follows:

•        Business Overview:    This section provides a general description of our business, and a discussion of management’s general outlook regarding market demand, our competitive position and product innovation, as well as recent developments we believe are important to understanding our results of operations and financial condition or in understanding anticipated future trends.

•        Results of Operations:    This section provides an analysis of our results of operations for the years ended December 31, 2021 and December 31, 2020.

•        Liquidity and Capital Resources:    This section provides a discussion of our financial condition and an analysis of our cash flows for the years ended December 31, 2021 and December 31, 2020. This section also provides a discussion of our contractual obligations, other purchase commitments and customer credit risk that existed at December 31, 2021, as well as a discussion of our ability to fund our future commitments and ongoing operating activities through internal and external sources of capital.

•        Critical Accounting Policies and Estimates:    This section identifies and summarizes those accounting policies that significantly impact our reported results of operations and financial condition and require significant judgment or estimates on the part of management in their application.

Business Overview

Cepton is focused on the deployment of high performance, mass-market lidars to deliver safety and autonomy across the Automotive and Smart Infrastructure markets. By adopting our solutions, our customers can enable safety and autonomy applications across a broad range of end-markets including our primary market, ADAS in consumer and commercial vehicles, which we believe represents not just the largest market opportunity for lidar applications over the next decade, but also the market with the best potential for near term mass-market commercialization.

Since the inception of our company in 2016, building lidars for broad market adoption has been our guiding principle. Mass-market deployment guided not just our end-market focus, but also our product design choices, our areas of technological innovation, and our approach to manufacturing, and our go-to-market strategy and partnerships. To pursue mass-market adoption, our value proposition has focused on developing a lidar that achieves high performance with automotive grade reliability at competitive prices. Our thesis was that lidar would gain broad based adoption only when solutions strike the right balance across three key facets of performance, cost and reliability.

Based on this approach, we have gained acceptance for our technology in the Automotive market. In 2019, following approximately three years of rigorous engagement and working alongside our automotive Tier 1 partner, Koito, we were awarded the largest known ADAS lidar series production award in the industry to date by OEM-B. This award includes multiple platforms and vehicle models, with an estimated production start in 2023.

As a Silicon Valley-based company led by recognized technical experts in the optical field, technology innovation is at the core of our company. We developed a comprehensive lidar platform consisting of proprietary components including our breakthrough MMT® imaging technology and our SoC ASIC lidar engine, a portfolio of automotive-grade and industrial-grade long-range and near-range lidars, a software layer enabling the integration of automotive functions, and feature rich perception software capabilities.

Business Combination

Growth Capital Acquisition Corp. (“GCAC”), our legal predecessor, was originally incorporated in Delaware as a special purpose acquisition company. On February 9, 2022, GCAC stockholders approved the Business Combination and other transactions and proposal presented within the proxy statement/consent solicitation statement/prospectus.

On February 10, 2022, the parties to the Business Combination Agreement consummated the Business Combination. Immediately upon the consummation of the Business Combination, Legacy Cepton became a wholly owned subsidiary of GCAC, GCAC changed its name to Cepton, Inc., and the Company is now listed on Nasdaq under the symbol “CPTN”. Cepton is deemed the accounting predecessor and Cepton is the successor SEC registrant, which means that Legacy Cepton’s financial statements for previous periods will be disclosed in Cepton, Inc.’s future periodic reports filed with the SEC.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, GCAC is treated as the acquired company for financial statement reporting purposes. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The aggregate consideration for the Business Combination and related transactions was approximately $1.5 billion, consisting of (i) $5.7 million in cash at the closing of the Business Combination, net of transaction expenses, (ii) $42.0 million in proceeds from the PIPE, net of transaction expenses, and (iii) 142,075,041 shares of common stock valued at $10.00 per share, totaling $1.4 billion.

In connection with the Business Combination, approximately 15.6 million shares of GCAC Class A Common Stock were redeemed which represented a significant portion of the publicly traded shares outstanding immediately prior to the Business Combination and resulted in only $16.6 million of cash from the GCAC trust account becoming available to Cepton in connection with the closing of the Business Combination. As discussed within the section entitled “Liquidity and Capital Resources” below, we have entered into the Lincoln Park Purchase Agreement (as defined below) pursuant to which Lincoln Park has agreed to purchase up to $100.0 million of common stock (subject to certain limitations contained in the Purchase Agreement) from time to time over a 36-month period. Further, we have entered into a Loan Agreement with Trinity Capital Inc. to borrow up to $25.0 million at a rate of 10.75%. These sources of liquidity, together with the cash on hand, are sufficient to meet our capital requirements. In considering our capital requirements and sources of liquidity, we have not relied on the receipt of proceeds from the exercise of our warrants and, since the exercise price of our warrants exceeds the recent trading prices for shares of our common stock, it is unlikely that we will receive significant proceeds, if any, from the exercise of warrants in the near future.

The 14,700,000 shares that may be resold into the public markets pursuant to this prospectus represent approximately 9.5% of the shares of our common stock outstanding as of March 31, 2022. Any sales of such shares into the public market could have a significant negative impact on the trading price of our common stock.

In addition, we have filed a separate registration statement registering the issuance to and resale by certain third parties unrelated to Lincoln Park of certain shares of common stock and/or warrants issued prior to, or in connection with, the Business Combination. The shares being registered for resale by certain third parties unrelated to Lincoln Park into the public markets pursuant to such separate registration statement represent a substantial majority of the number of shares of our common stock outstanding as of March 31, 2022. Once such separate registration statement is effective, the shareholders selling pursuant to such separate registration statement will determine the timing, pricing and rate at which they sell such shares into the public market and such sales could have a significant negative impact on the trading price of our common stock. Although the current trading price or our common stock is significantly below $10.00 per share, which was the sales price for units in the Growth Capital Acquisition Corp. initial public offering, certain of the investors who have resale rights under such separate registration statement have an incentive to sell because they purchased shares and/or warrants at prices below the initial public offering price. Sales by such investors may prevent the trading price of our securities from exceeding the initial public offering price and may cause the trading prices of our securities to experience a further decline. If the trading price of our common stock does not recover or experiences a further decline, sales of shares of common stock to Lincoln Park pursuant to the Purchase Agreement may be a less attractive source of capital and/or may not allow us to raise capital at rates that would be possible if the trading price of our common stock were higher.

As a result of becoming a publicly traded company, we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Impact of COVID-19

Throughout 2020 the worldwide spread of the pandemic caused by COVID-19 and the measures intended to contain the spread of COVID-19 have resulted in a global slowdown of economic activity and caused disruptions to our business. In particular, our headquarters are based in the Silicon Valley, which has been subject to ongoing government measures and orders such as quarantines and social distancing. During the second and third quarters of 2020, we slowed our operating and capital spending with the expectation that our revenue would be impacted by the global pandemic. We believe that the pandemic will act as a long-term catalyst for vehicle sales and wider adoption of ADAS programs, and our overall growth rate during 2020 and 2021 has been impacted by the pandemic.

As a Silicon Valley based company, we were affected by the “shelter in place” order starting from the first quarter of 2020 until the second quarter of 2021. While the majority of our employees were able to work from home, some employees, especially manufacturing technicians, were not able to work from home. The “shelter in place” order delayed order fulfillment and revenue recognition during 2020 and the first half of 2021. Additionally, we continued to pay employees during the “shelter in place” order if they did not choose to take unpaid leave. Manufacturing and order fulfillment employees were able to return to work in the second quarter of 2020; however, the number of employees allowed on premises at one time was greatly reduced which also affected our ability to fulfill orders and recognize revenue. We had to separate our manufacturing technicians into two shifts to keep social distancing requirements. We increased the hourly rate for technicians who worked during the second shift, and the increased pay combined with underutilized employee pay increased our employee overhead and decreased gross margins in 2020 and the first half of 2021.

Our suppliers are located worldwide, and the suppliers in the Asia Pacific geographical region were especially affected by the pandemic in 2020, especially in the first half of 2020. Some of our key suppliers were affected by the pandemic resulting in supply chain disruptions. These issues further delayed order fulfillment and revenue recognition but were largely resolved in the third quarter of 2020. Some customers have delayed orders and production schedules due to COVID-19. The pandemic continues to evolve, and the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs and personnel-related costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, any resurgence of the pandemic in areas where we or our suppliers operate, and the economic impact on local, regional, national and international customers and markets.

For more information on our operations and risks related to health epidemics, including the COVID-19 pandemic, please see the section of this prospectus entitled “Risk Factors.”

Key Factors Affecting Our Operating Results

We believe that our future performance and success depends, to a substantial extent, on our ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Series production awards in the Automotive market

An important part of our mission is to deploy high performance, mass-market lidar in the automotive market. Within the automotive market, we believe that passenger car ADAS applications represent the largest opportunity but also have the most stringent requirements for reliability, cost, and performance. Major automotive OEMs typically undergo several years of planning, technology selection, and vehicle integration work before introducing new and important technologies in their vehicle offerings. We anticipate that lidar, as a new sensor that improves safety and enhances autonomy, will undergo the same technology introduction and validation process as similar technologies in the past, such as anti-lock braking systems or stability control systems. The number of vehicle platforms and vehicle models that will be equipped with lidar will depend on OEM product planning, vehicle integration, and marketing schedules. Once a lidar supplier is chosen, the number of awarded vehicle platforms and vehicle models is likely to increase over time. This is because the development efforts of integrating lidar into the OEM’s product offerings is leveraged across multiple vehicle classes and platforms in order to maximize the OEM’s return on investment.

For example, our series production award from OEM-B initially included four vehicle models and was subsequently updated to include nine vehicle models spanning different classes of vehicles from luxury sedans to mid-level passenger cars to SUVs and trucks. These vehicles include traditional internal combustion engine types as well as electric drive train types. We expect additional vehicle models to be added to this series production award over time, with an anticipated start of production in 2023 and significant volume increase anticipated in the following years. However, if the targets of this series production award are not realized, or if OEM-B were to terminate or significantly alter or delay its OEM-B series production award and/or alter its relationship with Cepton or with Koito in a manner that is adverse to Cepton or OEM-B would delay the introduction of the vehicle models that are part of the series production award, Cepton’s business would be materially adversely affected. Similarly, if Cepton is unable to maintain its relationship with Koito, or the terms of Cepton’s arrangement with Koito with respect to the OEM-B program differs from Cepton’s expectations, including with respect to volume, pricing and timing, then Cepton’s business and prospects would be materially adversely affected.

Adoption of lidar solutions in Automotive and Smart Infrastructure markets

In an endless pursuit of safety and product differentiation, many leading automotive OEMs have decided to include lidar in their next generation of vehicles for increased safety and higher levels of autonomy. The speed of lidar adoption depends on many factors, including sensor performance, reliability, and cost, as well as the time it takes to win large series production awards. Large automotive series production awards usually take a number of years to secure but once awarded, the production award typically covers the entire duration of a typical vehicle model period of five to seven years for consumer vehicles. In the case of trucking applications, the production period of a typical model may exceed seven years in many cases. We are currently engaged in discussions with all of the top 10 global automotive OEMs (by ADAS and AV program volumes). We believe that our current series production award from OEM-B is a validation of our technology leadership, product maturity, and potential for scalability that favorably positions us for additional series production awards at other large global OEMs.

While lidar adoption in the automotive market may take multiple years to materialize, smart infrastructure end markets could adopt lidar solutions at a more rapid pace. Applications within smart infrastructure vary widely from tolling to security, to delivery and logistics. These applications are typically project based and require certain levels of customization to deliver an end-to-end solution. To address opportunities in the smart infrastructure space, we partner with system integrators who leverage our lidar hardware as well as our Helius perception software to provide solutions unique to each opportunity. We expect to grow our system integrator partnership network to further drive the adoption of lidar in smart infrastructure applications.

We expect our revenue to increase as adoption increases in the automotive and smart infrastructure markets, however, the rate of deployment may vary and our revenue will fluctuate as a result.

Product Cost and Margins

To drive mass-market adoption of lidar in automotive applications, product cost must be controlled. As such, cost is one of the primary design criteria that we focused on from the very beginning. Design choices were carefully evaluated to create products with the best overall balance between performance, reliability, and cost. Working with our partners, we expect to continue driving costs down as volumes increase and we achieve high margin unit economics in the future.

In the case of our series production award from OEM-B, we are working with our Tier 1 partner, Koito, on manufacturing in order to effectively manage supply chain, component costs, and manufacturing costs to meet margin expectations at scale. Pursuant to our arrangement with Koito, we license our technology and sell components to Koito, who can manufacture and sell lidars using our technology. We expect our gross margin to rapidly increase as material costs decrease and fixed manufacturing overhead costs are absorbed over larger production volumes and as other economies of scale are achieved.

In the smart infrastructure space, average selling price of a lidar solution may be higher than that in the automotive space due to a number of reasons, such as unit volume, level of customization, and additional software content. At the same time, the cost of production is also higher due to lower levels of economies of scale and higher levels of system integration requirements.

If we cannot generate our expected margins, we may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to our stockholders.

End Market Concentration

We believe that the automotive market represents a large portion of the total addressable market and large global automotive OEMs represent the majority of unit volume demand as well as leaders in active safety and autonomy. To drive mass-market commercialization of our lidar solutions, we have focused on top automotive OEMs and are currently engaged with all of the top 10 global automotive OEMs based on vehicle production volume rankings for 2019. Series production awards from top OEMs tend to be large and long-term in nature. While we continue to expand our system integrator partnership network to address opportunities in the smart infrastructure markets, program awards tend to be smaller and short-term in nature as compared to those in the automotive end-markets. As such, we expect a large portion of our future revenue to come from the automotive end-market.

Components of Results of Operations

Revenue

We categorize our revenue as (1) lidar sensor and prototype revenue and (2) development revenue.

Lidar sensor and prototype revenue is primarily derived from the sale of components and license of technologies to tier 1 suppliers for mass market ADAS applications in the automotive market and the sale of lidar sensors directly to end-user customers in the Smart Infrastructure markets. Our lidar sensors are used in applications such as advanced driver assistance systems, autonomous vehicles, and intelligent transportation systems. Our customers include leading original equipment manufacturers and suppliers within the automotive and smart infrastructure industries. We anticipate strong revenue growth in the foreseeable future as we continue to form strategic partnerships and as the primary source of revenue shifts from prototype sales to sales of commercialized production-ready lidar sensors.

Development revenue represents arrangements with tier 1 suppliers focused on the specific customization of our proprietary lidar capabilities to the customers’ applications, typically involving development of customized lidar sensor prototypes for those customers. The timing of revenue recognition for development contracts is determined for each performance obligation based on the unique facts and circumstances within each development arrangement, which generally results in recognition at a point in time. This assessment is made at the outset of the arrangement for each performance obligation.

Cost of Revenue

Cost of revenue includes the manufacturing cost of our lidar sensors and components, which primarily consists of personnel-related costs directly associated with our manufacturing organization, and amounts paid to our third-party contract manufacturers and vendors. Our cost of revenue also includes cost of component inventory, product testing costs, an allocated portion of overhead costs, warranty expense, excess and obsolete inventory, and shipping costs. We expect cost of revenue to increase in absolute dollars in future periods.

Gross Margin

Our gross margin in future periods will depend on a variety of factors including market conditions that may impact our pricing; product mix changes between established products and new products; excess and obsolete inventories; our cost structure for manufacturing operations, including third-party manufacturers, relative to volume. Our gross margin varies by product. We expect our gross margins to fluctuate over time, depending on the factors described above.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs, material expenses, permits, licenses, and professional services directly associated with our research and development activities. The remainder primarily relates to the allocated portion of overhead costs. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our lidar sensors. We expense research and development costs as incurred. We expect our research and development expenses to increase in absolute dollars as we increase our investment in software development to broaden the capabilities of our solutions and introduce new products and features.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses consist primarily of personnel-related costs, professional services, and advertising expenses directly associated with our sales and general and administrative activities. The remainder primarily relates to the allocated portion of overhead costs. We expect our selling expenses will increase in absolute dollars over time as we hire additional sales personnel, increase our marketing activities, grow our domestic and international operations, and build brand awareness. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities, and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business.

Other Income (Expense), Net

Other income (expense), net consists primarily of foreign currency transaction gains and losses related to the impact of transactions denominated in a foreign currency other than the U.S. Dollar and gains or losses related to the extinguishment of debt. As of December 31, 2021, other income (expense), net is comprised primarily of the gain from the Paycheck Protection Program (“PPP”) loan forgiveness.

Interest Income, Net

Interest income, net consists primarily of interest earned on our cash equivalents and short-term investments in commercial paper, corporate debt securities, and available-for-sale securities. These amounts will vary based on our cash, cash equivalents and short-term investment balances, and also with market rates. Our interest income is partially offset by accretion expense from our short-term investments and debt financings.

Provision for Income Taxes

Our provision for income taxes consists of federal, state, and foreign current and deferred income taxes. As we expand the scale and scope of our international business activities, any changes in the United States and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a full valuation allowance for net deferred tax assets, including federal and state net operating loss carryforwards and research and development credit carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized by way of expected future taxable income.

We believe that we have adequately reserved for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

Results of Operations for the years ended December 31, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following table sets forth our consolidated results of operations data for the periods presented:

	Year Ended December 31,		Change $	Change %
	2021	2020
	(dollars in thousands)
Lidar Sensor and Prototype Revenue	$2,919	$2,006	$913	46%
Development Revenue	1,583	—	1,583	100%
Total Revenue	4,502	2,006	2,496	124%
Lidar Sensor and Prototype Cost of Revenue	3,952	3,746	206	5%
Development Cost of Revenue	442	—	442	100%
Total Cost of Revenue	4,394	3,746	648	17%
Gross Margin (Loss)	108	(1,740)	1,848	(106)%

Operating expenses
Research and development	24,158	11,666	12,492	107%
Sales, general, and administrative	14,286	6,170	8,116	132%
Total operating expenses	38,444	17,836	20,608	116%
Operating loss	(38,336)	(19,576)	(18,760)	96%

Other income (expense), net	1,099	(181)	1,280	(707)%
Interest income, net	15	149	(134)	(90)%
Loss before income taxes	(37,222)	(19,608)	(17,614)	90%
Provision for income taxes	20	26	(6)	(23)%
Net Loss	$(37,242)	$(19,634)	$17,608	90%

Comparison of the years ended December 31, 2021 and 2020

Revenue

Lidar sensor and prototype revenue increased by approximately $0.9 million, or 46%, to $2.9 million for the year ended December 31, 2021, from $2.0 million for the year ended December 31, 2020. Approximately $0.2 million of the increase related to an increase in lidar sensor average sales price and approximately $1.0 million related to new products sold during the period. The increase was partially offset by a $0.3 million decrease driven by decreased lidar sensor sales volume.

Development revenue increased by approximately $1.6 million to 1.6 million for the year ended December 31, 2021, from $0 for the year ended December 31, 2020. The increase relates to the Work Order issued by Koito to Cepton during 2021. As of December 31, 2021, the first four development milestones of the agreement were satisfied and as such, the Company recognized development revenue of $1.6 million.

Cost of Revenue

Lidar Sensor and Prototype Cost of Revenue increased by $0.2 million, or 5%, to $4.0 million for the year ended December 31, 2021, from $3.7 million for the year ended December 31, 2020. The increase in Lidar Sensor and Prototype Cost of Revenue resulted primarily from a net increase in excess and obsolete inventory expense of $0.3 million and standard costing adjustments of $0.6 million. The increase was partially offset by a decrease in scrap expense and lower-of-cost-or-net-realizable-value adjustments of $0.7 million.

Development Cost of Revenue increased by $0.4 million for the year ended December 31, 2021, from $0 for the year ended December 31, 2020. The increase in Development Cost of Revenue resulted from the Work Order described above.

Operating expense

Research and development expense increased by $12.5 million, or 107%, to $24.2 million for the year ended December 31, 2021, from $11.7 million for the year ended December 31, 2020, resulting primarily from a $5.5 million increase in expensed materials for research and development projects and a $7.0 million increase in personnel expenses mainly due to increased headcount in research and development departments.

Sales, general, and administrative expense increased by $8.1 million, or 132%, to $14.3 million for the year ended December 31, 2021, from $6.2 million for the year ended December 31, 2020, resulting primarily from an increase in professional services of $2.8 million driven by the anticipation of a business combination, a $3.6 million increase in personnel related costs, a $1.0 million increase in rent due to the new office space lease beginning in June 2021, and a $0.7 million increase in other general administrative costs.

Other Income (expense)

Other income (expense), decreased by $1.3 million, or (707)%, resulting primarily from the forgiveness of the PPP loan of $1.1 million and a loss on extinguishment of debt of $0.2 million that occurred during the year ended December 31, 2020.

Interest income decreased by $0.1 million, or 90%, resulting primarily from a significant decrease in the short-term investments balance as of December 30, 2021 compared to December 30, 2020.

Income Taxes

We provided a full valuation allowance on our net U.S. federal and state deferred tax assets for the year ended December 31, 2021 and 2020. As for the year ended December 31, 2021, we had U.S. federal and state tax-effected net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire on varying dates for state tax purposes.

Liquidity and Capital Resources

Sources of Liquidity

As of December 31, 2021, we had cash, cash equivalents, and short-term investments totaling $6.5 million, which were held for working capital purposes. Our cash, cash equivalents, and short-term investments of $6.5 million are comprised of money market funds, commercial paper, corporate debt securities, and available-for-sale securities.

In August 2019, we entered into a loan and security agreement with a financial institution which provided for borrowings of up to $5.0 million under a term loan through July 3, 2020 (the “Term Loan”). On December 5, 2019, we borrowed the full amount of $5.0 million with a stated interest rate of 5%. In February 2020, we repaid the Term Loan in full using proceeds received from the Series C Financing.

On February 4, 2020, we received $53.0 million of gross proceeds as consideration for the issuance of Series C convertible preferred stock to three investors.

On April 24, 2020, we received loan proceeds of $1.1 million from JPMorgan Chase Bank, N.A. (“JPM”) under the CARES Act’s Paycheck Protection Program (“PPP”). The PPP Loan had a maturity date of April 24, 2022, and had a fixed interest rate of 0.98% per annum. The entirety of the loan was eligible for forgiveness to the extent it was used towards qualifying expenses as described in the CARES Act. On August 25, 2021, the Company received notice from the U.S. Small Business Association that the entire PPP Loan balance and accrued interest were forgiven in full on such date. The Company recorded the loan forgiveness as other income, net in the Company’s condensed consolidated statement of operations and comprehensive loss during year ended December 31, 2021.

On November 24, 2021, the Company entered into a Purchase Agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has agreed to purchase up to $100.0 million of common stock (subject to certain limitations contained in the Purchase Agreement) from time to time over a 36-month period (the “Purchase Agreement”) after the consummation of the Merger and certain other conditions set forth in the Purchase Agreement. On February 11, 2022, Cepton filed an S-1 registration statement related to the Lincoln Park Purchase Agreement and upon its effectiveness and the satisfaction of the other terms and conditions of the Purchase Agreement, Cepton will be able to sell up to $100.0 million of common stock to Lincoln Park as a source of funds.

On January 4, 2022, the Company entered into the Loan Agreement with Trinity Capital Inc. to borrow up to $25.0 million at a rate of 10.75%. In connection with the Loan Agreement, the Company issued a warrant to purchase 96,998 shares of common stock with an exercise price of $16.89 per share. On January 4, 2022, the Company borrowed $10.0 million (the “Initial Advance”) under the terms of the Loan Agreement. In 2021, the Company incurred approximately $0.2 million of issuance costs related to the Loan Agreement. Given the Company had not yet executed the term loan under the Loan Agreement as of December 31, 2021, the Company recorded the issuance costs as a deferred asset.

Following the approval of the Merger, on February 10, 2022, the Company received net cash proceeds of $47.7 million from the Business Combination and PIPE, net of certain transaction costs.

We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $95.4 million as of December 31, 2021. During the year ended December 31, 2021, we incurred a net loss of $37.2 million and had negative cash flows from operating activities of $36.8 million. Although much of the negative cash flow resulted from an increase in engineering services and expensed materials for research and development, and administrative expenses related to our plan to become a publicly traded company, we expect to continue to invest in research and development and generate operating losses in the future. In addition, our future capital requirements will depend on many factors, including our lidar sales volume, the timing and extent of spending to support our research and development efforts in smart vision technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. If we are required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of common stockholders. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of common stockholders.

We are subject to risks and uncertainties frequently encountered by early-stage companies including, but not limited to, the uncertainty of successfully developing products, securing certain contracts, building a customer base, successfully executing business and marketing strategies, and hiring appropriate personnel.

To date, we have been funded primarily by equity financings, convertible promissory notes, and the net proceeds we received through the Business Combination, PIPE offering and private placements of the pre-combination Cepton convertible preferred stock. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.

Intended Use of Proceeds

As indicated above, we intend to use the net proceeds of the transactions contemplated by the Business Combination Agreement for general corporate purposes which may include, among other things, continuing investments in our various long-term goals. This includes continuing to execute on the series production award from OEM-B, accelerating engagement with other automotive OEMs to secure series production awards, driving adoption of Cepton’s lidar solutions in the Automotive and Smart Infrastructure markets, investing in research and development to strengthen our product offerings, and securing supplier commitments in anticipation of future production needs. We intend to prioritize executing on the series production award from OEM-B and accelerating engagement with other automotive OEMs to secure series production awards. Pending any specific application, we may temporarily invest funds in short-term investments, including marketable securities.

Cash Flow Summary — Years Ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(36,759)	$(16,980)
Investing activities	28,683	(32,256)
Financing activities	439	49,222

Operating Activities

During 2021, our operating activities used $36.8 million in cash resulting primarily from our net loss of $37.2 million, which was partially offset by $4.4 million of non-cash expenses consisting primarily of $5.0 million of stock-based compensation expense, $0.3 million of amortization and accretion of short-term investments, and $0.2 million of depreciation related to fixed assets. These amounts were partially offset by a gain of $1.1 million related to the PPP loan forgiveness. During the year ended December 31, 2021, we used net cash of $3.9 million from changes in our operating assets and liabilities resulting primarily from a $5.8 million increase in prepaid expenses and other current assets, a $1.1 million decrease in other long-term liabilities, a $0.2 million increase in other long-term assets, and a $0.2 million increase in accounts receivable. This was partially offset by a $1.2 million increase in accrued expenses due to timing of payments, a $0.9 million decrease in inventories due to increased sales volume of lidar sensors, and a $1.3 million increase in accounts payable due to timing of payments.

During 2020, our operating activities used $17.0 million in cash resulting primarily from our net loss of $19.6 million, which was partially offset by $1.1 million of non-cash expenses consisting primarily of $0.7 million of stock-based compensation expense, $0.2 million of depreciation and amortization, and a $0.2 million loss on debt extinguishment. During 2020, we received $1.5 million net cash from changes in our operating assets and liabilities resulting primarily from an increase of $1.2 million in other long-term liabilities due to deposit payments received from a customer.

Investing Activities

During 2021, our investing activities provided $28.7 million of cash, resulting primarily from the sales and maturities of short-term investments of $37.4 million, which was partially offset by purchases of short-term investments of $8.5 million and purchases of property and equipment of $0.3 million.

During 2020, we used $32.3 million of cash for investing activities, resulting primarily from the purchase of short-term investments of $33.7 million, which was partially offset by proceeds from the sale of short-term investments of $1.5 million.

Financing Activities

During 2021, our financing activities provided $0.4 million of cash consisting primarily of proceeds from exercises of common stock options.

During 2020, our financing activities provided $49.2 million of cash consisting primarily of net proceeds from the issuance of Series C Preferred Stock in the amount of $52.6 million and proceeds from the PPP loan of $1.1 million. The proceeds were partially offset by payments on the Term Loan of $5.0 million.

	Years Ended December 31,
	2020	2019
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(16,980)	$(17,570)
Investing activities	(32,256)	(147)
Financing activities	49,222	5,012

Operating Activities

During 2020, our operating activities used $17.0 million in cash resulting primarily from our net loss of $19.6 million, which was partially offset by $1.1 million of non-cash expenses consisting primarily of $0.7 million of stock-based compensation expense, $0.2 million of depreciation and amortization, and a $0.2 million loss on debt extinguishment. During 2020, we received $1.5 million net cash from changes in our operating assets and liabilities resulting primarily from an increase of $1.2 million in other long-term liabilities due to deposit payments received from a customer.

During 2019, our operating activities used $17.6 million in cash resulting primarily from our net loss of $16.8 million, which was partially offset by $0.9 million non-cash expenses consisting primarily of $0.7 million of stock-based compensation expense. During 2019 we used net cash of $1.7 million from changes in our operating assets and liabilities resulting primarily from a $1.7 million increase in inventories due to increased sales volume of lidar sensors.

Investing Activities

During 2020, we used $32.3 million of cash for investing activities, resulting primarily from the purchase of short-term investments of $33.7 million, which was partially offset by proceeds from the sale of short-term investments of $1.5 million.

During 2019, we used $0.1 million of cash for investing activities, primarily for the purchase of property and equipment.

Financing Activities

During 2020, our financing activities provided $49.2 million of cash consisting primarily of net proceeds from the issuance of Series C Preferred Stock in the amount of $52.6 million and proceeds from the PPP loan of $1.1 million. The proceeds were partially offset by payments on the Term Loan of $5.0 million.

During 2019, our financing activities provided $5.0 million of cash consisting primarily of net proceeds from the Term Loan.

Contractual Obligations

The following table summarizes our non-cancellable contractual obligations as of December 31, 2021:

	Payment Due by Period(1)		Total
	1 year	2 Years
Operating leases(2)	$1,853	$152	$2,005

____________

(1)      Does not include the Initial Advance under the Loan Agreement entered into with Trinity Capital Inc., which was borrowed subsequent to December 31, 2021.

(2)      Consists of future non-cancelable minimum rental payments under operating leases for our offices.

On April 15, 2021, we entered into an office lease agreement for our new headquarters located in San Jose, California. The lease began on June 1, 2021 and is set to expire on January 31, 2023. See Note 14, Commitments and Contingencies, of the notes to our consolidated financial statements for the year ended December 31, 2021, included elsewhere in this prospectus for further discussion of our contractual obligations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market rates and prices. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates and interest rates.

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of December 31, 2021, we had short-term investments of $2.8 million, which consisted of commercial paper and corporate debt securities which carry a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Canada and Germany. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Off-Balance Sheet Arrangement

We did not have any off-balance sheet arrangements as of December 31, 2021.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Revenue Recognition

Our revenue is derived from product sales of lidar sensors to direct customers as well as revenue associated with the development of customized lidar sensor prototypes. Revenue is recognized at a point in time when control of the products is transferred to the customer, generally occurring upon shipment in an amount that reflects the consideration we expect to receive in exchange for those products.

The application of revenue accounting requirements related to the measurement and recognition of revenue requires us to make judgments and estimates. Specifically, arrangements with nonstandard terms and conditions may require significant judgment to determine the appropriate accounting treatment, including whether the promised goods and services specified in a multiple element arrangement should be treated as separate performance obligations. When a contract includes multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement.

Transaction price is allocated to each performance obligation on a relative standalone selling price (“SSP”) basis. Judgment is required to determine SSP for each distinct performance obligation. We use a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, we determine SSP using information that may include other observable inputs available to us.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Inventory Valuation

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first in, first out basis. We record write-downs of inventories which are obsolete or in excess of anticipated demand. Significant judgment is used in establishing our forecasts of future demand and obsolete material exposures. We consider marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical revenue, and assumptions about future demand and market conditions in establishing our estimates. If the actual component usage and product demand are significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.

Stock-Based Compensation

We grant stock options to employees and non-employees with an exercise price equal to the fair value of the shares at the date of grant. All stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest. We use the Black-Scholes option pricing model to determine the fair value of stock option awards. The Black-Scholes model considers several variables and assumptions in estimating the fair value of the stock-based awards. These variables include the fair market value of common stock, stock-price volatility, expected term, expected dividends, risk-free interest rates, and forfeitures.

Fair Value of Common Stock — Given the absence of a public trading market, we considered numerous objective and subjective factors to determine the fair market value of common stock. These factors included but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights and preferences of preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions.

In valuing our common stock at various dates, the third-party valuation specialists determined the equity value of our business using a mix of the income and market approaches. The income approach focuses on the income-producing capability of the business, while the market approach measures the value of the business through an analysis of recent sales or offerings of comparable investments.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

The estimates will not be necessary to determine the fair value of new awards once the underlying shares begin trading.

Expected Volatility — Expected volatility is estimated based on historical volatilities of comparable public companies operating in our industry.

Expected Term — The expected term of the options represents the period the options are expected to be outstanding and is estimated using the simplified method. We believe it is appropriate to use the simplified method in determining the expected life of options because we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options.

Dividend Yield — We have historically not issued dividends and do not expect to in the future.

Risk-free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Forfeitures — Forfeitures are recognized as they occur.

We use the same inputs to estimate the fair value of awards granted to nonemployees.

Changes in the Estimated Fair Value of Cepton Common Stock During the Periods Presented

Below we present a discussion regarding material differences between the valuations used to determine the fair value of Cepton common stock relative to the fair value implied by the Business Combination.

Valuation History — The December 2019 and April 2020 common stock valuations were determined to be $2.48 per share and $2.02 per share, respectively. The primary driver behind the decline in common stock fair value between those dates was the significant uncertainty associated with the COVID-19 pandemic during the first half of 2020.

During the second half of 2020, Cepton’s management team and Board of Directors reviewed and evaluated potential strategic opportunities and alternatives with a view of enhancing stockholder value and accelerating growth. Such opportunities and alternatives included, among other things, private financing transactions, capital market transactions, and possible acquisitions. Specifically, in September 2020, Cepton’s management had internal discussions regarding a SPAC transaction and as a result, Cepton’s management believed that an update to its common stock valuation assumptions was necessary. The September 2020 409A valuation reflects the possibility of a SPAC transaction occurring as of September 30, 2021. This assumption led to an increase in Cepton’s common stock valuation, resulting in a value per share of $3.07.

In April 2021, we began negotiations with a SPAC regarding a business combination and in May 2021, Cepton received a non-binding letter of intent (“LOI”) from the SPAC. The LOI indicated a pre-transaction enterprise value of $1.5 billion and a price per common share upon de-SPAC of approximately $24.69. The May 2021 409A valuation incorporated the preliminary terms of this LOI as well as assigning a higher probability to a SPAC transaction occurring in the near-term future. These changes in valuation assumptions resulted in a common stock fair value per share of $13.06.

On August 4, 2021, Cepton entered into the Business Combination Agreement with the SPAC. As a result, on August 6, 2021, we updated our valuation assumptions, assigning a higher probability to a SPAC transaction occurring in the near-term future. This change resulted in a common stock fair value per share of $16.89.

Beginning in September 2021, GCAC filed a proxy statement/consent solicitation statement/prospectus relating to the Business Combination in a registration statement on Form S-4 (the “Form S-4”) and subsequent amendments thereto. Given the existence of the Form S-4 filing, which became effective on January 24, 2022, as well as the progression and status of the overall Business Combination, we felt it was appropriate to assign a higher probability to a SPAC transaction occurring in the near term future relative to the previous valuation. The December 2021 409A valuation reflected the increased probability which led to another increase in Cepton’s common stock valuation, resulting in a value per share of $23.29.

Below is the summary of 409A valuations performed during 2021 and 2020.

409A Valuation Date	Common Stock Fair Value
12/31/2019	$2.48
4/30/2020	$2.02
9/30/2020	$3.07
5/13/2021	$13.06
8/06/2021	$16.89
12/31/2021	$23.29

For the December 2019 and April 2020 409A valuations, we applied a combination of both the income approach and the public company market multiple method (“PCMMM”) market approach to determine the enterprise value of Cepton. Each approach was assigned an equal weighting of 50 percent. To arrive at the fair value of common stock, we utilized the option pricing method (“OPM”) to allocate the equity value.

For the September 2020 409A valuation, we adjusted our valuation approach as we had begun internal discussions surrounding the possibility of a SPAC or IPO transaction which had not occurred previously. As of this date, no specific SPAC had been identified and no formal negotiations had been undertaken. Due to these facts, we selected the probability weighted expected return method (“PWERM”) to allocate the enterprise value. The PWERM approach involves the estimation of future potential outcomes as well as values and probabilities associated with each potential outcome or scenario. Under the PWERM approach, we utilized a combination of (1) an “IPO/SPAC” and (2) a “Remain Private” scenarios to value our common stock.

The May 13, 2021 409A valuation incorporated our receipt of a non-binding LOI related to a potential SPAC transaction. The preliminary terms of the LOI indicated a pre-transaction enterprise value of $1.5 billion and an expected price per common share upon de-SPAC of approximately $24.69 based on our then-current fully diluted capitalization. Given this information, we again utilized the PWERM approach to allocate the enterprise value for purposes of the May 13, 2021 409A valuation. Under the PWERM approach, we utilized a combination of (1) the SPAC and (2) the “Remain Private” scenarios to value our common stock. The weighting applied to the SPAC scenario as compared to the “Remain Private” scenario was adjusted upwards given the signed LOI and the Company’s consideration of the likelihood of completion of a SPAC transaction.

The August 6, 2021 409A valuation incorporated our public announcement of our entering into a Business Combination Agreement with a SPAC. Based on the terms of the Business Combination Agreement, our shares will be exchanged for shares of the SPAC at a rate of 2.465x. Given the SPAC’s common shares were valued at $9.86 as of our 409A valuation date, the implied value per common share upon de-SPAC was equal to $25.89. Given this information, we again utilized the PWERM approach to allocate the enterprise value for purposes of the August 6, 2021 409A valuation. Under the PWERM approach, we utilized a combination of (1) the SPAC and (2) the “Remain Private” scenarios to value our common stock. The weighting applied to the SPAC scenario as compared to previous valuations was adjusted upwards given the signed Business Combination Agreement and the increased likelihood of the SPAC transaction completing.

The December 31, 2021 409A valuation incorporated our filing on Form S-4, signalling an increased probability of completing the proposed SPAC transaction. Given the SPAC’s common shares were valued at $9.93 as of our 409A valuation date, the implied value per common share upon de-SPAC was equal to $26.10. Given this information, we again utilized the PWERM approach to allocate the enterprise value for purposes of the December 31, 2021 409A valuation. Under the PWERM approach, we utilized a combination of (1) the SPAC and (2) the “Remain Private” scenarios to value our common stock. The weighting applied to the SPAC scenario as compared to previous valuations was adjusted upwards given the filed Form S-4 and overall progression of the Business Combination.

A summary of the equity awards granted during 2020 and 2021 is as follows:

Date of Option Grant	Options Granted	Common Stock Fair Value
2/26/2020	503,000	$2.48
7/15/2020	385,000	$2.02
8/20/2020	437,000	$2.02
12/24/2020	380,000	$3.07
2/12/2021	350,000	$3.07
6/10/2021	239,000	$13.06
6/23/2021	90,000	$13.06
6/30/2021	1,535,670	$13.06
10/28/2021	140,000	$20.50

Income Taxes

We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In making this assessment, we analyze future taxable income, reversing temporary differences and ongoing tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

Recent Accounting Pronouncements

See Note 1 to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Internal Control Over Financial Reporting

In connection with the audit of our consolidated financial statements for the years ended December 31, 2021, a material weakness in our internal control over financial reporting was identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. For more information concerning the material weakness identified, see the risk factor titled “We have identified a material weakness in our internal control over financial reporting. If our remediation of this material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock”.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Cepton is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, Cepton expects to remain an emerging growth company at least through the end of the 2022 fiscal year and to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare Cepton’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2026, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

BUSINESS

Company Overview

Cepton’s mission is to deploy high performance, mass-market lidars to deliver safety and autonomy across the Automotive and Smart Infrastructure (each as defined below) markets.

Cepton is focused on the mass-market commercialization of high performance, high quality lidar solutions. By adopting our solutions, our customers can deliver safety and autonomy applications across a broad range of end-markets, including our primary market — advanced driver assistance systems (“ADAS”) in consumer and commercial vehicles. We believe that ADAS in consumer and commercial vehicles represents the largest market opportunity for lidar applications over the next decade as well as the market with the best potential for near term mass-market commercialization.

Since the inception of our company in 2016, building lidars for broad market adoption has been our guiding principle. Mass-market deployment guided not just our end market focus, but also our product design choices, our areas of technological innovation, our approach to manufacturing and our go-to-market strategy and partnerships. Consequently, our value proposition has focused on developing a lidar that appropriately balances performance, cost and reliability. Our original thesis was that lidar would gain broad based adoption only when solutions strike the right balance across these three key facets.

Based on this approach, Cepton has gained acceptance for its technology in the Automotive market. In 2019, following approximately two years of rigorous engagement and working alongside our Automotive Tier 1 partner, Koito, we were awarded the largest known ADAS lidar series production award in the industry to date by General Motors (“OEM-B”). This award includes multiple platforms and vehicle models, with an estimated production start in 2023.

As a Silicon Valley-based company led by technical experts in optoelectronics, technology innovation is at the core of our company. Cepton developed a comprehensive end-to-end lidar platform consisting of:

•        proprietary hardware building blocks, including our breakthrough patented Micro Motion Technology (“MMT®”) 3D lidar imaging technology and our system-on-a-chip (“SoC”) lidar engine application-specific integrated circuit (“ASIC”);

•        a portfolio of industrial-grade and automotive-grade (“autograde”) near-range to ultra-long range lidars;

•        automotive software enabling safe, secure and efficient integration in vehicles; and

•        feature rich perception software capabilities.

Industry Background

We believe we are at the center of major shifts in technology, consumer preferences and industry trends that are catalyzing the adoption of lidar solutions across our target markets.

ADAS is one of the fastest growing segments in the automotive industry.

Automotive original equipment manufacturers (“OEMs”) currently offer a range of Society of Automotive Engineers (“SAE”) L1/L2 (“L1/L2”) ADAS technologies such as lane keep assist, adaptive cruise control and automatic emergency braking, which have helped improve vehicle safety while adding comfort features that consumers value. Many OEMs and their Tier 1 suppliers are actively working to improve their ADAS offerings on new vehicle models. This might involve enhancing the capability and usability of existing SAE Level 2 (“L2”) features or offering additional features which do not meet the requirements of SAE Level 3 (“L3”) systems, where the responsibilities of driving start to shift from the driver to the vehicle. The interim stage between SAE L2 and SAE L3 is commonly referred to as Level 2+ (“L2+”). While L2+ ADAS features are included in a select number of vehicles today, over the next five to ten years, such advanced ADAS features are expected to become mainstream and achieve wide-spread adoption. In a 2019 report, Frost and Sullivan estimates that by 2030, 67% of vehicles sold globally will have at least L2 and L3 autonomous driving (“AD”) capability.

Multiple factors are driving demand for ADAS functionality in modern consumer vehicles.

Demand for L2+ ADAS features are likely to be driven by multiple factors:

•        Growing consumer demand for enhanced safety and autonomous features in consumer vehicles: According to the American Automobile Association’s 2021 annual automated vehicle survey, 80% of drivers said that they want current vehicle safety systems, such as automatic emergency braking and lane keeping assistance, to work better, and 58% of drivers said they want these systems in their next vehicle.

•        Continued emphasis by regulators on reducing traffic accidents and fatalities, which increases the likelihood that ADAS features considered optional today might become mandatory in the future.

•        The shift towards software-based subscription models for ADAS features, which are expected to increase the availability of ADAS-related hardware in consumer vehicles.

Lidar technologies are proliferating and enabling ADAS functions with higher levels of safety and autonomy.

Highly dynamic environments around a moving vehicle require extensive sensor data to enable safety and autonomy features. To date, the industry has adopted a combination of sensors, primarily cameras and radars, to enable L1 and L2 functions. Vehicles equipped with L1/L2 capabilities face a number of deficiencies, such as the inability to detect pedestrians and bikes under certain conditions, including when under direct exposure to sunlight and in poor lighting conditions, and incomplete lane, road-edge and barrier detection. As a result, achieving L2+ and higher levels (i.e., L3-L5) of autonomy coupled with vehicle safety requires enhanced sensing capabilities and complementary sensor data for faster, more accurate and more reliable perception and to meet redundancy requirements for functional safety. Lidar addresses many of these challenges and offers key benefits due to its high resolution combined with high accuracy in measuring distances to objects and its own independent and integrated light source. Many lidar capabilities cannot be easily replaced by other sensors, making lidar an essential sensor for L2+ ADAS applications.

Continual innovation is driving down lidar costs and enabling large scale adoption.

We believe that lidar adoption in mass-market consumer vehicles has been limited due to two major factors. First, lidars that have been able to achieve high performance levels have not been able to achieve autograde reliability and low cost. Second, lidars that were able to demonstrate a path towards autograde reliability and low cost have been unable to meet adequate performance requirements to achieve L2+ ADAS vehicle safety and autonomy goals. Lidar innovation is changing this landscape by combining high performance with high reliability and low cost, with Cepton being in a prime position to drive this transformation using our patented, mirrorless and frictionless MMT® imaging method.

Cost reductions may be enabled by the use of lower cost components, component integration (e.g., in the form of proprietary ASICs and lidar modules) and economies of scale accompanying larger scale deployments, especially in the ADAS market. Our view is that the path to autograde reliability is paved by using mainstream, proven components and technology architectures that are less vulnerable to reliability concerns. In addition, we believe that collaboration between lidar companies and Automotive Tier 1 suppliers that have high volume manufacturing capabilities further enhances lidar quality and autograde reliability.

Multiple industrial and infrastructure sectors are undergoing digital transformation and are expected to benefit from high performance, lidar-based perception solutions.

Numerous market applications are adopting new solutions and modernizing their operations and infrastructure to improve safety and security, while driving higher efficiency and privacy. As many sectors transform in this manner, they are leveraging technologies that combine physical infrastructure and sensors with advanced digital technologies including the internet of things, artificial intelligence, and cloud and edge computing. Per the World Economic Forum, emerging technologies are projected to increase efficiency and reduce costs by up to 30% across all operations. Both public and private sectors are embracing these new technologies to reap the benefits of digital transformation in order to develop applications for Smart Cities, Smart Spaces, Smart Industrials and other market segments. Advanced sensing and perception solutions are increasingly at the foundation of such digital transformation, as they enable the capture, transmission, processing and real-time analysis of data at unprecedented levels of accuracy. For instance, many industries have previously adopted technologies such as video cameras and thermal cameras for perception-based applications. However, modern applications are requiring a level of accuracy, uptime, and privacy not currently achievable with those sensors. Lidars provide accurate and anonymized 3D information under a variety of lighting and environmental conditions, and offer the solutions needed across a wide range of smart applications. Lidars can supplement cameras and other sensors in vision-critical applications and provide a compelling alternative to cameras in privacy-critical or vision-agnostic applications, for example, analysis of foot traffic at retail outlets without identifying personal information.

Our Market Focus

Our lidars enable safety features and L2 to SAE Level 4 (“L4”) autonomy in ADAS and autonomous vehicles (“AV”) applications (the “Automotive” market). We set a goal since day one to target the consumer vehicle ADAS market, anticipating the need to serve the largest automotive OEMs in the world with sensors that would play an important role in enabling enhanced L2+ ADAS applications, with enhanced safety and autonomy features. ADAS is one of the fastest growing segments within the Automotive industry. According to a 2019 Frost and Sullivan report, it is estimated that by 2030, 67% of vehicles sold globally will have at least L2 and L3 AD capability. This is supported by growing consumer demand for enhanced safety and autonomous features in vehicles. We estimate that the ADAS market for lidar solutions will represent a $50 billion market opportunity by 2030.

While our main focus within the Automotive market has been the L2+ ADAS market, we have naturally extended our reach to L4 AVs. Level 4 AVs such as robotaxis typically operate for a prolonged period of time, which requires highly reliable sensors that can maintain high levels of performance. In addition, as AV technologies become more mature, cost and efficiency will become important design criteria to drive widespread adoption. The fundamental functions of lidars being used in ADAS and AV are similar and, based on our discussions with customers in the L4 AV market, we believe that the AD industry will adopt lidars optimized for ADAS to drive widespread adoption of AVs. This places Cepton in a strong position to capture a significant share in the AV market as that market matures.

As an additional area of focus, Cepton has established a strong presence in the Smart Infrastructure market. We believe our strength in this market is that our lidar sensors and perception solutions provide an attractive value proposition and high suitability for applications in market segments such as Smart Cities, Smart Spaces and Smart Industrials (each defined below), which together comprise the “Smart Infrastructure” market. This enables us to build a diversified business with an additional pillar of growth opportunities outside of the Automotive space.

•        “Smart Cities” includes applications such as: (i) pedestrian safety, vehicle safety, wrong-way driving detection, emergency vehicle guidance, and traffic flow management for smart roads; (ii) vehicle profiling/classification, vehicle speed and dimension estimation, axle classification, and container scanning for smart tolling; and (iii) obstacle detection, pedestrian detection, track health monitoring and intersection monitoring for smart rail.

•        “Smart Spaces” includes applications such as: (i) foot traffic analysis, safe zones, and social distancing for crowd analytics; (ii) securing critical infrastructure, area/zone access, gateway entry monitoring and anonymized surveillance for security; and (iii) injury prevention, accident avoidance, workplace safety and early warning/alerts for safety.

•        “Smart Industrials” includes applications such as: (i) container scanning, free space detection, object detection and object classification for industrial applications; and (ii) 3D mapping, object detection, object classification and autonomous navigation for autonomous ground vehicles.

Differentiated Value Proposition

Cepton’s lidar solutions enable high performance and autograde reliability at competitive prices. Our lidars are able to achieve this because our designs use robust, low-cost components coupled with a proprietary lidar engine ASIC and a frictionless, mirrorless 3D-imaging technology referred to as MMT®. Our design choices coupled with our proprietary technology results in Cepton lidars having high performance, low power consumption, compact form factor and high manufacturability for large scale deployment.

Designing a lidar for mass market adoption in the Automotive market requires balancing performance (e.g., range, resolution and field of view), reliability (e.g., automotive certifications), price, vehicle integration (e.g., size and power) and volume manufacturability. For example, a lidar might have high performance but compromise on reliability, size, power and price. On the other end of the spectrum, a lidar could achieve low cost and good reliability but fail to meet minimum performance requirements. According to a leading independent consulting firm that conducted a market study commissioned by Cepton, as of January 2021, Cepton is the only provider with products that fulfill all major OEM requirements across key criteria for L2+ ADAS applications by providing high performance combined with autograde reliability and attractive pricing. Our differentiated value proposition is further validated by our series production award from OEM-B, which is the largest known ADAS lidar series production award to-date, based on number of vehicle models awarded.

Largest Series Production Award at OEM-B Positions Cepton as Lidar Market Share Leader

In 2017, we started a journey of rigorous engagement with OEM-B to enable their next generation L2+ ADAS program, for vehicle models expected to commence production in 2023. Following approximately two years of engagement including design, testing, validation and integration workstreams, Cepton, alongside our Tier 1 partner, Koito, was selected as the sole lidar provider to support the ADAS program with a series production award covering multiple vehicle platforms and models through 2027. To date, this represents the largest known ADAS lidar series production award based on number of vehicle models, and we believe it represents a significant validation of the superiority of Cepton’s products and our ability to develop innovative lidar solutions for the Automotive industry in partnership with leading Tier 1 suppliers. This award positions Cepton as one of the key suppliers of OEM-B as well as a potential supplier to OEM-B’s affiliates worldwide.

We have gained significant commercial traction across our target markets. In total, we shipped products to over 100 paying customers since 2018 and have over 160 engagements in our pipeline. In the Automotive market we have engagements with varying maturities, with many Tier 1s and OEMs, including all 10 of the top 10 OEMs based on IHS Markit, a leading independent third-party industry analytics and information provider, vehicle production volume rankings for 2019. In the Smart Infrastructure market, we have many projects across the Smart Cities, Smart Spaces and Smart Industrials segments, often in partnership with system integrators and large customers. We believe our series production award from OEM-B and the extent of our current engagements position Cepton to be a market share leader in the lidar industry.

Proprietary Technologies Combined With A Comprehensive Offering Enables Sustainable Competitive Advantage

We developed our lidars with technologies, hardware building blocks and design principles that are highly synergistic. We combine proven, widely available materials and components with proprietary designs to achieve high performance, small form factor, low power, high reliability and low cost, which we believe are all key aspects of a mass-market lidar. Some of our most important lidar sensor innovations include our proprietary single-chip ASIC lidar engine, our multi-chip lidar transceiver modules and our patented MMT® for 3D imaging. Cepton’s integrated lidar engine ASIC is a powerful data processing SoC that combines illumination control and high-sensitivity detection functions, with embedded proprietary algorithms and trade secrets to enable key lidar functions. Our MMT® architecture integrates our multi-chip lidar transceiver module with an elegant mirrorless, frictionless and rotation-free imaging technique to increase the reliability and manufacturability of the product while delivering high performance and low power at affordable price points. Our MMT® architecture is also flexible to accommodate other illumination and detection methods as these design options become proven and cost competitive in the future. We are also innovating in automotive software, having developed key automotive integration capabilities to enable seamless vehicle communication, cybersecurity, automotive safety integrity level (“ASIL”)-B functional safety and over-the-air update capabilities. Finally, our full stack perception solutions integrate our lidars with edge computing and powerful lidar perception software to deliver intelligent 3D perception for a range of applications. We believe that our comprehensive end-to-end lidar solution platform including lidar building blocks, lidar systems for near range, long-range and ultra-long-range applications, automotive software and perception software provide us the technology advantages and allow us to address demanding requirements in ADAS, AV and Smart Infrastructure applications. We expect that our technology advantages coupled with our commercial success, as evidenced by the largest known ADAS lidar series production award based on number of vehicle models, will provide a sustainable competitive advantage.

Strategic Relationship With Global Automotive Tier 1 Koito

In February 2020, we announced a strategic partnership with Koito, the number one supplier of automotive lighting systems globally (based on 2019 sales). At the same time, Koito participated in our Series C funding round. Koito is also the anchor investor for the PIPE Investment. As part of our collaboration, Koito obtained rights to manufacture and sell lidars based on Cepton’s MMT® lidar sensor design for an automotive application, using key components supplied by Cepton. In 2019, Koito and Cepton jointly won an ADAS lidar series production award, which is the largest known award of its kind to-date based on the number of vehicle models awarded, from OEM-B. We believe the combination of Koito’s leadership in automotive lighting and its expertise in high volume manufacturing provides us with the capabilities to jointly compete for the largest automotive programs in the industry with global auto OEMs.

Visionary, Founder-Led Team

Cepton is led by industry veterans with decades of collective experience across a range of lidar, imaging, optoelectronics and semiconductor technologies. Our co-founders Dr. Jun Pei (CEO) and Dr. Mark McCord (CTO) both hold Ph.Ds. in Electrical Engineering from Stanford University and have been working together for over a decade. Dr. Jun Pei was one of Dr. McCord’s top students during Dr. McCord’s tenure as an Associate Professor of Electrical Engineering at Stanford. The founding team has focused on building an engineering team with deep expertise in technical specialties required to build and sustain breakthrough lidar innovations. Our history of innovation is evident from the four generations of directional lidars and two generations of perception software solutions we have launched since 2016. We have also attracted accomplished business veterans with substantial experience across finance, lidar and automotive supply chain industries. As of March 31, 2022, the Cepton team included 151 team members including 65 engineers and 22 PhDs.

Our Market Opportunity

We have built our lidar solutions to serve a range of markets globally, including the Automotive and Smart Infrastructure markets. Our primary focus has been the ADAS market segment, which we believe represents the largest market opportunity for lidar solutions.

We address key parts of a large and rapidly growing market. From our analysis of third party reports and our own assumptions on the evolution of the lidar market, we estimate our market opportunity, or total accessible market, to be around $19 billion in 2020, growing to $49 billion in 2025 and $59 billion in 2030, representing a 12% compound annual growth rate. Our lidar solutions address many cases across the following markets:

Automotive

•        ADAS:    We estimate that total new vehicles with L2+ ADAS functionality represented approximately seven million units in 2020, growing to a projected 25 million in 2025 and 35 million in 2030. Based on our assumptions, we estimate the corresponding L2+ ADAS lidar market opportunity to increase from around $13 billion in 2020 to $41 billion in 2025 and $50 billion by 2030. Our estimates include both long-range and near-range lidars.

•        AV:    We estimate that total new vehicles with fully AD functions (L4 and above) represented approximately four thousand units in 2020, growing to 120 thousand in 2025 and 250 thousand in 2030. Based on our assumptions, we estimate the corresponding L4/L5 AV lidar market opportunity to increase from around $110 million in 2020 to $1.1 billion in 2025 and $1.4 billion by 2030. Our estimates include both long-range and near-range lidars.

Smart Infrastructure:    Based on our analysis of industry data and customer feedback, we estimate the Smart Infrastructure lidar market — including Smart Cities, Smart Spaces and Smart Industrials — to represent a potential market size of around $6.6 billion in 2020, growing to $7.0 billion in 2025 and $7.6 billion in 2030.

Our Approach and Value Proposition

Our lidar value proposition stems from a balanced design that addresses three key foundational pillars that we believe are essential to serve the ADAS market, namely, performance, cost and reliability. We believe that lidar solutions that only satisfy one or two of those pillars will have difficulty securing large scale market deployments. To truly become a mass-market solution, we believe that lidars need to meet all three key requirements, which requires a focused and highly innovative approach to lidar design, encompassing system architecture, technology and component choices, supply chain strategy and Tier 1 partnerships for enhancing manufacturability and achieving economies of scale. We believe our value proposition derived from this approach is highly differentiated in the market and positions Cepton to become one of the leaders in the lidar industry.

Cepton’s value proposition is centered on the following elements:

Proven design and technology.    Cepton lidars were designed from the ground up to achieve a balanced approach to performance, cost and reliability. Our lidar design uses a breakthrough, patented innovation in 3D imaging technology that we refer to as Micro Motion Technology. The MMT® architecture is capable of high resolution and long-range 3D-imaging, while enabling sensor robustness and reliability to meet the stringent requirements of automotive applications. Our design has been evaluated for mass-market lidar applications by many Tier 1 partners and customers across ADAS, AV and Smart Infrastructure markets. OEM-B awarded us a large ADAS lidar series production award after going through a rigorous selection process comparing our sensors to those of numerous competitors.

Superior performance.    Cepton lidars offer strong performance combining long range, high resolution and low power consumption enabled by our proprietary design. An independent market study conducted by a leading consulting firm commissioned by Cepton compared the performance specifications of Cepton to those of other major competitors across a set of characteristics. Their conclusion was that Cepton was the only lidar provider able to meet all key OEM requirements defined by the consulting firm for long-range ADAS applications.

Cost advantage.    We have designed our lidars to support attractive pricing at automotive production volumes, which is an important driver of lidar adoption for mass-market ADAS applications. Our lidars use proprietary micro-optical modules built with proven, low cost, 905 nm wavelength lasers (edge-emitting laser diodes) and silicon detectors (avalanche photo diodes or “APDs”). Our low cost, proprietary, lidar engine ASIC chips, which are integrated in our optical modules, enable high performance with a small footprint. Our patented MMT® assembly also uses low cost, widely available materials. Our manufacturing strategy leverages contract manufacturers for key components used in our lidars. We further anticipate using contract manufacturers to also manufacture lidars using our technology for sales to Smart Infrastructure customers and low volume Automotive customers. For Automotive series production, we partner with leading Automotive Tier 1 suppliers for high volume manufacturing and to drive economies of scale. In this case, we expect to license our technology to Tier 1 partners and sell lidar components to them, to enable Tier 1 partners to assemble and manufacture lidars in high volume. In collaboration with our Tier 1 partner, Koito, our series production award from OEM-B is expected to allow us to drive down cost as our lidar production scales in 2023 and beyond.

Compact form factor and low power consumption.    One of the biggest benefits of our lidars is their compact form factor, allowing for multiple options for vehicle integration. The low power consumption of our lidars combined with their compact form factor makes it possible to integrate our lidars behind the windshield, inside headlamps and in vehicle fascia, allowing for multiple integration options. These integration options facilitate embeddability in the vehicle, minimizing disruption to the vehicle’s natural styling — an important consideration for automotive OEMs.

Volume scalability and manufacturing.    Cepton builds its lidars with widely available, proven and inexpensive components using a manufacturable, modular and scalable architecture, making them ideally suited for high volume production. To enable high volume production, Cepton is able to license its technology and sell components to Automotive Tier 1 suppliers, who can manufacture and sell lidars using Cepton’s technology.

Autograde reliability and integration.    With respect to autograde applications, the design of Cepton’s lidars is enabled by Cepton’s material and component choices as well as the use of MMT®, a mirrorless, frictionless, rotation-free approach to 3D imaging. Cepton has also developed significant expertise in automotive software, such as AUTOSAR, cybersecurity, functional safety (ASIL-B), over-the-air update capability and more, which enables lidar deployment in vehicles and significantly increases Cepton’s competitive advantage.

Leading Tier 1 partner.    One of the most critical factors that enables lidar suppliers to win and deliver on ADAS programs is the ability to bring an experienced Automotive Tier 1 partner into the OEM engagement. Cepton has partnered with Koito, the world’s largest Automotive lighting Tier 1 supplier, based on auto lighting revenue for the year 2019. Koito is a development and manufacturing partner to Cepton as well as an investor in Cepton. Koito has a global footprint and customer base and has established a manufacturing line in Japan to make lidars using Cepton’s technology with components produced by Cepton. In addition to Koito, Cepton continues to work with other Tier 1 partners as needed based on specific customer engagements.

Cepton’s Technology Advantage

Lidar Design Principles and Cepton’s Technology Choices

We believe that selecting the right mix of technologies is a fundamental aspect to developing a lidar solution suitable for mass-market ADAS applications. We have developed our lidars focused on using technologies, components and design principles that are synergistic when combined, with the goal of achieving our three key pillars for success: performance, cost and reliability.

To understand different lidar technologies and choices, it is important to break down the core functions of the lidar. One of the three significant functions of lidar is to transmit light into the environment (transmission) using a source. When the light falls on objects, part of the light is reflected back. The second key function of the lidar is to detect the light that is reflected back (detection) using a detector (also known as receiver). Light has a well-known speed of transmission, and by measuring the time between when the light is transmitted from the source and when it is received by the detector (time of flight), we can accurately measure the three-dimensional distance (range) of the object from the lidar. At the same time, the lidar can capture data not just from a single point source and detector but cover a 2D field of view either by scanning or other methods. This third function of lidar is referred to as “imaging,” with different techniques offering varying image resolution. Choices of lidar technologies can therefore be evaluated based on how these three functions are achieved and how they balance the three key pillars for mass market deployment — namely, performance, cost and reliability.

The principles around lidar illumination and detection have been researched extensively over many decades. To achieve high reliability and low cost, maximizing the use of commonly available and proven materials and components is important. This is especially true when those choices adequately achieve the performance level required for the targeted applications. We believe this is the case when it comes to illumination and detection, as a result of which we chose proven, mature technologies and low cost components, such as 905 nm wavelength edge-emitting laser diodes for illumination and silicon based APDs for detection. We therefore chose to focus on innovation that enables the highest performance using mainstream technologies — namely, our powerful lidar engine ASIC for illumination control and detection, as well as our proprietary micro-optical lidar modules that combine the laser diodes, the APDs and our ASICs.

We believe that the key area of differentiation in lidar design today is how to form a 3D image efficiently — namely imaging, with high reliability and low cost. To achieve this objective, Cepton invented and patented an imaging mechanism called MMT®. MMT® is frictionless, mirrorless and rotation-free, which enables autograde reliability, high performance, low power and compact form factor lidars. Our MMT® lidars use durable, inexpensive and commonly available materials, with the ability to scale up to high manufacturing volumes to achieve low cost.

We believe that our technology choices in system design and our focus on combining mature and proven solutions with state of the art innovation led us to overcome what we believe is the hardest challenge in developing lidar, thereby allowing us to offer lidar solutions with high performance and autograde reliability at competitive prices and obtain the largest known ADAS lidar series production award to-date in the industry, from OEM-B.

Advantages of Cepton’s Lidar Technology Choices

We focused our technology innovation on what we believe are the most important areas of differentiation to deliver lidar solutions that meet or exceed our customers’ requirements for mass-market deployment. We believe our current technology choices achieve the balance between performance, cost and reliability and will enable high volume production to accelerate adoption in ADAS and other market segments. At the same time, our core innovations in imaging are complementary with emerging technologies and components in illumination and detection, which we continue to monitor and evaluate.

Illumination

Cepton adopted 905nm wavelength infrared laser diodes, which combine the commonly used illumination wavelength with low cost, autograde laser components that enable us to meet Class 1 eye safety requirements. Alternative illumination solutions available in the market include less mature 1550 nm fiber and tunable lasers, which have higher cost, require substantially more power to operate and are not easily qualified for automotive applications. Yet another market option involves ~850 nm wavelength lasers (vertical cavity surface emitting lasers, or “VCSELs”), which have significantly lower range performance. If these alternative illumination technologies were to mature to the point where they can meet long range ADAS performance requirements, reliability and cost objectives, Cepton has the option to integrate such technologies in its MMT® lidars.

Detection

Cepton selected direct time of flight based measurement of object distances using mature and commonly available receiver technologies such as silicon APDs. The simplicity and accuracy of this approach is well established, along with the low cost and ease of mass production. Coupled with the APDs, Cepton uses a proprietary custom ASIC, designed using proven silicon technologies and cost competitively manufactured with automotive qualified wafer fabs to implement advanced detection algorithms that are key to our performance advantages. Alternative detection modalities available in the market include those used with 1550 nm illumination, such as boutique components like InGaAs APDs which are more expensive and not proven for automotive applications. VCSEL-based illumination systems typically use a specialized detector technology called single photon avalanche diodes that are new to automotive applications and have limitations such as noise and range. Finally, a more recent emerging technology used for detection is frequency modulated continuous wave, which is a significantly more complex system with higher cost, frame rate limitations and unproven automotive reliability. If some of these alternative technologies can meet long range ADAS performance requirements, reliability and cost goals in the future, Cepton has the option to integrate such technologies in our MMT® lidars.

Imaging

Lidar imaging is an important area of innovation and differentiation for Cepton. Cepton’s MMT® provides an elegant and efficient solution for lidar imaging. Alternative lidar imaging methods commonly involve the use of mirrors, whereas MMT® is mirrorless, thereby increasing the optical efficiency and performance of the system, while reducing cost and eliminating mirror-related reliability problems. MMT® is a frictionless and rotation-free design that creates a dense 2-D image using sparse point measurements obtained from the receiver array. For ADAS applications, we believe that MMT® based lidars therefore offer the desired balance between performance, cost and reliability. In addition, our core MMT® design is compatible with various illumination and detection technologies; should some emerging solutions in transmission and detection become proven for automotive applications and achieve cost competitiveness, Cepton has the option to incorporate these solutions.

Cepton’s Lidar Platform

Cepton offers a comprehensive lidar solutions platform comprised of both hardware and software. Our innovation and product development has focused on every layer of the lidar stack, including (a) key proprietary building block hardware components that are used in our lidars, (b) a suite of MMT® lidar products for automotive and industrial applications covering near-range, long-range and ultra-long range detection, (c) software to enable seamless automotive integration, and (d) perception solutions for a variety of end markets applications, including ADAS.

Proprietary Hardware Building Blocks

We have developed multiple proprietary hardware building blocks supporting our lidar products. We combine widely available materials and components with proprietary or patented intellectual property to deliver lidars optimized for their intended application by balancing performance, cost and reliability. In the following, we highlight two of our key proprietary building blocks:

•        MMT® Core Assembly.    Cepton’s patented MMT® is a frictionless, mirrorless, rotation-free architecture that enables high resolution, long range 3D imaging, while maximizing the sensor robustness and reliability to meet the stringent requirements of automotive applications. Cepton developed MMT® in-house, and we consider it a breakthrough innovation in the lidar industry due to its following qualities:

•        Reliable:    Design using durable materials

•        Versatile:    Ability to achieve near range to ultra-long-range and wide field of view

•        Innovative:    Simplicity combined with high precision, with patents covering all key aspects

•        Efficient:    Enables compact form factor with low power consumption and uses low-cost components

•        Scalable:    Modular design approach that can be easily scaled up for high volume manufacturing

•        Lidar engine ASIC for signal processing.    Cepton’s proprietary single chip lidar engine ASIC is a powerful data processing SoC that combines illumination control and advanced detection functions. Our ASIC chip was developed in-house and features the processing power equivalent to a multi-core computer with embedded proprietary algorithms and intelligence to enable lidar illumination control and detection. The ASIC is:

•        Reliable.    Uses mature silicon process technology and is manufactured by an automotive certified leading silicon foundry

•        Powerful.    Features include lidar illumination control combined with a sophisticated detection engine and signal processing capabilities

•        Innovative.    State-of-the-art lidar signal processing maximizes range and minimizes noise

•        Inexpensive.    Low cost and low power attributes stem from the size of our ASIC chip, which also enables seamless integration into Cepton’s proprietary micro-optical arrays

•        Available.    Currently shipping in B-sample lidars

Comprehensive Portfolio of Lidar Solutions

We offer multiple product families of lidars that are used in industrial and automotive applications.

•        Autograde lidar sensors

•        Vista-X:    Compact lidar solutions with a range of up to 200m for long-range applications in ADAS L2+/L3, AV L4/L5 and suitable for Smart Infrastructure applications

•        Vista-T:    Lidar solutions with a range of up to 300m for ultra-long-range applications in ADAS L2+/L3 and AV L4/L5

•        Nova:    Ultra small form factor lidar solution with a range of up to 30m for near-range applications in ADAS L2+/L3, AV L4/L5 and also suitable for Smart Infrastructure applications, with a wide horizontal and vertical field of view

•        Industrial grade lidar sensors

•        Vista-P:    Compact lidar solutions with a range of up to 200m for long-range applications in ADAS L2+/L3, AV L4/L5 and Smart Infrastructure

•        Sora-P:    Ultra-high scan rate, compact, quasi line-scanning lidar solutions that deliver high-fidelity profiling of objects moving at high speeds, for free flow tolling and other industrial applications

Automotive Software

Cepton has developed capabilities to provide automotive software to support efficient automotive integration for ADAS applications. Software features that fall in this category include, but are not limited to, supporting AUTOSAR compatibility, extrinsic and dynamic calibration, ASIL-B functional safety, diagnostics, cybersecurity, and over-the-air update capability.

Lidar Perception Solutions

Cepton offers intelligent, smart lidar perception solutions by combining lidar sensors with our advanced Helius® perception software and edge processing computers or servers. The Helius® software transforms 3D lidar point clouds (i.e., a set of individual points in 3D) into smart lidar data, also known as “objects,” that indicates which collection of points belongs to a specific object, what the object’s size, location and velocity are, as well as what type of object it is (e.g., vehicle, person). The process by which point cloud data is converted to actionable information is referred to as object detection, classification and tracking. At the same time, since lidar does not capture biometric information,

Cepton’s lidar-based intelligent perception solutions are anonymized and therefore privacy-sensitive. This actionable information offers real-time, 3D perception to support various “smart” applications for our partners and customers. Helius® is currently offered for Smart Cities and Smart Spaces applications, with support for ADAS applications expected in the future.

The key value proposition of Cepton’s intelligent lidar perception solutions is the fact that they offer real-time, accurate, 3D object detection, classification, velocity and tracking in various lighting and weather conditions. The perception system is easy to integrate and offers comprehensive, scalable coverage by interconnecting multiple lidar sensors and combining data together seamlessly. For instance, as was demonstrated in a pilot project at Orlando International Airport, Florida, in partnership with The Indoor Lab, anonymized individuals could be tracked seamlessly from one end of a major airline terminal to the other end using our lidars and perception software, requiring no cameras or human intervention. This makes our system highly versatile for a wide variety of applications.

We anticipate that our perception software will continue to be offered through a license model adaptable to different industry needs — ranging from Smart Infrastructure to Automotive. For ADAS applications, our perception system is expected to provide a range of specialized features that go beyond object detection, classification, velocity and tracking to include features such as lane mark extraction, free space and curb detection.

Commercial Traction Overview

We sell our products globally across the Automotive and Smart Infrastructure markets. Our primary market focus is ADAS within automotive, with AV being an adjacent market. We define the ADAS market as including passenger cars, consumer vehicles and other commercial road vehicles that require an attentive driver. We define the AV market as including driverless vehicles, such as those used for delivery and taxi services, and are not owned by consumers. It is possible that many AVs might still require a safety driver for the foreseeable future, but they are nominally considered driverless vehicles and owned not by everyday consumers but as part of a commercial fleet. In Smart Infrastructure, we target a broad range of applications across Smart Cities, Smart Spaces and Smart Industrials market segments. In total, we have sold sensors to over 100 companies since 2018 across these various end markets.

Automotive — ADAS

Our primary market focus is the L2+ ADAS market where we target lidar programs for OEM series production vehicles. Our target customer ecosystem includes traditional passenger vehicle automotive OEMs and electric vehicle (“EV”) OEMs, as well as OEMs that sell commercial vehicles and trucks.

We target the ADAS industry by developing direct relationships with the OEMs globally and partnering with automotive Tier 1 suppliers who have existing relationships with the OEMs and play an important role in sourcing of automotive systems and components for the OEMs. Since the early days of our company, we have engaged automotive Tier 1s and OEM customers to develop relationships that enabled us to participate in some of the early lidar evaluations by the largest automotive OEMs in the world.

In 2017, we started a journey of rigorous engagement with OEM-B to enable their next generation L2+ ADAS program for vehicle models commencing production in 2023. Following approximately two years of engagement including demos, evaluation and vehicle integration workstreams, Cepton, alongside its Tier 1 partner, Koito, was selected as sole source lidar provider over numerous competitors to support OEM-B’s ADAS program with a series production award covering multiple vehicle platforms and models through 2027. To date, this represents the largest known ADAS lidar program awarded in the industry based on number of vehicle models.

Across the industry, we typically employ a three-way engagement model with automotive OEMs and Tier 1s. Upon engagement with an OEM prior to a program award, we develop an understanding of their product requirements, define the optimal product configuration for the OEM and then deliver prototypes and product for Tier 1 and OEM evaluation and feedback. When an OEM engagement successfully advances to a series production award, we engage more extensively with our Tier 1 partner to incorporate their feedback on design for manufacturing and support the Tier 1 partner’s validation and packaging of the lidar for the OEM vehicle system. As the engagement matures into the pre-production stage, we facilitate the flow of technology and process transfer to the Tier 1 partner and support the Tier 1 partner’s manufacturing ramp. Koito, a leading global provider of automotive lighting systems, is currently Cepton’s key manufacturing partner. In February 2020, Koito invested in and led Cepton’s Series C financing and is the anchor investor in the PIPE Investment. As part of the Series C financing, Koito obtained non-exclusive rights to manufacture and sell Cepton’s lidars to OEM-B, using key components and technologies from Cepton.

We are currently engaged in discussions with all Top 10 global automotive OEMs , based on vehicle production volume rankings for 2019, as well with four new EV OEMs, with varying maturities. For example, Ford Motor Company (“OEM-A”) recently announced an ongoing collaboration with Cepton on ADAS related research and development as well as on Smart City deployments. Separately, we continue to work with a number of automotive Tier 1 suppliers, with eight engagements on proof of concept or OEM related projects. We believe that our robust pipeline of engagements across OEMs and Tier 1s will enable us to win additional series production programs in the future.

Automotive — AV

As an adjacency to our primary market focus, we target AV OEMs in segments such as robotaxis and delivery vehicles, who seek both long-range and near-range lidars for their applications. Given our positive evaluations and progress at key automotive OEMs in the ADAS market, as well as our attractive price points, we have experienced significant interest in evaluating Cepton lidars from AV OEMs, consistent with our belief that the AD market will require and source autograde components as it matures. We have 13 engagements in our pipeline with AV customers in early or evaluation stages. Given the market and technology leadership of our AV customers and the direct transferability of ADAS lidar technology into the AV market, we believe our products will gain momentum in AV applications.

Smart Infrastructure

In Smart Infrastructure, our main go-to-market strategy is through partnership with system integrators, enabling them to offer complete solutions to their end customers using Cepton’s lidar solutions. We consider system integrators who have selected our products to deploy as part of their solutions to their end customers as our partners. We currently have over 10 system integrator partners and several active projects with these partners. Our system integration partners significantly expand our sales and marketing reach and complement our direct customer engagements in these segments. We also directly engage with large customers, such as large industrial players. Similar to the Automotive market, we expect to leverage Tier 1 partnerships to manufacture lidars sold into the Smart Infrastructure market.

We have established 126 engagements with Smart Infrastructure customers, ranging from early engagement, evaluation stage, advanced engagement and production partners, including nine production partner engagements with planned production ramps or partnership contracts. We typically establish and prove-out pilot projects for end customers with system integration partners before advancing into production.

Our Growth Strategies

We intend to drive the growth of our business by executing on the following strategies:

Grow our footprint with existing production customers.    As customers realize the benefits of our lidar solutions, we expect to grow our relationship by expanding our footprint to more platforms over time. We plan to continue targeted investments intended to expand within our existing customer base. We also plan to invest in growing our relationship with AV divisions of OEM customers. Additionally, we will leverage our Tier 1 and system integrator partnerships to deepen and broaden product adoption across our existing customers.

Convert existing customer engagements from evaluation to production.    Many of our existing customer engagements are in early stages, and we believe there is substantial opportunity to develop our engagements to advanced stages and convert these engagements to production awards. To drive customer acquisition, we intend to invest in strengthening our product offering, dedicate additional resources to expanding our sales, marketing and customer support efforts and grow our partner ecosystem including Tier 1 and system integrators.

Expand our ability to generate opportunities with new customers.    We plan to continue investing in our own sales and marketing organization and expand go-to-market efforts to build relationships with new industry partners, including Tier 1 suppliers, systems integrators and other technology partners, as well as establish and grow new distribution channels, in order to secure new opportunities.

Innovate and advance our platform and technology.    We have a history of technological innovation having developed innovative technologies such as MMT® and our lidar engine ASIC. We intend to continue making substantial investments in research and development (“R&D”) and hiring top technical talent to develop new technologies, strengthen the technical aspects of our products and expand our ability to serve more opportunities and customers in our target end markets.

Competition

The market for lidar solutions is competitive and rapidly evolving. We believe the market is in its early phases of maturity as many companies in the Automotive and Smart Infrastructure markets are evaluating the adoption of lidar technologies. At the same time, the barrier to entry in the Automotive market is extremely high due to the stringent performance, cost and reliability requirements, leading us to believe that a majority of current lidar suppliers are unlikely to be successful in creating a meaningful footprint in that market. We expect a situation where a small number of lidar suppliers are likely to compete in the Automotive market, with a number of lidar suppliers mainly competing in other end markets. However, as the size of other end markets is not large enough to sustain a large number of players in the long term, we believe that lidar suppliers focused primarily in non-automotive end markets are also likely to dwindle considerably over time.

We believe our competition primarily exists across the following categories:

•        Lidars internally developed or acquired and owned by automotive Tier 1 suppliers such as Denso Corporation, Valeo S.A., Bosch LLC and ZF Group

•        Pureplay lidar companies developing lidar technologies in partnership with Tier 1 suppliers such as Velodyne Lidar, Inc., AEye, Inc., Aeva Technologies, Inc. and Innoviz Technologies Ltd.

•        Pureplay lidar companies developing lidar technologies in partnership with contract manufacturers such as Ouster, Inc. and Luminar Technologies, Inc.

•        Automotive companies including OEMs who might have internally developed lidar solutions

•        Industrial companies that develop their own internal lidar systems, primarily targeted at industrial applications such as Sick AG

We believe that major Tier 1 suppliers with in-house lidar programs have experienced performance or cost challenges for mass market lidar deployment in L2+ ADAS applications. In contrast, pureplay lidar companies have been more successful in developing high performance lidars, but we believe that most have faced significant challenges in achieving autograde reliability, even with Tier 1 partners, due to inherent limitations of their technologies. Lidar suppliers without Tier 1 partners face an even greater hurdle to successfully translate the promise of their technology or a series production award into high volume production. As a result, although the number of lidar competitors is large, we believe that the number of competitors in a position to win substantial automotive series production awards is very limited. However, as lidar suppliers realize that the only way to create a sizable long term business is to enter the ADAS sector, we expect intense near-term competition from suppliers with greater financial resources.

Although certain of our competitors have greater financial resources, longer operating histories, greater brand recognition and may offer their products at lower price points today or in the future, we believe we compete favorably in the market on the basis of the following competitive factors:

•        Commercial traction, including the industry’s largest known ADAS lidar series production award from OEM-B

•        Ongoing engagement with other top 10 OEMs, including but not limited to OEM-A

•        Depth of partnership and relationship with Koito, a major global Tier 1 supplier that has built a manufacturing line to produce lidars using Cepton’s technology and key components

•        A licensable and manufacturable lidar technology that enables multiple Tier 1 partners to work with us and potentially manufacture lidars using Cepton’s technology

•        A mirrorless, frictionless MMT® lidar architecture that is capable of high performance with autograde reliability and low cost for mass market adoption

•        The compact size and low power consumption of our lidar sensors that enables elegant integration in consumer vehicles at OEM-preferred locations without impacting vehicle styling and promotes ease of deployment across many vehicle models

•        The breadth and depth of our end-to-end lidar platform ranging from building blocks to lidars to automotive software to perception solutions

•        Our high performance, cost scaling from our ADAS business and high reliability and attractively priced lidars, which are suitable to be used in AV and Smart Infrastructure markets, with the benefit of volume

We believe that we are positioned favorably against our competitors based on these principal competitive factors.

Research and Development

The markets in which Cepton competes are rapidly evolving across hardware and software applications. We invest significant resources in ongoing research and development programs because we believe our ability to grow our market position depends, in part, on innovative technologies that offer a unique value proposition for our customers and differentiation from our competitors.

The majority of our R&D activities occur in San Jose, CA. Our engineering team is responsible for developing and enhancing our lidar hardware and software technology, with a focus on design for manufacturability and ease of system integration. Our engineering and validation teams conduct the required verification and validation activities, sometimes in collaboration with Tier 1 partners. The R&D team also partners with our operations and supply chain teams with the goal of developing scalable and reliable manufacturing processes and deploying those processes at key manufacturing partners.

Our R&D team consists of engineers, technicians, scientists, technical operators and professionals with experience from a wide variety of leading semiconductor, sensing, engineering, consumer electronics and automotive organizations.

Intellectual Property Advantage

Our success and competitive advantage in the lidar market depends in part upon our ability to protect and use our core technology and intellectual property rights. We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, our experience working with customers and potential customers, contractual provisions and confidentiality procedures to protect our intellectual property rights. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees and consultants, as well as close monitoring of the developments and products in the industry.

Our patents and patent applications cover a broad range of system level and component level aspects of our key technology including, among other things, lidar system, laser, imaging mechanism, receiver and perception technology. On October 22, 2019, we were granted a patent for our MMT® imaging technology, covering all key aspects of our proprietary MMT® architecture. We believe the extent of our MMT® patent will enable us to sustain a durable competitive advantage.

As of February 2, 2022, we have nine issued U.S. patents, one allowed U.S. patent application, two issued foreign patents and 17 pending U.S. patent applications. These issued patents begin expiring in October 2038. We also have in the aggregate five pending Patent Cooperation Treaty, or PCT, applications, and 26 non-U.S. national stage applications corresponding to various U.S. patent applications described above. In addition, we have five registered U.S. trademarks, 12 registered foreign trademarks and three pending trademark applications.

Our Product Portfolio

We offer near-range lidars, long-range lidars and ultra-long-range lidars, automotive software and smart lidar systems that include our perception software. Our solutions include industrial grade and autograde lidars. For mass market automotive ADAS applications, we also sell components and license technologies to Tier 1 suppliers to enable them to manufacture lidars in high volume and sell to OEM customers.

Manufacturing

We are focused on developing high-performance autograde lidars for mass market adoption. As such, our lidars are designed with the intent of enabling large scale manufacturing. Component choices are reviewed to support the manufacturability goal as well as to enable cost down at scale. We develop our own manufacturing processes for critical components and design our own manufacturing, calibration and testing procedures that are subsequently automated when a product reaches mass production stage, in collaboration with contract manufacturers and Tier 1 partners. Koito, our Tier 1 partner, has set up a manufacturing line in Japan for MMT® lidars, with plans to have the line fully qualified ahead of anticipated series production start in 2023.

As we transition the bulk of manufacturing to our contract manufacturers and to Tier 1 partners, we will continue to maintain certain levels of in-house manufacturing capabilities for prototyping, new product introduction, and low volume manufacturing. We view this capability as a critical asset to complement our R&D efforts to meet our customer needs for rapid time to market and proof of concept demonstrations.

Our manufacturing operations employ a wide variety of semiconductors, electromechanical components and assemblies, and raw materials. For example, on the optical module front, we use proven and commonly available 905nm laser diodes for transmission, and silicon APDs for detection. We purchase materials from multiple suppliers on a global basis. These supply relationships are generally conducted on a purchase order basis. While we have not experienced any significant difficulty in obtaining the materials used in the conduct of our business and we believe that no single supplier is material, some of the parts are not readily available from alternate suppliers due to their unique design or the length of time necessary for re-design or qualification.

We believe that our long-term relationships with our suppliers allow us to proactively manage our technology development and product discontinuance plans, and to monitor our suppliers’ financial health. Some suppliers may, nonetheless, extend their lead times, limit supplies, increase prices or cease to produce necessary parts for our products. If these are unique or highly specialized components, we may not be able to find a substitute quickly, or at all. To address the potential disruption in our supply chain, we may use a number of techniques, including, in some cases, qualifying more than one source of supply.

We maintain in-house manufacturing capabilities for certain proprietary components while outsourcing other components and lidar modules to contract manufacturers. For ADAS series production, our Tier 1 partners are ultimately responsible for the manufacturing, testing, calibration, and quality assurance. While we intend to sell components and facilitate the flow of technology transfer to our Tier 1 partners, our Tier 1 partners will ultimately leverage their mass production capabilities for final product delivery to the OEMs.

Sales and Marketing

We have a multi-pronged go to market approach that allows us to serve a global customer base in an efficient manner. We combine our direct sales and business development efforts with the efforts of our partners, including Tier 1 automotive suppliers, system integrators and distributors.

Our direct sales and marketing team has a primary focus on customers in North America, Europe, Japan, China and India. Sales and business development efforts in multiple geographies are supplemented by our engagements with distributors, especially in Japan. We expect to continue to add additional distribution partners over the next 12 months to expand our geographic reach and coverage. In Smart Infrastructure markets, we also work closely with several system integration partners. These partnerships allow us to leverage the sales and marketing teams of our system integration partners, who deploy solutions to their end customers using Cepton lidar hardware and/or smart lidar system solutions. We believe that this approach allows us to have substantially higher end customer and market coverage compared to what we would be able to achieve with just our direct sales and marketing team. For Automotive markets, we work with automotive Tier 1 partners to secure series production awards at automotive OEMs. However, we have a direct relationship at all OEMs that we engage with, which we believe enables us to engage deeper and develop lidar solutions that are more optimized for the Automotive market.

Our marketing efforts are aimed at clearly communicating the value of our offerings to a large and diverse set of global customers. We utilize a variety of digital and non-digital marketing activities and programs to build awareness, engage with potential customers and build an opportunity pipeline for our sales team.

Regulatory Environment

At the federal, state, and local levels, the U.S. has developed a legal environment to permit safe testing, development, and deployment of certain autonomous technologies. We do not anticipate near-term federal standards that would prohibit the foreseeable deployments of our lidar technology. Federal regulators, however, have standards and regulations that relate to vehicle design and performance, and they continue to develop regulations, standards, and testing guidelines for autonomous technologies. Some states, including California and New York also have operational and registration requirements for certain autonomous functions. Regulators have generally signaled a goal to promote safe development of autonomous technologies, and many have conducted studies and requested public comments to gather additional information to inform evolving standards.

As our sensors go into production for integration into motor vehicles, we may be subject to certain requirements under the National Traffic and Motor Vehicle Safety Act of 1966 and Federal Motor Vehicle Safety Standards, including a duty to conduct appropriate testing, and to report (subject to timing requirements) safety defects with our products. There can be significant civil penalties for violations including the failure to comply with such reporting requirements, and NHTSA also can investigate alleged defects and require manufacturers to recall and/or repair of safety defects. We also may be subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (“TREAD”), which requires motor vehicle equipment manufacturers to comply with “Early Warning” requirements by reporting certain information to the NHTSA, such as information related to defects or reports of injury related to our products. TREAD can impose criminal liability for violating such requirements if a defect causes death or serious bodily injury. Other countries may also have similar regulations, as well as others. As the regulatory environment for autonomous technologies continues to evolve, we may be subject to additional regulatory requirements.

Our products also may be subject to regulations and other scrutiny related to cyber security and privacy. Federal, state and local regulators have had an increasing focus on both areas. In many ways, lidar technology increases security and privacy. Evolving standards and regulations may subject us to additional specific requirements.

As a lidar technology company, we also are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Regulated electronic products include certain laser products. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing and distribution records for their products.

Similarly, as a global company deploying cutting-edge technology, we are also subject to trade, customs product classification and sourcing regulations. In addition, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended and comparable state laws that protect and regulate employee health and safety.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses and inspections of our facilities and products.

Legal Proceedings

From time to time, Cepton may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. Cepton is not currently a party to any legal proceedings, the outcome of which, if determined adversely to Cepton, would individually or in the aggregate have a material adverse effect on its business, financial condition or results of operations.

Human Capital Management

We recognize that attracting, motivating and retaining passionate talent at all levels is vital to continuing our success. By improving employee retention and engagement, we also improve our ability to support our customers and protect the long-term interests of our stakeholders and stockholders. We invest in our employees through continuously improving benefits and various health and wellness initiatives, and offer competitive compensation packages, working to continuously improve fairness in internal compensation practices.

Our future success depends on our ability to retain, attract and motivate qualified personnel. As the source of our technological and product innovations, our engineering employees are a significant asset. Competition for these employees is significant in Silicon Valley where qualified engineers are in high demand. As of March 31, 2022, we had 151 employees including 22 PhDs. A significant majority of our employees are in the United States.

Our Contracts and Purchase Orders

We expect to make the majority of our lidar sales pursuant to short-term purchase orders. These purchases may be orders made without deposits and may be rescheduled, cancelled or modified on relatively short notice, without substantial penalty.

Arrangement with Koito

As of January 2020, Cepton was chosen by Koito to supply Koito with ADAS lidar technology licenses and components for the OEM-B series production program for mass market consumer vehicles. The purpose of the arrangement is to enable Koito to manufacture autograde lidars using Cepton’s MMT®. The lidars manufactured by Koito are expected to be supplied by Koito to OEM-B to fulfil the needs of its series production program. The expected production period of Cepton’s arrangement with Koito is from 2023 through 2027. Production volume will ultimately be dependent on numerous factors and there is no obligation on the part of OEM-B or Koito until the issuance of purchase orders. In furtherance thereof, in September 2021, Koito issued a development work order (the “Work Order”) to Cepton relating to the pre-production development phase, which began in January 2020 and concludes upon completion of pre-production activities. The Work Order specifies development milestones to be achieved by Cepton, the estimated delivery dates for each milestone and the estimated fees to be paid to Cepton in connection with each milestone. The aggregate fees to be paid to Cepton under the Work Order were $2.5 million, of which $1.9 million has been paid to Cepton as of March 31, 2022. The revenues associated with each milestone are considered earned when the relevant milestone is complete and prototype units are delivered to Koito and, once paid fees are non-refundable. The estimated fees under the Work Order exclude additional prototypes that may be purchased by Koito which are subject to separate purchase orders and are purchased on an as-needed basis, and are subject to change.

Facilities

Cepton’s headquarters is an approximately 92,842 square foot facility that Cepton leases in San Jose, California. The San Jose facilities provides business development, general and administrative, research and development and manufacturing functions. The lease for Cepton’s headquarters is expected to terminate in January 2023. Additionally, Cepton leases an approximately 6,000 square foot facility primarily for research and development and testing in Santa Clara, California, an approximately 1,200 square foot facility for business development in Troy, Michigan, and an approximately 1,600 square foot facility for research and development in Canada. The Santa Clara office lease is expected to terminate in January 2023. Cepton believes its facilities are adequate and suitable for its current needs and that should it be needed, suitable additional or alternative space will be available to accommodate its operations.

Corporate Information

Cepton was founded and incorporated as a Delaware corporation in 2016. Cepton’s principal executive offices are located at 399 West Trimble Rd, San Jose, CA 95131, and its telephone number is (408) 459-7579. Cepton’s website address is www.cepton.com. Information contained on or accessible through Cepton’s website is not a part of this prospectus, and the inclusion of Cepton’s website address in this prospectus is an inactive textual reference only.

MANAGEMENT

Executive Officers and Directors

Our business and affairs are managed by or under the direction of the Cepton Board. The Amended and Restated Charter provides for a staggered, or classified, Cepton Board consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders, as follows:

•        Class A, which consists of Jun Ye, Winston Fu and Mei (May) Wang, whose terms will expire at the first annual meeting of stockholders to be held after the Closing;

•        Class B, which consists of George Syllantavos and Jason Zhang, whose terms will expire at the second annual meeting of stockholders to be held after the Closing; and

•        Class C, which consists of Jun Pei and Takayuki Katsuda, whose terms will expire at the third annual meeting of stockholders to be held after the Closing.

At each annual meeting of stockholders to be held after the initial classification, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on the Cepton Board may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Cepton Board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of our voting securities.

The following table sets forth the name, age and position of each of our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Executive Officers
Jun Pei	53	President, Chief Executive Officer and Chair of the Cepton Board
Hull Xu	48	Chief Financial Officer
Mark McCord	60	Chief Technology Officer
Liqun Han	52	Senior Vice President of Operations
Dongyi Liao	45	Senior Vice President of Applications
Paul Anawalt	54	General Counsel and Secretary
Winston Fu	55	Advisor on Strategic Projects and Vice Chair of the Cepton Board
Non-Employee Directors
Jun Ye(2)(3)	54	Director
Xiaogang (Jason) Zhang(1)(3)	55	Director
Takayuki Katsuda	58	Director
George Syllantavos(1)(2)(3)	57	Director
Mei (May) Wang(1)(2)	51	Director

____________

(1)      Member of our audit committee.

(2)      Member of our compensation committee.

(3)      Member of our nominating and corporate governance committee.

Executive Officers

Jun Pei.    Dr. Pei has served as our President, Chief Executive Officer and as the Chair of the Cepton Board since the Closing Date. Dr. Pei previously served as the CEO of Legacy Cepton since co-founding the company in 2016 until the Closing Date. Dr. Pei previously served as the CEO and founder of AEP Technology, Inc., an optical instrumentation company, from November 2010 to July 2017 and as a general manager of acoustic and lidar engineering at Velodyne Lidar, Inc. (Nasdaq:VLDR), a lidar technology company, from May 2007 to November 2010. Dr. Pei received his Ph.D. in Electrical Engineering from Stanford University. Dr. Pei is qualified to serve on the Cepton Board based on his substantial business, leadership and management experience as our CEO and previous experience at instrumentation and lidar companies.

Hull Xu.    Mr. Xu has served as our Chief Financial Officer since April 2022. From the Closing Date to April 2022, Mr. Xu served as our Vice President of Finance and Strategy and served in such role for Legacy Cepton since January 2021. Prior to joining Legacy Cepton, from November 2015 to January 2021, Mr. Xu was a Director and head of Electronics and Automotive Technology coverage at RBC Capital Markets. From September 2014 to November 2015, Mr. Xu was a Vice President at Barclays Investment Bank, covering the global Electronics industry. Additionally, from June 2013 to September 2014, Mr. Xu was an Executive Director, Head of Technology Origination at GE Capital. He also previously spent six years with Barclays Investment Bank covering the Technology industry from July 2008 to June 2013. Mr. Xu began his career as an electrical engineer at HP Inc. (NYSE:HPQ) and later at Agilent Technologies, Inc. (NYSE:A) and Turin Networks, Inc. Mr. Xu has an M.B.A. from the Haas School of Business at the University of California, Berkeley, an M.S. in Electrical Engineering from Stanford University and a B.S. in Electrical Engineering from the University of California, Davis.

Mark McCord.    Dr. McCord has served as our Chief Technology Officer since the Closing Date. Dr. McCord previously served as the Chief Technology Officer and Vice President of Engineering of Legacy Cepton since co-founding the company in 2016 until the Closing Date. Prior to co-founding Legacy Cepton, Dr. McCord was a System Engineering Manager at PDF Solutions, Inc. (Nasdaq:PDFS) from September 2015 to June 2016 and a Director of System Engineering, Advanced Development at KLA Corporation (formerly KLA-Tencor Corporation) (Nasdaq:KLAC) from September 1998 to September 2015. Dr. McCord received his Ph.D. in Electrical Engineering from Stanford University.

Paul Anawalt.    Mr. Anawalt has served as our General Counsel and Secretary since April 2022. Mr. Anawalt previously served as Senior Counsel for Intel Corporation (Nasdaq: INTC) from June 2014 until March 2022. He also served as Senior Counsel for Paragon Legal Group P.C. from 2013 until 2014, and Senior Corporate Counsel for VMware, Inc. (NYSE: VMW) from 2011 to 2013. Mr. Anawalt previously was an associate at Latham & Watkins LLP from 2000 to 2003 and Wilson Sonsini Goodrich & Rosati, P.C. from 1996 to 2000. Mr. Anawalt holds a J.D. degree from the University of California, Berkeley School of Law and a B.A. degree in Economics from the University of California, Davis.

Liqun Han.    Dr. Han has served as our Senior Vice President of Operations since the Closing Date. Dr. Han has previously served as the Senior Vice President of Operations of Legacy Cepton from September 2020 until the Closing Date and as the Vice President of Operations of Legacy Cepton from October 2016 to September 2020. Previously, Dr. Han was Director of Engineering & Technology at KLA-Tencor, responsible for core technology innovation and new product introduction. Dr. Han received a Ph.D. in Applied Physics and a M.S. in Electrical Engineering from Stanford University, with a specialty in solid-state electronics and optics.

Dongyi Liao.    Dr. Liao has served as our Senior Vice President of Applications since the Closing Date. Dr. Liao was the Vice President of Applications of Legacy Cepton from February 2017 to June 2019 and has previously served as the Senior Vice President of Applications of Legacy Cepton since June 2019 until the Closing Date. Dr. Liao previously co-founded YourMechanic.com and served as its Chief Technology Officer from January 2012 until December 2016. He also served in various engineering and managerial roles at NVIDIA from 2001 to 2010. Dr. Liao has a Ph.D. in Nuclear Engineering from Massachusetts Institute of Technology.

Winston Fu.    Dr. Fu has served as a member of the Cepton Board since the Closing Date and has served as Advisor on Strategic Projects and was appointed as the Vice Chair of the Cepton Board in April 2022. Dr. Fu previously served as our Chief Financial Officer and Secretary from the Closing Date until April 2022. Dr. Fu previously served as Legacy Cepton’s CFO and Secretary since August 2020 and a member of the Legacy Cepton Board since July 2016 until the Closing Date. Dr. Fu is a co-founder and has been a managing member of LDV Partners I (GP), Ltd. since December 2014 and LDV Partners II (GP) LLC since November 2019. Previously, Dr. Fu served as CFO and Chairman of Active-Semi International, Inc. from September 2014 to May 2019, when Active-Semi was acquired by Qorvo, Inc. (Nasdaq:QRVO). Additionally, Dr. Fu served as a member of the board of New Focus, Inc. (Nasdaq:NUFO) from September 1999 to March 2004, when New Focus was acquired by Bookham Technology plc (LSE:BHM). Dr. Fu served on the board of Bookham Technology from March 2004 to October 2004. Dr. Fu has an M.B.A. from the Kellogg School of Management, a Ph.D. in Applied Physics from Stanford University and a B.S. in Physics from Massachusetts Institute of Technology. Dr. Fu is qualified to serve on the Cepton Board based on his extensive leadership and investment experience in the semiconductor industry.

Non-Employee Directors

Jun Ye.    Dr. Ye has served as a member of the Cepton Board since the Closing Date. Dr. Ye has served as the president and CEO of Sentieon, Inc., a bioinformatics software development company, since co-founding it in July 2014. Dr. Ye previously served as the co-founder, president, and CEO of Founton Technologies, Inc., a company that specialized in datamining, which is now part of Alibaba Group, from May 2011 to June 2014. Prior to Founton, Dr. Ye was the co-founder, president, and CTO of Brion Technologies, Inc., a company specializing in computational lithography for semiconductor manufacturing (acquired by ASML in December 2006), from September 2002 to April 2011. Dr. Ye was a consulting professor of electrical engineering at Stanford University from October 2001 to August 2015. Dr. Ye has a Ph.D. in electrical engineering from Stanford University, a M.S. in physics from Iowa State University, and a B.S. in electrical engineering from Fudan University. Dr. Ye is qualified to serve on the Cepton Board based on his significant experience leading as an executive at technology-driven companies.

Xiaogang (Jason) Zhang.    Mr. Zhang has served as a member of the Cepton Board since the Closing Date. Mr. Zhang has served as the managing partner of CFT Capital, a leading high tech industry investment fund management firm in China, since January 2018. During 2017, Mr. Zhang served as a consultant, advisor and/or board member to certain companies. Mr. Zhang previously served as the Managing Director, Asia Pacific of Delphi Automotive Inc. from August 2015 to December 2016, senior executive positions at Freescale Semiconductor Inc, NXP Semiconductors Co. Ltd., Philips China Investment Co. Ltd. in China. He was the CFO at T3G Technologies Inc. from 2004 to 2005, as assigned by Philips. Mr. Zhang has an M.B.A. from Insead, an M.S. in engineering from Stanford University and a B.S. in Engineering from Tsinghua University. Mr. Zhang is qualified to serve on the Cepton Board based on his significant investment and business development experience in innovative technologies in the automotive, industrial, networking and consumer markets.

Takayuki Katsuda.    Mr. Katsuda has served as a member of the Cepton Board since the Closing Date. Mr. Katsuda has served as the managing corporate officer of Koito since June 2016 and as a member of the Legacy Cepton board since June 2019. Prior to Koito, Mr. Katsuda served as the Chief Engineer, Product Planning at Lexus International from January 2007 to March 2016. Mr. Katsuda holds a degree in Aeronautical Engineering from Kyushu University. Mr. Katsuda is qualified to serve on the Cepton Board based on his broad leadership experience in the automotive engineering industry.

George Syllantavos.    Mr. Syllantavos served as a member of the GCAC board of directors since December 2019 and has continued to serve as a member of the Cepton Board since the closing Date. As a director of GCAC, Mr. Syllantavos was designated to serve as the co-CEO and CFO of GCAC from December 2019 until the Closing Date in order to facilitate an acquisition. Mr. Syllantavos has served as a board member and the Chair of the audit committee of ITHAX Acquisition Corp. (Nasdaq: ITHX) since January 2021 and has served as a board member of Phunware Inc. (Nasdaq:PHUN) since December 2018. Previously, Mr. Syllantavos served as co-CEO and CFO of Stellar Acquisition III Corp. (Nasdaq:STLR) from December 2015 to December 2018. Mr. Syllantavos also co-founded Nautilus Energy Management Corp. and has served as a managing director since May 2011, and has served as partner of SevenSeas Investment Fund since 2018. Mr. Syllantavos holds a degree in industrial engineering from Roosevelt University and a MBA from Northwestern University, Kellogg School of Management. Mr. Syllantavos is qualified to serve on the Cepton Board based on his significant business leadership and business operational experience serving as the chief executive officer and chief financial officer of several public companies.

Mei (May) Wang.    Dr. Wang has served as a member of the Cepton Board since the Closing Date. Dr. Wang has served as the Chief Technology Officer, Internet of Things, of Palo Alto Networks, Inc. (Nasdaq:PANW) a multinational cybersecurity company, since September 2019, and as a Venture Partner at SAIF Partners, an Asian private equity firm, since November 2013. Previously, she served as the Chief Technology Officer and a board member of Zingbox Inc., an internet of things cybersecurity company (acquired by Palo Alto Networks in September 2019), until September 2019 after co-founding the company in November 2014. Prior to that, she served as the President and Chairman of the Board of the North America Chinese Clean-tech & Semiconductor Association from June 2007 to May 2010. Dr. Wang received her Ph.D. in Electrical Engineering from Stanford University. Dr. Wang is qualified to serve on the Cepton Board based on her extensive board, executive and investment experience at technology-driven companies.

Board of Directors Leadership Structure

The Bylaws do not require separating the roles of Chair of the Board and Chief Executive Officer. The Cepton Board believes that combining these roles will help to promote unified leadership and direction for both the Cepton Board and management, and consequently appointed Dr. Pei as President, Chief Executive Officer and Chair of the Cepton Board.

In connection with the appointment of Dr. Pei as Chair of the Cepton Board, the Cepton Board also created the position of Lead Independent Director and appointed Jun Ye to serve in that role.

Board Composition

The Cepton Board is comprised of seven directors, of which we nominated six directors, including Dr. Pei, our chief executive officer; and one director, Mr. Syllantavos, was nominated by GCAC.

Director Independence

The Cepton Board has determined that Jun Ye, Xiaogang (Jason) Zhang, George Syllantavos and Mei (May) Wang qualify as independent directors, as defined under the listing rules of Nasdaq, and the Cepton Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the Cepton Board in Risk Oversight/Risk Committee

One of the key functions of the Cepton Board will be informed oversight of our risk management process. The Cepton Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Cepton Board as a whole, as well as through various standing committees of the Cepton Board that address risks inherent in their respective areas of oversight. For example, our audit committee will be responsible for overseeing the management of risks associated with our financial reporting, accounting, and auditing matters; our compensation committee will oversee the management of risks associated with our compensation policies and programs.

Board Committees

The Cepton Board established an audit committee, a compensation committee and a nominating and corporate governance committee. The Cepton Board adopted a charter for each of these committees, which comply with the applicable requirements of current Nasdaq rules. We intend to comply with future requirements to the extent they are applicable. Copies of the charters for each committee are available on the investor relations portion of our website.

Audit Committee

Our audit committee consists of George Syllantavos, Mei (May) Wang and Xiaogang (Jason) Zhang). The Cepton Board determined that each of the members of the audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Cepton Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

George Syllantavos serves as the Chair of the audit committee. The Cepton Board determined that George Syllantavos qualifies as an audit committee financial expert within the meaning of the rules and regulations of the SEC and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the Cepton Board considered George Syllantavos’ formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

The functions of the audit committee includes, among other things:

•        evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•        monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•        reviewing the integrity, adequacy and effectiveness of our internal control policies and procedures;

•        preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•        discussing the scope and results of the audit with our independent auditors, and reviewing with management and our independent auditors our interim and year-end operating results;

•        establishing and overseeing procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;

•        reviewing our guidelines and policies on risk assessment and risk management;

•        reviewing and approving related party transactions;

•        obtaining and reviewing a report by our independent auditors at least annually, that describes our independent auditors internal quality control procedures, any material issues raised by review under such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent auditors.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. We will comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of George Syllantavos, Mei (May) Wang and Jun Ye. Jun Ye serves as the Chair of the compensation committee. The Cepton Board determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq.

The functions of the compensation committee will include, among other things:

•        approving the retention of compensation consultants and outside service providers and advisors;

•        reviewing and approving, or recommending that the Cepton Board approve, the compensation of our executive officers, including annual base salary, annual incentive bonuses, specific performance goals relevant to their compensation, equity compensation, employment;

•        reviewing and recommending to the Cepton Board the compensation of our directors;

•        administering and determining any award grants under our equity and non-equity incentive plans;

•        reviewing and evaluating succession plans for the executive officers;

•        preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•        periodically reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. We will comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of George Syllantavos, Jun Ye and Xiaogang (Jason) Zhang. Jun Ye serves as the Chair of the nominating and corporate governance committee. The Cepton Board determined that each of the members of our nominating and corporate governance committee satisfies the independence requirements of Nasdaq.

The functions of the nominating and corporate governance committee include, among other things:

•        identifying, evaluating, and recommending individuals qualified to become members of the Cepton Board and its committees;

•        evaluating the performance of the Cepton Board and of individual directors;

•        reviewing the Company’s environmental and social responsibility policies and practices;

•        developing and recommending corporate governance guidelines to the Cepton Board; and

•        overseeing an annual evaluation of the Cepton Board and management.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. We will comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of the intended members of our compensation committee has ever been our executive officer or employee. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of the Cepton Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Charter eliminates our directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Amended and Restated Charter requires us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. We plan to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Amended and Restated Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, we entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We believe these provisions in the Amended and Restated Charter are necessary for us to attract and retain qualified persons as directors and officers.

Code of Conduct and Ethics for Employees, Executive Officers and Directors

The Cepton Board adopted a Code of Conduct and Ethics (the “Code of Ethics”) applicable to all of our employees, executive officers and directors. The Code of Ethics is available on our website at www.cepton.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The nominating and corporate governance committee of the Cepton Board is responsible for overseeing the Code of Ethics and must approve any waivers of the Code of Ethics for employees, executive officers and directors. We expect that any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on our website.

Non-Employee Director Compensation

We intend to propose for adoption by the Cepton Board a compensation program for our non-employee directors. For more information, see “Executive Compensation — Director Compensation — Fiscal 2021.”

EXECUTIVE COMPENSATION

This section describes the material components of the executive compensation program for certain of our executive officers (the “NEOs”) and directors.

Our compensation program is designed to align executives’ compensation with our business objectives and the creation of stockholder value, while helping us to continue to attract, motivate and retain individuals who contribute to the long-term success of the company. Compensation for our executive officers has three primary components: base salary, an annual cash incentive bonus opportunity, and long-term equity-based incentive compensation granted under the 2022 Plan. We will grant the long-term equity-based incentive compensation to its executive officers under the 2022 Plan.

We retained Mercer, an independent compensation consultant, to assist us in evaluating the compensation programs for the executive officers. Mercer will also assist the Cepton Board in developing a compensation program for non-employee directors.

Summary Compensation Table — Fiscal 2021 and 2020

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. Jun Pei	2021	265,108	—	—	—	—	—	—	265,108
Chief Executive Officer	2020	204,615	—	—	—	—	—	—	204,615
Dr. Mark McCord	2021	224,339	—	—	—	—	—	—	224,339
Chief Technology Officer	2020	201,539	2,500	—	—	—	—	—	204,039
Dr. Dongyi Liao	2021	224,339	—	—	—	—	—	—	224,339
Senior VP, Applications	2020	201,539	50,000	—	302,625	—	—	—	554,164
Dr. Liqun Han	2021	224,339	—	—	—	—	—	—	224,339
Senior VP, Operations	2020	201,539	50,000	—	—	—	—	—	251,539

____________

(1)      The amounts reported in this column represent spot bonuses for Dr. Liao and Dr. Han in connection with their promotions to Senior Vice President in 2020 and a referral bonus for Dr. McCord. None of the NEOs received any bonus during or with respect to 2021.

(2)      The amounts reported in this column reflect the grant date fair value of stock option awards granted to the NEOs during 2020 under the Cepton Technologies, Inc. Stock Incentive Plan and are accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-20 of our Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts. None of the NEOs received any equity awards during 2021.

Outstanding Equity Awards as of December 31, 2021

The following table provides information regarding outstanding options to acquire our common stock held by each of the NEOs as of December 31, 2021, including the vesting dates for the portions of these awards that had not vested as of that date. The NEOs did not hold any other outstanding equity awards as of that date.

	Option Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date
Dr. Jun Pei	—	—		—	—	—
	—	—		—	—	—
Dr. Mark McCord	—	—		—	—	—
	—	—		—	—	—
	—	—		—	—	—
Dr. Dongyi Liao	400,000	—		—	$0.23	2/9/2027
	100,000	—		—	$0.23	5/30/2027
	208,333	41,667	(1)	—	$1.66	9/19/2028
	119,791	130,209	(2)	—	$2.48	2/26/2030
Dr. Liqun Han	800,000	—		—	$0.23	11/15/2026
	104,166	95,834	(3)	—	$2.36	11/20/2029

____________

(1)      The unvested portion of this option vests in eight monthly installments from January 30, 2022 through August 30, 2022.

(2)      The unvested portion of this option vests in 25 monthly installments from January 31, 2022 through January 31, 2024.

(3)      The unvested portion of this option vests in 23 monthly installments from January 20, 2022 through November 20, 2023.

Equity Incentive Plans

As of the closing of the Business Combination, our employees, consultants and directors held outstanding stock options for the purchase of up to 15,774,536 shares of our common stock. Those options were granted under the Cepton Technologies, Inc. Stock Incentive Plan (the “2016 Plan”). As of the closing of the Business Combination, these options were vested with respect to 8,542,310 shares and were unvested with respect to 7,232,226 shares. The exercise prices of these options ranged from $0.10 per share to $6.90 per share and each of those options had a maximum term of 10 years from the applicable date of grant.

The following sections provide more detailed information concerning our benefit plans and, with respect to our equity compensation plans, the shares that are available for future awards under these plans. Each summary below is qualified in its entirety by the full text of the relevant plan document, which has been filed with the Securities and Exchange Commission as an exhibit to the Form S-1 Registration Statement of which this prospectus is a part and is available through the Securities and Exchange Commission’s internet site at http://www.sec.gov.

Cepton Technologies, Inc. Stock Incentive Plan

Prior to the Business Combination, we adopted the 2016 Plan. Under the 2016 Plan, we were generally authorized to grant options to purchase shares of common stock to our employees, directors, officers and consultants and those of our subsidiaries. Options under the 2016 Plan are either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. All options granted under the 2016 Plan expire no later than ten years from their date of grant. No new awards may be granted under the 2016 Plan.

Our compensation committee administers the 2016 Plan. As is customary in incentive plans of this nature, the number of shares subject to outstanding awards under the 2016 Plan and the exercise prices of those awards, are subject to adjustment in the event of changes in our capital structure, reorganizations and other extraordinary events. In the event we are a party to a merger or consolidation, the board of directors may provide for outstanding options to either be assumed by the acquirer or successor entity or, if not assumed, to be fully vested and cancelled upon the transaction. Such adjustments were made to each of the then-outstanding options under the 2016 Plan upon the closing of the Business Combination

Our board of directors may amend or terminate the 2016 Plan at any time. The 2016 Plan requires that certain amendments specified in the plan be submitted to stockholders for their approval.

2022 Equity Incentive Plan

We maintain the 2022 Plan for purposes of granting equity-based awards to attract, motivate, retain and reward selected employees and other eligible persons. Our compensation committee administers the 2022 Plan. The compensation committee has broad authority to (without limitation):

•        select participants and determine the types of awards that they are to receive;

•        determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and establish the vesting conditions (if applicable) of such shares or awards;

•        cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•        construe and interpret the terms of the 2022 Plan and any agreements relating to the plan;

•        accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

•        subject to the other provisions of the 2022 Plan, make certain adjustments to an outstanding award and authorize the termination, conversion, substitution or succession of an award; and

•        allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the administrator may authorize or any other form permitted by law.

A total of 15,123,142 shares of our common stock are initially authorized for issuance with respect to awards granted under the 2022 Plan. To the extent awards granted under the 2016 Plan are terminated or forfeited after the Business Combination without shares being issued, the shares subject to such terminated or forfeited awards will be available for issuance under the 2022 Plan. The share limit will also automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 2% of the total number of outstanding shares of our common stock on the last trading day in December in the prior year or (2) such lesser number as determined by our board of directors. The total number of shares that may be issued pursuant to incentive stock options granted under the 2022 Plan is 40,000,000 shares. Any shares subject to awards that are not paid, delivered or exercised before they expire or are canceled or terminated, fail to vest, as well as shares used to pay the purchase or exercise price of awards or related tax withholding obligations, will become available for other award grants under the 2022 Plan. As of the date of this prospectus, no awards have been granted under the 2022 Plan, and the full number of shares authorized under the 2022 Plan is available for award purposes.

Awards under the 2022 Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, stock units and other forms of awards including cash awards. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Nonqualified and incentive stock options may not be granted at prices below the fair market value of the common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock, or 110% of fair market value of our common stock or incentive stock option grants to any

10% owner of our common stock, on the date of grant. The maximum term of options and stock appreciation rights granted under the plan is 10 years. These and other awards may also be issued solely or in part for services. Awards are generally paid in cash or shares of our common stock. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

As is customary in incentive plans of this nature, the number and type of shares available under the 2022 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by our stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2022 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Generally, and subject to limited exceptions set forth in the 2022 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of its assets, all awards then-outstanding under the 2022 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2022 Plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Our board of directors may amend or terminate the 2022 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. The 2022 Plan is not exclusive — our board of directors and compensation committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

The plan will terminate on the day before the 10th anniversary of the date of approval of the 2022 Plan by the GCAC board. However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated.

Employee Stock Purchase Plan

We maintain the ESPP to provide an additional means to attract, motivate, retain and reward employees and other eligible persons by allowing them to purchase additional shares of our common stock. The ESPP is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions.

Share Reserve.    A total of 3,080,960 shares of our common stock are initially available for issuance under the ESPP. The share limit will automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 1% of the total number of outstanding shares of our common stock on the last trading day in December in the prior year, (2) 3,000,000 shares, and (3) such lesser number as determined by our board of directors.

Offering Periods.    We currently expect the ESPP will have a series of successive six-month offering periods. However, the ESPP provides flexibility for the plan administrator to establish, in advance of a particular offering period, a different duration for that offering period (not less than three months nor greater than 27 months) or for that offering period to consist of one or more purchase periods.

Eligible Employees.    Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of that period. Employees may participate in only one offering period at a time.

Payroll deductions.    A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. Unless otherwise provided in advance by the plan administrator, the purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. In no event may any participant purchase more than 5,000 shares on any purchase date.

Change in Control.    If we are acquired by merger or sale of all or substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised on or prior to the effective date of the acquisition, unless the plan administrator provides for the rights to be settled in cash or exchanged or substituted on the transaction. Unless otherwise provided in advance by the plan administrator, the purchase price will be equal to 85% of the market value per share on the start date of the offering period in which the acquisition occurs or, if lower, 85% of the fair market value per share on the purchase date.

Other plan provisions.    No new offering periods will commence on or after the 10th anniversary of the date of approval of the ESPP by the GCAC board, unless the Board of Directors terminates the ESPP earlier. The board of directors may at any time amend, suspend or discontinue the ESPP. However, certain amendments may require stockholder approval.

Executive Employment Agreements

In December 2021, we entered into a new employment agreement with Dr. Pei to serve as our Chief Executive Officer that superseded his offer letter. The agreement became effective on the closing of the Business Combination and does not have a specified term. The agreement provides that Dr. Pei will receive an initial annual base salary of $320,000 and is eligible for an annual discretionary bonus as determined by the Compensation Committee and to participate in the Company’s benefit plans made available to employees generally. If Dr. Pei’s employment with the Company is terminated by the Company without “cause” or by him for “good reason” (as defined in the agreement), he will receive severance of 18 months base salary (or $900,000 if such termination occurs within two years after the closing), payable in installments over an 18-month period, payment of his COBRA premiums for 18 months, and 18 months’ accelerated vesting of his then-outstanding and unvested equity awards granted by the Company. However, if such a termination of his employment occurs in connection with or within 18 months following a change in control of the Company, his severance will equal the sum of 18 months of his base salary and one and one-half times his annual target bonus for the year of termination (or, if no target bonus has been established, the amount of his actual bonus for the prior year and provided that his severance will not be less than $900,000 if such termination occurs within two years after the closing) and will be paid in a lump sum; and his then-outstanding equity awards granted by the Company will be fully vested. Dr. Pei’s right to receive these severance benefits is subject to his providing a release of claims to the Company and his continued compliance with his confidentiality, non-solicitation and other covenants in favor of the Company.

In December 2021, we also entered into new employment agreements with Dr. McCord, Dr. Liao and Dr. Han that supersede their offer letters. These agreements became effective on the closing of the Business Combination and do not have a specified term. The agreement provides that each of these executives will receive an initial annual base salary of $280,000 and are eligible for an annual discretionary bonus as determined by the Compensation Committee and to participate in the Company’s benefit plans made available to employees generally. If the executive’s employment with the Company is terminated by the Company without “cause” or by the executive for “good reason” (as defined in the agreement), the executive will receive severance of 12 months base salary, payable in installments over a 12-month period, payment of his COBRA premiums for 12 months, and 12 months’ accelerated vesting of his then-outstanding and unvested equity awards granted by the Company. However, if such a termination of the executive’s employment occurs in connection with or within 18 months following a change in control of the Company, the executive’s severance will equal the sum of 12 months of his base salary and his annual target bonus for the year of termination (or, if no target bonus has been established, the amount of his actual bonus for the prior year) and will be paid in a lump sum, and his then-outstanding equity awards granted by the Company will be fully vested. In each case, the executive’s right to receive these severance benefits is subject to his providing a release of claims to the Company and his continued compliance with his confidentiality, non-solicitation and other covenants in favor of the Company.

Effective April 5, 2022, the Board of Directors appointed Hull Xu to serve as our Chief Financial Officer. In connection with his appointment, we entered into a new employment agreement with Mr. Xu on the same terms as described in the preceding paragraph for the Named Executive Officers other than Dr. Pei.

Effective April 18, 2022, the Board of Directors appointed Paul Anawalt to serve as our General Counsel and Secretary. In connection with his appointment, we entered into an employment agreement with Mr. Anawalt on the same terms as described in the preceding paragraph for the Named Executive Officers other than Dr. Pei.

Defined Contribution Plans

As part of its overall compensation program, we provide all full-time employees, including each of the NEOs, with the opportunity to participate in a defined contribution 401(k) plan. The plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a percentage of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to the plan. The 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. The Company does not currently make any matching or other contributions to participants’ accounts under the 401(k) plan.

Director Compensation — Fiscal 2021

Currently, the members of the Cepton Board are Jun Pei, Winston Fu, Jun Ye, Xiaogang (Jason) Zhang, Takayuki Katsuda, and Mei (May) Wang. In connection with the Business Combination, we expect to grant each of our directors who are not employed by us or any of our subsidiaries (other than Dr. Ye, who is one of our founders, and Mr. Katsuda, who is affiliated with Koito, our automotive Tier 1 partner) an option to purchase up to 10,000 shares of our common stock with an exercise price equal to the per-share value of our common stock on the grant date. Each option will vest monthly installments over a two-year period, subject to the director’s continued service on the Board. In addition, each of our non-employee directors (other than Dr. Ye and Mr. Katsuda) will receive a cash annual retainer of $40,000 for their service on the Board, payable in quarterly installments. We intend to continue evaluating the compensation to be provided to its non-employee directors with Mercer’s assistance.

Dr. Pei, who serves as our Chief Executive Officer and whose compensation for fiscal 2021 is reported above, did not receive any additional compensation for his service on the Cepton Board during fiscal 2021, and Dr. Fu, who serves as our Chief Financial Officer, did not receive any compensation for his services to us (either as an executive or a director) for fiscal 2021. None of the other three non-employee directors listed above received any compensation for their services to us during fiscal 2021.

In December 2021, we entered into a new employment agreement with Dr. Fu, who previously served as our Chief Financial Officer until April 5, 2022, when he transitioned to the position of Advisor on Strategic Projects and Vice Chairman of the Board. Dr. Fu’s employment agreement became effective on the closing of the Business Combination and does not have a specified term. The agreement provides that Dr. Fu will receive an initial annual base salary of $60,000 is eligible for an annual discretionary bonus as determined by the Compensation Committee and to participate in the Company’s benefit plans made available to employees generally. If Dr. Fu’s employment with the Company is terminated by the Company without “cause” or by him for “good reason” (as defined in the agreement), he will receive severance equal to the greater of 12 months base salary and $250,000, payable in installments over a 12-month period, payment of his COBRA premiums for 12 months, and 12 months’ accelerated vesting of his then-outstanding and unvested equity awards granted by the Company. However, if such a termination of his employment occurs in connection with or within 18 months following a change in control of the Company, his severance will equal the greater of (i) the sum of 12 months of his base salary and his annual target bonus for the year of termination (or, if no target bonus has been established, the amount of his actual bonus for the prior year) and (ii) $250,000 and will be paid in a lump sum, and his then-outstanding equity awards granted by the Company will be fully vested. Dr. Fu’s right to receive these severance benefits is subject to his providing a release of claims to the Company and his continued compliance with his confidentiality, non-solicitation and other covenants in favor of the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Agreements

This section describes the material provisions of certain additional agreements entered into pursuant to the Business Combination Agreement but does not purport to describe all of the terms thereof.

Stockholder Support Agreements

Contemporaneously with the execution and delivery of the Business Combination Agreement, GCAC and certain Legacy Cepton stockholders entered into Stockholder Support Agreements (the “Stockholder Support Agreements”). Pursuant to the Form of Stockholder Support Agreement, each GCAC stockholder party thereto agreed to, among other things, vote their Company Shares (as defined in the Business Combination Agreement) in favor of the adoption and approval of the Business Combination Agreement and the Transactions.

Amended Registration Rights Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, GCAC, the Sponsor Group and certain other GCAC shareholders parties thereto (collectively, the “Initial Holders”), Legacy Cepton, and certain Legacy Cepton stockholders entered into an Amended and Restated Registration Rights Agreement (the “Amended Registration Rights Agreement”), which became effective as of Closing. Pursuant to the Amended Registration Rights Agreement, the Initial Holders and the undersigned parties listed under “Holder” on the signature page thereto will be provided the right to demand registrations, piggy-back registrations and shelf registrations with respect to Registrable Securities (as defined in the Amended Registration Rights Agreement).

Confidentiality and Lock-Up Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, certain Legacy Cepton stockholders entered into a Confidentiality and Lock-up Agreement with GCAC (each, a “Confidentiality and Lock-Up Agreement”), which became effective as of Closing. Pursuant to the Confidentiality and Lock-Up Agreements, each Legacy Cepton stockholder party thereto agrees to a 180-day lock-up of its restricted GCAC securities following Closing, subject to (i) early release upon certain corporate transactions and (ii) certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Confidentiality and Lock-Up Agreement.

Unpaid Expenses and Lock-Up Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, GCAC, Sponsor, Nautilus, HB Strategies LLC, and Legacy Cepton entered into an Unpaid Expenses and Lock-Up Agreement (the “Unpaid Expenses and Lock-Up Agreement”), pursuant to which, among other things, Sponsor, Nautilus, and HB Strategies LLC agree that if GCAC’s unpaid or contingent liabilities as of immediately prior to the Closing (excluding deferred underwriting and business combination marketing fees and expenses arising from GCAC’s initial public offering and excluding any fees and expenses arising from the PIPE Investment) exceed $10,000,000, Sponsor, Nautilus, and HB Strategies LLC, each will, at their election, either forfeit immediately prior to the Closing a number of Founder Shares and Private Placement Warrants issued to the Sponsor Group in the Private Placement having an aggregate value equal to the Excess Expense Amount (as defined in the Unpaid Expenses and Lock-Up Agreement)) or (ii) pay to GCAC an amount in cash equal to the Excess Expense Amount. Pursuant to the Unpaid Expenses and Lock-Up Agreement Sponsor, Nautilus, and HB Strategies LLC are subject to certain lock-up restrictions.

GCAC Stockholder Support Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, Legacy Cepton and certain GCAC stockholders entered into Stockholder Support Agreements (the “GCAC Stockholder Support Agreements”). Pursuant the GCAC Stockholder Support Agreements, the GCAC stockholders party thereto agreed, among other things, to vote their shares of GCAC Class B common stock in favor of the adoption an approval of the Business Combination Agreement and the Transactions. HB Strategies LLC entered into a substantially similar Stockholder Support Agreement.

Equity Financing

Series C Preferred Stock Financing

In February 2020, Cepton issued 6,299,559 shares of its Series C Preferred Stock at a per share issuance price of $8.3736 to accredited investors for an aggregate issuance price of approximately $52.7 million (the “Series C Financing”). In connection with the Business Combination, each share of Cepton Series C Preferred Stock will be converted into one share of Cepton common stock and will have the right to receive the Per Share Stock Consideration and the contingent right to receive a number a number of Earnout Shares, in each case, in accordance with the Business Combination Agreement.

In connection with the Series C Financing, Cepton entered into an Amended and Restated Right of First Refusal and Co-Sale Agreement and a Second Amended and Restated Investors’ Rights Agreement, each with certain shareholders of Cepton, including Jun Pei, Jun Ye, Mark McCord, and certain investors of Cepton, including Koito, Tianjin HiCepton Technologies Partnership (Limited Partnership) (an investment fund of CFT Capital which Jason Zhang is a managing partner) and LDV Partners Fund I, L.P. These agreements also grant certain Cepton stockholders with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights, right of first refusal and co-sale rights, and other rights. As part of the Second Amended and Restated Investors’ Rights Agreement, LDV Partners Fund I, L.P., Tianjin HiCepton Technologies Partnership (Limited Partnership) and Koito, subject to certain requirements, were granted the right to nominate the Series A, Series B and Series C directors, respectively, to the Cepton Board. Each of these agreements will terminate at the closing of the Business Combination.

The following table summarizes issuances of Cepton Series C Preferred Stock by Cepton executive officers, directors, holders of more than 5% of Cepton capital stock, or their affiliated entities.

Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
Koito Manufacturing Co., Ltd.(1)	5,971,147	$49,999,996.52
LDV Partners Fund I, L.P.(2)	238,845	$1,999,992.49

____________

(1)      Koito Manufacturing Co., Ltd. is a holder of 5% or more of Cepton Capital Stock. Takayuki Katsuda is a member of the Cepton Board and is affiliated with Koito Manufacturing Co., Ltd.

(2)      LDV Partners Fund I, L.P. is a holder of 5% or more of Cepton Capital Stock. Winston Fu is an advisor on strategic projects and the vice chairman of Cepton Board, and is a managing member of LDV Partners I (GP), Ltd., which is the general partnership that manages LDV Partners Fund I, L.P., and previously served as Cepton’s chief financial officer and secretary.

Private Placement

In August 2021 and October 2021, in connection with the Business Combination Agreement, GCAC entered into certain subscription agreements, as amended by the Amendment to the PIPE Subscription Agreement, dated February 3, 2022 (the “PIPE Subscription Agreements”) with the investors therein (the “PIPE Investors”), pursuant to which GCAC agreed to issue and sell to the PIPE Investors, approximately $59.5 million of GCAC Class A common stock immediately prior to closing of the Merger (the “PIPE Investment”). The PIPE Investment was consummated on the Closing Date.

LDV Partners Fund I, L.P. purchased 200,000 PIPE Shares for a total purchase price of $2 million. Dr. Fu is managing member of LDV Partners I (GP), Ltd., which is the general partnership that manages LDV Partners Fund I, L.P. and a member of the Cepton Board and previously served as Cepton’s chief financial officer and secretary.

Koito, a holder of 5% or more of Cepton Capital Stock, purchased 5,000,000 PIPE Shares for a total purchase price of $50 million.

The Ye-Wang Family Trust purchased 200,000 PIPE Shares for a total purchase price of $2 million. Jun Ye is a trustee of the Ye-Wang Family Trust and a member of Cepton’s board of directors.

Business Arrangements with Cepton’s Executive Officers, Directors, 5% or more holders or their Immediate Family Members

Arrangement with Koito Manufacturing Co., Ltd.

As of January 2020, Cepton was chosen by Koito to supply Koito with ADAS lidar technology licenses and components for the OEM-B series production program for mass-market consumer vehicles. The purpose of the arrangement is to enable Koito to manufacture automotive grade lidars using Cepton’s MMT®. The lidars manufactured by Koito are to be supplied by Koito to OEM-B to fulfil the needs of its series production program. The expected production period of Cepton’s arrangement with Koito is from 2023 through 2027. Production volume will ultimately be dependent on numerous factors and are binding only upon issuance of a purchase order. In furtherance thereof, in September 2021, Koito issued the Work Order to Cepton relating to the pre-production development phase, which began in January 2020 and concludes upon completion of pre-production activities. The Work Order specifies the development milestones to be achieved by Cepton, the estimated delivery dates for each milestone and the estimated fees to be paid to Cepton in connection with each milestone. The aggregate fees to be paid to Cepton under the Work Order were $2.5 million, of which $1.9 million has been paid to Cepton as of March 31, 2022. The revenues associated with a milestone are considered earned when the relevant milestone is completed and the prototype units are delivered to Koito and, once paid fees are non-refundable. The estimated fees under the Work Order exclude additional prototypes that may be purchased by Koito which are subject to separate purchase orders on are purchased on an as-needed basis, and are subject to change.

Indemnification Agreements

Cepton entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Amended and Restated Charter and the Bylaws. These agreements, among other things, require Cepton to indemnify Cepton’s directors and executive officers for certain expenses, including reasonable attorneys’ fees, incurred by a director or executive officer in generally any action or proceeding arising out of their services as one of Cepton’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at Cepton’s request. Cepton believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Amended and Restated Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Cepton and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Related Person Transactions Policy

The Cepton board adopted a written Related Person Transactions Policy that sets forth Cepton’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of Cepton’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) Cepton (including any of its subsidiaries, if any) was, is or will be a participant, (ii) the aggregate amount involved exceeds or may be expected to exceed $120,000, and (iii) a related person has or will have a direct or indirect material interest.

Subject to certain limitations, transactions involving compensation for services provided to Cepton as an employee or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Cepton’s voting securities (including the common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons. A related person is also someone who has a position or relationship with any firm, corporation or other entity that engages in the transaction if (i) such person is employed or is a general partner or principal or in a similar position with significant decision making influence, or (ii) the direct or indirect ownership by such person and all other foregoing persons, in the aggregate, is 10% or greater in another person which is party to the transaction.

Under the policy, any related person, or any director, officer or employee of Cepton who knows of the transaction, must report the information regarding the proposed related person transaction to Cepton’s chief financial officer and chairperson of the audit committee for review. To identify related person transactions in advance, Cepton will rely on information supplied by Cepton’s executive officers, directors and certain significant stockholders. In considering related person transactions, Cepton’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the nature of the related person’s interest in the transaction;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties.

All related party transactions may be consummated or continued only if approved or ratified by Cepton’s audit committee. No director or member of Cepton’s audit committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party, except that such member may be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of Cepton’s audit committee.

All of the transactions described above were entered into prior to the adoption of such policy.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of the DGCL, the Amended and Restated Charter and Bylaws in their entirety for a complete description of the rights and preferences of the Company’s securities.

Pursuant to the Amended and Restated Charter, our authorized capital stock consists of 355,000,000 shares of common stock, $0.00001 par value, and 5,000,000 shares of undesignated preferred stock, $0.00001 par value. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all information that is important to you.

Common Stock

Upon the Closing, the outstanding shares of GCAC Class A common stock, including any shares of GCAC Class B common stock that were converted into GCAC Class A common stock in accordance with the GCAC Charter, and were redesignated as common stock, par value $0.00001 per share, of Cepton, Inc. (the new name of GCAC after the Closing), which shares are referred to herein as common stock.

Cepton has a total of 154,048,001 shares of common stock issued and outstanding as of the Closing Date. The foregoing excludes any outstanding Warrants.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended and Restated Charter or the Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of the common stock that are voted is required to approve any such matter voted on by our stockholders.

The Cepton’s Board consists of seven members. In accordance with the Amended and Restated Charter, the Cepton Board is divided into three classes of directors, with (a) one class of directors, the Class A Directors, initially serving a one (1)-year term, such term effective from the Closing (but any subsequent Class A Directors serving a three (3)-year term), (b) a second class of directors, the Class B Directors, initially serving a two (2)-year term, such term effective from the Closing (but any subsequent Class B Directors serving a three (3)-year term), and (c) a third class of directors, the Class C Directors, serving a three (3)-year term, such term effective from the Closing. Directors will not be able to be removed during their term except for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor

All of the outstanding Founder Shares, as shares of GCAC Class B common stock, converted into shares of common stock at the Closing of the Business Combination. With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our initial stockholders, each of whom will be subject to the same transfer restrictions) until the earlier of (A) six months after the Closing or (B) subsequent to our initial business combination, (x) if the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The Amended and Restated Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing March 12, 2022. The Public Warrants will expire February 10, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless the common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than March 4, 2022, we will use our best efforts to file with the SEC a registration statement covering the shares of our common stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. The registration statement of which this prospectus is a part is intended to fulfill our obligation under the foregoing agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by May 9, 2022, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the warrants is not effective within a specified period following the Closing on February 10, 2022, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

As of the date of this prospectus, the sales price of our common stock did not exceed the threshold that would allow Cepton to redeem the Public Warrants.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, or

(b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Private Placement Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and GCAC. You should review a copy of the warrant agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrantholder.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until March 12, 2022 (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with Sponsor) and they will not be redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends is dependent upon our revenues and earnings, if any, capital requirements and general financial conditions. The payment of any cash dividends is within the discretion of our board of directors at such time. Further, with the incurrence of indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and the Amended and Restated Charter and the Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of our assets with a market value of 10% or more of our aggregate market value of all of our assets or of all of our outstanding stock. However, the above provisions of Section 203 do not apply if:

•        the Cepton Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the initial business combination is approved by the Cepton Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Cepton Board because the stockholder approval requirement would be avoided if the Cepton Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Cepton Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Amended and Restated Charter provides that the Cepton Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the Cepton Board only by successfully engaging in a proxy contest at two or more annual meetings.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against any current or former directors, officers, employees, or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. The Amended and Restated Charter also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although the our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Special meeting of stockholders

The Bylaws provide that special meetings of our stockholders may be called only by a resolution adopted by the Cepton Board.

Advance notice requirements for stockholder proposals and director nominations

The Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken at any annual and special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance of the DGCL and may not be taken by written consent of the stockholders without a meeting.

Classified Board of Directors

The Cepton Board is divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. As a result, in most circumstances, a person can gain control of the Cepton Board only by successfully engaging in a proxy contest at two or more annual meetings. The Amended and Restated Charter and the Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on the Cepton Board, including a vacancy resulting from an enlargement of the Cepton Board, may be filled only by vote of a majority of our directors then in office.

Listing of Securities

Our common stock and Public Warrants are currently listed on Nasdaq under the symbol “CPTN” and “CPTNW,” respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of March 31, 2022 by:

•        each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•        each of the Company’s named executive officers and directors; and

•        all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. In computing the number of shares of the Company’s common stock beneficially owned by a person or entity and the percentage ownership, the Company deemed outstanding shares of its common stock subject to options and warrants held by that person or entity that are currently exercisable or exercisable within 60 days of March 31, 2022. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. We have not deemed any of the Purchased Shares to be outstanding because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control.

Unless otherwise noted, the address of each beneficial owner is c/o Cepton, Inc., 399 West Trimble Road, San Jose, CA, 95131.

The beneficial ownership of the Company’s common stock is based on 154,048,001 shares of the Company’s common stock issued and outstanding immediately following consummation of the Transactions, including the redemption of public shares as described above and the consummation of the PIPE Investment.

Name and Address of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	%
5% Holders:
Koito Manufacturing, Ltd.(1)	19,624,741	12.7%
LDV Partners Fund I, L.P.(2)	16,088,422	10.4%
Yupeng Cui(3)	9,679,376	6.3%
Executive Officers and Directors:
Dr. Jun Pei(4)	30,174,923	19.6%
Dr. Jun Ye(5)	25,916,966	16.8%
Hull Xu(6)	216,583	*
Dr. Mark McCord(7)	10,409,248	6.8%
Dr. Liqun Han(8)	2,755,172	1.8%
Dr. Dongyi Liao(9)	2,142,875	1.4%
Paul Anawalt	—	—
George Syllantavos(10)	359,000	*
Dr. Winston Fu(11)	16,088,422	10.4%
Xiaogang (Jason) Zhang	—	—
Takayuki Katsuda(12)	—	—
Mei (May) Wang	—	—
Directors and executive officers as a group (ten individuals)	88,063,189	55.6%

____________

*        Less than one percent.

(1)      Consists of 19,624,741 shares of common stock, including 5,000,000 PIPE shares. The business address of Koito Manufacturing Co., Ltd. is 4-8-3, Takanawa, Minato-ku, Tokyo, Japan.

(2)      Consists of 16,088,422 shares of common stock, including 200,000 PIPE shares.

(3)      Consists of 9,679,376 shares of common stock.

(4)      Consists of 1,224,617 shares of common stock owned by Dr. Pei and 28,950,306 shares of common stock owned by the Pei 2000 Trust of which Dr. Pei is a trustee.

(5)      Consists of (i) 20,818,496 shares of common stock owned by Dr. Ye; (ii) 2,449,235 shares of common stock owned by the Lynnelle Lin Ye Irrevocable Trust dated December 8, 2020 of which Dr. Ye is a trustee; (iii) 2,449,235 shares of common stock owned by the Brion Qi Ye Irrevocable Trust dated December 8, 2020 of which Dr. Ye is a trustee; (iv) and 200,000 PIPE shares owned by the Ye-Wang Family Trust, dated March 31, 2007, of which Dr. Ye is a trustee.

(6)      Consists of (i) 204,083 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 2022 and (ii) 12,500 shares of common stock pursuant to warrants, each held by Mr. Xu as of April 5, 2022 (the effective date of Mr. Xu’s appointment as chief financial officer of the Company).

(7)      Consists of 10,409,248 shares of common stock owned by the McCord Trust, dated January 7, 2020, of which Dr. McCord is a trustee.

(8)      Consists of 489,847 shares of common stock owned by The Han-Ouyang Living Trust, U/A, dated March 21, 2021, of which Dr. Han is a trustee, and 2,265,325 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 2022.

(9)      Consists of 2,142,875 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 2022.

(10)    Consists of 359,000 shares of common stock owned by Mr. Syllantavos.

(11)    Consists of 16,088,422 shares of common stock, including 200,000 PIPE shares, owned by LDV Partners Fund I, L.P. Dr. Winston Fu is a managing member of LDV Partners I (GP), Ltd., which is the general partnership that manages LDV Partners Fund I, L.P. Dr. Fu disclaims beneficial ownership of the 16,088,422 shares of common stock except to the extent of any pecuniary interest he may have therein, directly or indirectly.

(12)    Mr. Katsuda is the Managing Corporate Officer and a member of the board of directors of Koito Manufacturing Co., Ltd. The business address of Mr. Katsuda is c/o Koito Manufacturing Co., Ltd., 4-8-3, Takanawa, Minato-ku, Tokyo, Japan.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on November 24, 2021, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares that may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may from time to time offer and sell pursuant to this prospectus any or all of the shares that we may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares.

The following table provides, as of the date of this prospectus, information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The percentage of ownership in the table below is based on 154,048,001 shares of common stock outstanding immediately following the Closing on February 10, 2022, including the 50,000 Commitment Shares we have already issued to Lincoln Park pursuant to the Purchase Agreement. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of March 31, 2022. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Shares Under the Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC(1)	50,000	(2)	*	14,700,000	(3)	*

____________

*        Represents less than 1% of the outstanding shares and/or assumes all shares registered hereunder have been resold by Lincoln Park.

(1)      Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of Common Stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)      Represents 50,000 Commitment Shares issued to Lincoln Park upon the closing of the Business Combination (but excludes the 150,000 Commitment Shares we have not yet issued) as a fee for its commitment to purchase shares under the Purchase Agreement, all of which are covered by the registration statement that includes this prospectus. We have excluded from the number of shares beneficially owned by Lincoln Park prior to the offering all of the shares that Lincoln Park may be required to purchase on or after the date of this prospectus pursuant to the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap. See the description under the heading “Lincoln Park Transaction” for more information about the Purchase Agreement.

(3)      Represents: (i) 50,000 Commitment Shares issued to Lincoln Park upon the closing of the Business Combination, (ii) the 150,000 Commitment Shares we have not yet issued, and (iii) an aggregate of 14,500,000 shares that may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our shares to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more or less shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $100,000,000 total commitment available to us under the Purchase Agreement. If we choose to sell more shares than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of the common stock who are initial purchasers of such common stock pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•        financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more (by vote or value) of our shares;

•        persons subject to the “applicable financial statement” accounting rules under Section 451(b) of the Code;

•        persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;

•        persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•        tax-exempt entities;

•        controlled foreign corporations; and

•        passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of our common stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.    If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock.    Upon a sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its common stock exchanged. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding.    In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions.    In general, any distributions we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock.    A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock unless:

•        the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding.    Information returns will be filed with the IRS in connection with payments of dividends and may be filed with respect to the proceeds from a sale or other disposition of shares of common stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

An aggregate of up to 14,700,000 shares of our common stock may be offered by this prospectus by Lincoln Park pursuant to the Purchase Agreement. The common stock may be sold or distributed from time to time by Lincoln Park directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•        ordinary brokers’ transactions;

•        transactions involving cross or block trades;

•        through brokers, dealers, or underwriters who may act solely as agents;

•        “at the market” into an existing market for the common stock;

•        in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•        in privately negotiated transactions; or

•        any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from Lincoln Park and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Lincoln Park, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on Nasdaq under the trading symbol “CPTN.”

LINCOLN PARK TRANSACTION

General

On November 24, 2021, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $100,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on November 24, 2021, we entered into the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by the Lincoln Park of 14,700,000 shares of our common stock, comprised of: (i) 50,000 shares that we already issued to Lincoln Park as Commitment Shares for making the commitment under the Purchase Agreement, (ii) 150,000 Commitment Shares that we are obligated to issue to Lincoln Park on August 9, 2022 and (iii) an additional 14,500,000 shares we may sell to Lincoln Park under the Purchase Agreement from time to time from and after Commencement. All sales are at our sole discretion.

Other than the 200,000 Commitment Shares, we do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the shares that will be issued and sold to Lincoln Park (the “Commencement Date”). After the Commencement Date, we have the right, but not the obligation, from time to time to direct Lincoln Park to purchase shares of our common stock having a value of up to $500,000 on any business day (the “Purchase Date”), which may be increased to up to $1,000,000 depending on certain conditions as set forth in the Purchase Agreement (and subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement) (each, a “Regular Purchase”). The purchase price per share for a Regular Purchase will be the lower of: (i) the lowest trading price for shares of our common stock on the applicable Purchase Date and (ii) the average of the three lowest closing sale prices for our common stock during the ten consecutive business days ending on the business day immediately preceding such Purchase Date. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price.

From and after the Commencement Date, we also have the right, but not the obligation, to direct Lincoln Park on each Purchase Date to make “accelerated purchases” on the following business day (the “Accelerated Purchase Date”) up to the lesser of (i) 300% of the number of shares purchased pursuant to a Regular Purchase or (ii) 30% of the trading volume on Accelerated Purchase Date (during a time period specified in the Purchase Agreement) at a purchase price equal to the lesser of 95% of (x) the closing sale price of our common stock on the Accelerated Purchase Date and (y) of the volume weighted average price of our common stock on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement) (each, an “Accelerated Purchase”). We have the right in our sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase and we may direct multiple Accelerated Purchases in a day provided that delivery of shares has been completed with respect to any prior Regular and Accelerated Purchases that Lincoln Park has purchased.

The Purchase Agreement may be terminated by us at any time after the Commencement Date, at our sole discretion, without any cost or penalty, by giving one business day notice to Lincoln Park to terminate the Purchase Agreement.

Actual sales of shares of common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our common stock and determinations by us as to available and appropriate sources of funding for our operations. The Purchase Agreement prohibits us from issuing or selling and Lincoln Park from acquiring any shares of our common stock if those shares of common stock, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership of more than 9.99% of the then issued and outstanding shares of our common stock.

Immediately following the closing of the Business Combination on February 10, 2022, there were 154,048,001 shares of our common stock outstanding, including the 50,000 shares that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $100,000,000 of our common stock to Lincoln Park, only 14,700,000 shares of our common stock are being offered under this prospectus to Lincoln Park, which represents the 50,000 Commitment Shares that we have already issued to Lincoln Park under the Purchase Agreement, the 150,000 additional Commitment Shares and 14,500,000 additional shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $100,000,000 total commitment available to us under the Purchase Agreement. If all of the 14,700,000 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent less than 10.0% of the total number of shares of our common stock outstanding as of the date hereof. If we elect to issue and sell more than the 14,700,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable Nasdaq rules, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $9.95 per share (which represents the lower of (A) the official closing price of our common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and (B) the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, adjusted such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules). In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq Capital Market.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions by, among and for the benefit of the parties. Lincoln Park has agreed that neither it nor any of its agent, representatives or affiliates will enter into or effect, directly or indirectly a short selling or hedging, which establishes a net short position with respect to the our common stock. There are no limitations on the use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on our ability to enter into a similar type of agreement or Equity Line of Credit during the Term, excluding an At-The-Market transaction with a registered broker-dealer), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Events of Default

Events of default under the Purchase Agreement include the following:

•        the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•        suspension by our principal market of our common stock from trading for a period of one business day (other than in connection with a general suspension of trading on such market);

•        the delisting of the common stock from The Nasdaq Capital Market (or nationally recognized successor thereto), provided, however, that the common stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc., the OTCQB operated by the OTC Markets Group, Inc. or such other nationally recognized trading market (or nationally recognized successor to any of the foregoing);

•        the failure of our transfer agent to issue to Lincoln Park shares of our common stock within three business days after the applicable date on which Lincoln Park is entitled to receive such shares;

•        any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•        any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•        a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a Custodian for us or for all or substantially all of our property, or (iii) orders the liquidation of us or our subsidiaries;

•        if at any time we are not eligible to transfer our common stock electronically as DWAC shares; or

•        if at any time after the Commencement Date, the Exchange Cap is reached (to the extent such Exchange Cap is applicable), and stockholder approval has not been obtained in accordance with the applicable rules of The Nasdaq Stock Market.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 14,700,000 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36-months commencing on the Commencement Date. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement.

If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Shares to Lincoln Park Under the Purchase Agreement(1)
$3.88(3)	14,700,000	8.7%	$56,260,000
$5.00	14,700,000	8.7%	$72,500,000
$6.00	14,700,000	8.7%	$87,000,000
$7.00	14,485,714	8.6%	$99,999,998
$8.00	12,700,000	7.6%	$100,000,000
$9.00	11,311,111	6.8%	$99,999,999

____________

(1)      Although the Purchase Agreement provides that we may sell up to $100,000,000 of our common stock to Lincoln Park, we are only registering 14,700,000 shares under this prospectus, including 200,000 Commitment Shares, which leaves a maximum of 14,500,000 additional shares to be issued for future purchases. Accordingly, depending on the assumed average price per share, we may or may not be able to ultimately sell to Lincoln Park a number of shares of our common stock with a total value of $100,000,000.

(2)      The numerator is based on the number of shares issuable at the corresponding assumed purchase price as set forth in the adjacent column plus the 200,000 Commitment Shares. The denominator is based on 154,048,001 shares of our common stock outstanding immediately following the closing of the Business Combination on February 10, 2022 (which includes 50,000 of the Commitment Shares) adjusted to include the number of shares of our common stock set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares of our common stock issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column without giving effect to the Beneficial Ownership Cap. Based on the assumed purchase prices and the number of shares of our common stock outstanding, we would exhaust all 14,700,000 shares registered pursuant to the registration statement of which this prospectus is a part before implicating the Exchange Cap.

(3)      The closing sale price of our shares on March 31, 2022.

LEGAL MATTERS

O’Melveny & Myers LLP, Menlo Park, California, has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of Cepton Technologies, Inc. as of December 31, 2021 and 2020, and for each of the two-year period ended December 31, 2021, have been included herein in reliance upon the report of KPMG LLP (“KPMG”), an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of GCAC as at March 31, 2021 and 2020 and for the years ended March 31, 2021 and March 31, 2020 included in this prospectus have been so included in reliance on a report of Marcum LLP (“Marcum”), an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

Changes in Registrant’s Certifying Accountant

On February 10, 2022, the Audit Committee informed Marcum, the Company’s independent registered public accounting firm prior to the Transactions, that Marcum will be dismissed effective following the completion of the Company’s review for the three and nine months period ended December 31, 2021, which consists only of the pre-Transactions accounts of GCAC.

The report of Marcum on GCAC’s financial statements as of March 31, 2021, and for the fiscal years ended March 31, 2021 and March 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the fiscal years ended March 31, 2021 and March 31, 2020, and the subsequent period through February 10, 2022, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report. During the fiscal years ended March 31, 2021 and March 31, 2020, and the subsequent period through February 10, 2022, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act, other than the (i) material weakness in internal controls identified by GCAC’s management, in consultation with its advisors, related to an error made in certain of its previously issued financial statements, arising from the manner in which, as of the closing of GCAC’s initial public offering, GCAC had an error in the accounting of its Class A common stock subject to possible redemption and public and private warrants, which resulted in the revision of GCAC’s Previously Issued Financial Statements (as defined herein), as described in Item 9A. Controls and Procedures in GCAC’s Annual Report on Form 10-K for the period ended March 31, 2021, filed with the SEC on July 19, 2021, and GCAC’s Amendment No. 1 to Form 10-K, filed with the SEC on December 14, 2021 (the “10-K”), Item 4. Controls and Procedures in GCAC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 19, 2021 (“Q1 Form 10-Q”), and in Item 4. Controls and Procedures in GCAC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 23, 2021 (“Q2 Form 10-Q”), and (ii) the determination of the audit committee of the board of directors of GCAC that GCAC’s Previously Issued Financial Statements could no longer be relied upon due to the accounting errors described above. As used herein, “Previously Issued Financial Statements” consists of: (i) audited balance sheet as of February 2, 2021 filed as Exhibit 99.1 to GCAC’s Current Report on Form 8-K filed with the SEC on February 4, 2021, (ii) audited financial statements as of March 31, 2021 contained in the 10-K, (iii) unaudited financial statements as of June 30, 2021 contained in Q1 Form 10-Q; and (iv) unaudited financial statements as of September 30, 2021 contained in Q2 Form 10-Q.

The Company provided Marcum with a copy of the foregoing disclosures prior to the filing of this prospectus and requested that Marcum furnish a letter addressed to the SEC, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which is does not agree.

On the Closing Date, the Audit Committee approved the engagement of KPMG as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2022. KPMG served as the independent registered public accounting firm of Legacy Cepton prior to the Transactions, including the audit of the consolidated financial statements of Legacy Cepton for the fiscal year ending December 31, 2021. During the fiscal years ended March 31, 2020 and March 31, 2021, GCAC did not consult with KPMG with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on GCAC’s financial statements, and neither a written report nor oral advice was provided to GCAC that KPMG concluded was an important factor considered by GCAC in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and exhibits.

In addition, we file annual, quarterly and current reports, prospectus and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.cepton.com/. Through our website, we make available, free of charge, annual, quarterly and current reports, prospectus and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Financial Statements December 31, 2021 and 2020

CEPTON, INC.

(f/k/a GROWTH CAPITAL ACQUISITION CORP.)

Report of Independent Registered Public Accounting

To the Stockholders and Board of Directors
Cepton Technologies, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cepton Technologies, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Santa Clara, California
March 31, 2022

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$3,654	$11,312
Short-term investments	2,836	32,058
Accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	500	285
Inventories	2,523	3,394
Prepaid expenses and other current assets	6,998	1,134
Total current assets	16,511	48,183
Property and equipment, net	480	457
Other Assets	293	94
Total assets	$17,284	$48,734

LIABILITIES CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,547	$1,214
Accrued expenses and other current liabilities	2,777	1,565
Total current liabilities	5,324	2,779
Long-term debt	—	1,121
Other long-term liabilities	23	1,293
Total liabilities	5,347	5,193

Commitments and contingencies (Note 14)
Convertible preferred stock:
Convertible preferred stock – Par value $0.00001 per share–22,806,009 and 22,806,009 shares authorized at December 31, 2021 and 2020; 21,671,491 and 21,671,491 shares issued and outstanding at December 31, 2021 and 2020; (aggregate liquidation preference of $96.7 and $96.7 million at December 31, 2021 and 2020)	99,470	99,470

Stockholders’ deficit:
Common stock – Par value $0.00001 per share–75,000,000 and 75,000,000 shares authorized at December 31, 2021 and 2020; 27,618,907 and 27,184,882 shares issued and outstanding at December 31, 2021 and 2020	—	—
Class F stock – Par value $0.0001 per share–8,402,000 and 8,402,000 shares authorized at December 31, 2021 and 2020; 8,372,143 and 8,372,143 shares issued and outstanding at December 31, 2021 and 2020	—	—
Additional paid-in capital	7,949	2,286
Accumulated other comprehensive income	(43)	(18)
Accumulated deficit	(95,439)	(58,197)
Total stockholders’ deficit	(87,533)	(55,929)
TOTAL LIABILITIES CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$17,284	$48,734

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)

	Year Ended December 31,
	2021	2020
Lidar Sensor and Prototype Revenue	$2,919	$2,006
Development Revenue	1,583	—
Total Revenue	4,502	2,006
Lidar Sensor and Prototype Cost of Revenue	3,952	3,746
Development Cost of Revenue	442	—
Total Cost of Revenue	4,394	3,746
Gross Margin (Loss)	108	(1,740)

Operating expenses:
Research and development	24,158	11,666
Selling, general and administrative	14,286	6,170
Total operating expenses	38,444	17,836
Operating loss	(38,336)	(19,576)
Other income (expense), net	1,099	(181)
Interest income, net	15	149
Loss before income taxes	(37,222)	(19,608)
Provision for income taxes	(20)	(26)
Net loss	$(37,242)	$(19,634)
Net loss per share, basic and diluted	$(1.36)	$(0.73)
Weighted-average shares used in computing net loss per share, basic and diluted	27,412,353	27,068,162
Net loss	$(37,242)	$(19,634)
Other comprehensive loss, net of tax:
Changes in unrealized gain (loss) on available-for-sale securities	(4)	3
Foreign currency translation adjustments	(21)	(11)
Total other comprehensive loss, net of tax	(25)	(8)
Comprehensive loss	$(37,267)	$(19,642)

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share and per share data)

	Convertible Preferred Stock		Common Stock		Class F Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2019	15,342,075	$46,847	27,004,791	$—	8,402,000	$—	$1,336	$(10)	$(38,563)	$(37,237)
Issuance of Series C convertible preferred stock in exchange for cash, net of issuance costs	6,299,559	52,623	—	—	—	—	—	—	—	—
Stock transfer	29,857	—	—	—	(29,857)	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	180,091	—	—	—	225	—	—	225
Stock-based compensation	—	—	—	—	—	—	725	—	—	725
Unrealized gain on available-for-sale, net of tax	—	—	—	—	—	—	—	3	—	3
Foreign currency translation adjustment	—	—	—	—	—	—	—	(11)	—	(11)
Net loss	—	—	—	—	—	—	—		(19,634)	(19,634)
Balance – December 31, 2020	21,671,491	$99,470	27,184,882	$—	8,372,143	$—	$2,286	$(18)	$(58,197)	$(55,929)
Issuance of common stock upon exercise of stock options	—	—	434,025	—	—	—	620	—	—	620
Stock-based compensation	—	—	—	—	—	—	5,043	—	—	5,043
Unrealized gain on available-for-sale, net of tax	—	—	—	—	—	—	—	(4)	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(21)	—	(21)
Net loss	—	—	—	—	—	—	—	—	(37,242)	(37,242)
Balance – December 31, 2021	21,671,491	$99,470	27,618,907	$—	8,372,143	$—	$7,949	$(43)	$(95,439)	$(87,533)

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(37,242)	$(19,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	210	184
Stock-based compensation	4,995	710
Loss on disposal of PPE	42	—
Gain from debt forgiveness	(1,121)	—
Loss on debt extinguishment	—	180
Amortization and accretion of short-term investments	257	120
Other	—	(90)
Changes in operating assets and liabilities:
Accounts receivable, net	(215)	363
Inventories	919	(971)
Prepaid expenses and other current assets	(5,834)	162
Other long-term assets	(199)	—
Accounts payable	1,333	690
Accrued expenses	1,214	129
Other long-term liabilities	(1,118)	1,177
Net cash used in operating activities	(36,759)	(16,980)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(276)	(80)
Purchases of short-term investments	(8,455)	(33,676)
Proceeds from sales of short-term investments	8,514	—
Proceeds from maturities of short-term investments	28,900	1,500
Net cash provided by (used in) investing activities	28,683	(32,256)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from PPP loan	—	1,121
Repayment of long-term debt	—	(5,000)
Cash received from early exercises of options	—	253
Payment of debt issuance costs	(30)	—
Proceeds from issuance of common stock options, net of repurchase	469	225
Proceeds from convertible preferred stock, net of issuance costs	—	52,623
Net cash provided by financing activities	439	49,222
Effect of exchange rate changes on cash	(21)	(12)
Net increase (decrease) in cash and cash equivalents	(7,658)	(26)
Cash and cash equivalents, beginning of year	11,312	11,338
Cash and cash equivalents, end of year	$3,654	$11,312

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$—	$44
Cash paid for income taxes	$2	$25

NON-CASH INVESTING ACTIVITIES
Changes in accrued purchases of property and equipment	$—	$(3)
Vesting of early exercised stock options	$151	$51

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Cepton provides state-of-the-art, intelligent, lidar-based solutions for a range of markets such as automotive (ADAS/AV), smart cities, smart spaces, and smart industrial applications. Cepton’s patented MMT®-based lidar technology enables reliable, scalable, and cost-effective solutions that deliver long range, high resolution 3D perception for smart applications.

Founded in April 2016 and led by industry veterans with over two decades of collective experience across a wide range of advanced lidar and imaging technologies, Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions. Cepton is headquartered in San Jose, California, USA, with a presence in Germany, Canada, Japan, China and India, to serve a fast-growing global customer base.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of our wholly owned subsidiaries in Canada, Germany, and the United Kingdom. All intercompany balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2021, the Company had cash and cash equivalents of $3.7 million, short-term investment of $2.8 million, and an accumulated deficit of $95.4 million. During the year ended December 31, 2021, the Company incurred a net loss of $37.2 million and had negative cash flows from operating activities of $36.8 million. Although much of the negative cash flow resulted from an increase in expenses for research and development projects and expenses for preparing to become a publicly traded company, the Company expects to continue to invest in research and development and generate operating losses in the future.

The Company is subject to risks and uncertainties frequently encountered by early-stage companies including, but not limited to, the uncertainty of successfully developing its products, securing certain contracts, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel.

To date, the Company has been funded primarily by equity financings, convertible promissory notes and other borrowings. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

On February 10, 2022, GCAC Merger Sub Inc., a Delaware corporation and newly formed wholly-owned subsidiary of Growth Capital Acquisition Corp. (NASDAQ: GCAC), merged with and into Cepton pursuant to a Business Combination Agreement, dated as of August 4, 2021 (the “Merger”). Following the Merger, the Company received cash proceeds of $47,700,000, net of certain transaction costs. In addition, on January 4, 2022, the Company borrowed $10,000,000 under a loan and security agreement (the “Loan Agreement”) with Trinity Capital Inc. (“Trinity”) with an interest rate of 10.75%. Refer to Footnote 18 for more information regarding the Merger and the Trinity loan. The Company believes that along with its existing cash and cash equivalents as of December 31, 2021, the Merger proceeds and Trinity loan proceeds received subsequent to December 31, 2021 and prior to the filing of these financial statements will be adequate to satisfy its capital and operating needs for at least the next 12 months from the date of the issuance of these financial statements.

Concentration of Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. The Company maintains a substantial portion of its cash and cash equivalents and short-term investments in money market funds, commercial paper, corporate debt

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

securities, and asset backed securities. Management believes that the financial institutions that hold its cash, cash equivalents, and short-term investments are financially sound and, accordingly, represent minimal credit risk. Deposits held with banks may exceed the amount of federal insurance limits provided on such deposits.

As of December 31, 2021 and 2020, three and four customers, respectively, accounted for more than 10% of accounts receivable.

Customers with revenue equal to or greater than 10% of total revenue for the periods indicated were as follows:

	Year Ended December 31,
	2021	2020
Customer A	68%	23%
Customer B	—%	16%
Customer C	—%	11%

Supplier Concentrations

The Company relies on third parties for the supply and manufacture of its products, as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers or satisfactorily deliver its products to its customers on time, if at all.

For the fiscal year ended December 31, 2021, there were no supplier vendors that accounted for a significant portion of Accounts Payable. For the fiscal year ended December 31, 2020, two vendors accounted for approximately 27% of total Accounts Payable.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, estimating the stand-alone selling prices of performance obligations for revenue recognition, allowances for doubtful accounts, inventory valuation and reserves, warranty reserves, valuation allowance for deferred tax assets, share-based compensation including the fair value of the Company’s common stock, useful lives of property, plant and equipment, income tax uncertainties, and other loss contingencies. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with original maturity of three months or less at the date of purchase to be cash equivalents.

The Company’s short-term investments consist of investments and marketable securities that are classified as available-for-sale securities and are carried at fair value, with net unrealized gains or losses, net of tax, reported as a separate component of accumulated other comprehensive loss within stockholders’ deficit.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount, net of any allowance for doubtful accounts, and do not bear interest. Allowances on accounts receivable are recorded when circumstances indicate collection is doubtful for a particular accounts receivable balance. Receivables are written off if reasonable collection efforts prove unsuccessful. The Company provides for allowances on a specific account basis. As of December 31, 2021, and 2020, the allowance for doubtful accounts was immaterial.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first-in, first-out basis. The Company records write-downs of inventories which are obsolete based on product life cycle stage, product development plans, and assumptions about future demand and market conditions.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations in the period realized. Improvements are capitalized and amortized over the remaining term of the estimated useful life of the asset. Maintenance and repairs are charged to operations as incurred.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries in Canada and Germany is the respective local currency whereas the functional currency of the foreign subsidiary in the United Kingdom is the U.S. dollar. For the Canadian and German entities, assets and liabilities are translated into U.S. dollars at the local current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive income. Foreign currency translation adjustments were immaterial for the years ended December 31, 2021 and 2020.

Convertible Preferred Stock

The Company records all shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs, if applicable. The convertible preferred stock is recorded outside of permanent stockholders’ deficit because while it is not mandatorily redeemable, it is contingently redeemable into cash upon the occurrence of an event not solely within the Company’s control. When it is probable that a convertible preferred share will become redeemable, adjustments are recorded to adjust the carrying values. No adjustments have been recorded in 2021 or 2020. Refer to Footnote 9 for more information on the rights, preferences, privileges, and restrictions associated with the convertible preferred stock.

Revenue Recognition

The Company recognizes revenue from contracts with its customers. A contract with a customer exists when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration it is entitled to. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

The Company’s revenue is primarily derived from product sales of LiDAR sensors to direct customers. Revenue is recognized at a point in time when control of the products is transferred to the customer, generally occurring upon shipment in accordance with the terms of the related contract. Amounts billed to customers for shipping and handling are included in the transaction price and are not treated as separate performance obligations as these costs fulfill a promise to transfer the product to the customer. Shipping and handling costs paid by the Company are included in cost of revenue. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting.

When a contract involves multiple promises, the Company accounts for individual performance obligations if the customer can benefit from each promise on its own or with other resources that are readily available to the customer and each promise is separately identifiable from other promises in the arrangement. In these situations, the arrangement consideration is allocated between the separate performance obligations in proportion to their estimated standalone selling price. The standalone selling price reflects the price the Company would charge for a specific product if it were sold separately in similar circumstances and to similar customers. If the selling price is not directly observable, the Company may estimate the stand-alone selling price through maximizing the use of observable inputs such as historical discounting, project cost estimates, and targeted margins.

Costs to obtain a contract

The Company generally expenses the incremental costs of obtaining a contract when incurred because the amortization period for these costs would be less than one year. These costs primarily relate to sales commissions and are recognized upon receiving customer payment, at the time of the customer order, or at the time of product shipment. Commission expense was $24,000 and $31,000 in 2021 and 2020, respectively and was recorded in selling, general and administrative expense in the Company’s consolidated statements of operations.

Contract balances

The timing of revenue recognition, billings, and cash collections generally results in accounts receivable recognized on the balance sheet. However, the Company may recognize contract liabilities when consideration is received from a customer prior to transferring goods or services to the customer. Contract liabilities are recognized as revenue after control of the products or services is transferred to the customer and all revenue recognition criteria have been met.

Customer deposits

The Company may recognize customer deposit liabilities when consideration is received from a customer prior to entering into a contract. Customer deposit liabilities are recognized as revenue when a contract with enforceable rights and obligations exists and all revenue recognition criteria have been met.

Right of return

The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit. Therefore, the Company does not estimate returns and generally recognizes revenue upon shipment.

Significant financing components

The Company may receive payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for the vast majority of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Cost of Revenue

Cost of revenue is comprised of Lidar Sensor and Prototype Revenue and Development Cost of Revenue. Lidar Sensor and Prototype cost of revenue includes the manufacturing cost of LiDAR sensors, which primarily consists of personnel-related costs directly associated with our manufacturing organization, and amounts paid to our third-party contract manufacturers and vendors. Our cost of revenue also includes depreciation and amortization, cost of component inventory, product testing costs, costs of providing services, an allocated portion of overhead, facility and IT costs, warranty costs, excess and obsolete inventory and shipping costs. Development Cost of Revenue includes similar costs discussed above specifically relate to development contracts and arrangements focused on specific development and customization of LiDAR capabilities.

Product Warranties

The Company typically provides a one-year warranty on its products. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Through December 31, 2021, there were immaterial changes to the accrued warranty liability which was recorded in accrued expenses and other current liabilities on the consolidated balance sheet.

Research and Development

Research and development expenses consist primarily of personnel-related costs directly associated with our research and development organization, with the remainder being prototype expenses, third-party engineering and contractor costs, an allocated portion of facility and IT costs and depreciation. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our LiDAR sensors and embedded software. Research and development costs are expensed as incurred.

Advertising

Advertising costs are expensed as incurred and were $196,000 and $197,000 for the years ended December 31, 2021 and 2020.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. Deferred income tax assets and liabilities are recorded net and classified as non-current on the consolidated balance sheet. A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured. The Company accrues for uncertain tax positions identified, which are not deemed more likely than not to be sustained if challenged, and recognizes interest and penalties accrued on unrecognized tax benefits as a component of income tax expense.

Stock-Based Compensation Expense

The Company grants stock options to employees and non-employees with an exercise price equal to the fair value of the shares at the date of grant. Stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest. The Company uses the Black-Scholes option pricing model to determine the fair value of its stock option awards. The determination of the fair value for stock options in connection with determining stock compensation requires judgment, including estimating the fair market value of common stock, stock-price volatility, expected term, expected dividends, and risk-free interest rates. Given the absence of a public trading market, the Company considered numerous objective and subjective factors to determine the fair market

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

value of common stock. These factors included but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights and preferences of preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions. For more information on inputs to the fair value of stock options, refer to Footnote 11.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require the testing of a long-lived asset or asset group for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment loss was recognized in the years ended December 31, 2021 and 2020.

Fair Value Measurements

The Company determines the fair value of an asset or liability based on the assumptions that market participants would use in pricing the asset or liability in an orderly transaction between market participants at the measurement date. The identification of market participant assumptions provides a basis for determining what inputs are to be used for pricing each asset or liability.

A fair value hierarchy has been established which gives precedence to fair value measurements calculated using observable inputs over those using unobservable inputs. This hierarchy prioritized the inputs into three broad levels as follows:

Level 1:	Quoted prices in active markets for identical instruments
Level 2:	Other significant observable inputs (including quoted prices in active markets for similar instruments)
Level 3:	Significant unobservable inputs (including assumptions in determining the fair value of certain investments)

Money market funds are highly liquid investments and are actively traded. The pricing information for the Company’s money market funds are readily available and can be independently validated as of the measurement date. This approach results in the classification of these securities as Level 1 of the fair value hierarchy. The Company’s short-term investments consisting of commercial paper, corporate debt securities, and asset-backed securities are classified as Level 2 within the fair value hierarchy given their fair values are based on other significant observable inputs. As of December 31, 2021, the Company held $932,000 in money market funds and $2,836,000 in short-term investments, with an immaterial unrealized gain. As of December 31, 2020, the Company held $7,190,000 in money market funds and $32,058,000 in short-term investments, with an immaterial unrealized gain.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred. No liabilities for loss contingencies were accrued as of December 31, 2021 and 2020.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Recently Adopted Accounting Pronouncements

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, and (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of the standard applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II of the standard replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The new standard became effective for the Company on January 1, 2020 under the extended transition period. The Company adopted this standard beginning January 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, to improve the effectiveness of fair value measurement disclosures. Among other provisions, the update removes requirements to disclose amounts of and reasons for transfers between Level 1 and Level 2 in the fair value hierarchy, and it modifies the disclosures regarding transfers in and out of Level 3 of the fair value hierarchy. The update requires a discussion regarding the change in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This update is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2019. The Company adopted this standard beginning January 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), (“ASC 842”), which clarifies the definition of a lease and requires lessees to recognize right-of-use assets and lease liabilities for all leases, including those classified as operating leases under previous lease accounting guidance. The guidance is effective for private business entities for fiscal years beginning after December 15, 2019, with early adoption permitted. In October 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which extended the effective date to fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which provides an additional optional one-year deferral for all companies that have not yet issued their financial statements reflecting the adoption of ASC 842. As the Company expects to be an emerging growth company, ASU 2016-02 will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt the new standard in the first quarter of 2022 using the modified retrospective method, under which the Company will apply ASC 842 to existing and new leases as of January 1, 2022, but prior periods will not be restated and will continue to be reported under ASC 840 guidance in effect during those periods. The Company continues to evaluate the impact of ASC 842 on its consolidated financial statements. Based on these evaluations, the Company currently expects the adoption will materially increase total assets and total liabilities relative to such amounts.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which significantly changes the way entities recognize credit losses and impairment of financial assets recorded at amortized cost. Currently, the credit loss and impairment model for loans and leases is based on incurred losses, and investments are recognized as impaired when there is no longer an assumption that future cash flows will be collected in full under the originally contracted terms. Under the new current expected credit loss (“CECL”) model, the standard requires immediate recognition of estimated credit losses expected to occur over the remaining life of the asset. As the

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Company expects to be an emerging growth company, the standard will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect there to be a material impact on its consolidated financial statements and related disclosures from the adoption of this update.

In December 2019, the FASB issued ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The standard eliminates certain exceptions to the general principles in ASC 740 and makes amendments to other areas with a focus on simplification and consistent application of US GAAP. The Company does not expect there to be a material impact on its consolidated financial statements and related disclosures from the adoption of this update.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. As the Company expects to be an emerging growth company, ASU 2020-06 will be effective for interim and annual periods in fiscal years beginning after December 15, 2023, with earlier adoption permitted for fiscal years beginning after December 15, 2020. The Company does not expect there to be a material impact on its consolidated financial statements and related disclosures from the adoption of this update.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Topic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which clarifies existing guidance for freestanding written call options which are equity classified and remain so after they are modified or exchanged in order to reduce diversity in practice. The Company is required to apply the amendments within this ASU prospectively to modifications or exchanges occurring on or after the effective date of the amendment. The standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating and assessing the impact this standard will have on its consolidated financial statements.

Note 2. Revenue

The Company disaggregates its revenue from contracts with customers by country of domicile based on the shipping location of the customer. Total revenue disaggregated by country of domicile is as follows (dollars in thousands):

	Year Ended December 31,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by country of domicile:
United States	$699	16%	$712	35%
Japan	3,404	75%	547	27%
Other	399	9%	747	38%
Total	$4,502	100%	$2,006	100%

As of December 31, 2021 and 2020, the Company had $308,000 and $44,000, respectively, of contract liabilities included in accrued expenses and other current liabilities and no contract assets.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 3. Fair Value Measurement

The following table summarize our assets measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$932	$—	$—	$932
Total cash equivalents	$932	—	—	$932
Short-term investments:
Corporate debt securities	—	2,836	—	2,836
Total short-term investments	—	2,836	—	2,836
Total assets measured at fair value	$932	$2,836	$—	$3,768
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$7,192	$—	$—	$7,192
Total cash equivalents	$7,192	—	—	$7,192
Short-term investments:
Commercial Paper	—	14,587	—	14,587
Corporate debt securities	—	13,810	—	13,810
Asset-backed Securities	—	3,661	—	3,661
Total short-term investments	—	32,058	—	32,058
Total assets measured at fair value	$7,192	$32,058	$—	$39,250

Cash equivalents consist primarily of money market fund with original maturities of three months or less at the time of purchase, and the carrying amount is a reasonable estimate of fair value. Short-term investments consist of investment securities with original maturities greater than three months but less than twelve months and are included as current assets in the consolidated balance sheets. For corporate debt securities, the fair value as of December 31, 2021 and 2020 approximate the amortized cost basis.

Note 4. Inventories

Inventories consist of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Raw materials	$891	$1,015
Work-in-process	518	867
Finished goods	1,114	1,512
Total inventories	$2,523	$3,394

Inventories are carried and depicted above at the lower of cost or net realizable value. For the years ended December 31, 2021 and 2020, the Company had write-downs of $937,000 and $1,079,000, respectively.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 5. Prepaid expense and other current assets

Prepaid expense and other current assets consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31, 2021	December 31, 2020
Deferred transaction costs	$4,688	$—
Other prepaid expenses	1,153	83
Payroll tax receivable	980	980
Prepaid insurance	162	68
Prepaid rent	11	2
Other current assets	4	1
Total prepaid expense and other current assets	$6,998	$1,134

Note 6. Property and Equipment, Net

Property and equipment, at cost, consists of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Machinery and equipment	$698	$649
Automobiles	101	50
Leasehold improvements	120	146
Computer and equipment	87	36
Furniture and fixtures	—	68
Total property, and equipment	1,006	949
Less: accumulated depreciation and amortization	(526)	(492)
Total property, and equipment, net	$480	$457

The aggregate depreciation and amortization related to property and equipment was $210,000 and $184,000 for the years ended December 31, 2021 and 2020, respectively.

During the year ended December 31, 2021, the Company disposed of office furniture and leasehold improvements pursuant to its relocation to a new office space. Most of the assets were fully depreciated and as a result, the disposal resulted in a net loss of $42,400. The loss is included in other income (expense), net within the consolidated statement of operations.

Note 7. Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Accrued expenses and taxes	$1,977	$1,292
Accrued unvested option liability	101	151
Deferred revenue	308	44
Deferred rent	373	38
Warranty reserve	18	40
Total accrued expenses	$2,777	$1,565

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 8. Debt

In August 2019, the Company entered into a loan and security agreement (“Loan Agreement”) with Silicon Valley Bank (“SVB”) that allowed for borrowings of up to $5,000,000 under a term loan through July 31, 2020. On December 5, 2019, the Company borrowed the full amount of $5,000,000 with a stated interest rate of 5.0% and a maturity date of July 1, 2023. In February 2020, the Company repaid the term loan in full and recognized a loss on extinguishment of $180,000.

In connection with the Loan Agreement, the Company issued detachable warrants to purchase an aggregate of 60,000 shares of common stock (see Note 12).

On April 24, 2020, the Company entered into a promissory note (the “Promissory Note”) with JPMorgan Chase Bank, N.A. that provided for a loan in the amount of $1,120,000 pursuant to the US Small Business Administration’s Paycheck Protection Program (“PPP Loan”) created as part of the recently enacted Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The PPP Loan had a maturity date of April 24, 2022 and had a fixed interest rate of 0.98% per annum. Monthly amortized principal and interest payments were to be deferred to either (1) the date that US Small Business Administration remits the borrower’s loan forgiveness amount to the lender or (2) if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period. The entirety of the loan was eligible for forgiveness to the extent it was used towards qualifying expenses as described in the CARES Act. On August 25, 2021, the Company received notice from the US Small Business Association that the entire PPP Loan balance and accrued interest were forgiven in full on such date. The Company recorded the loan forgiveness as other income, net in the Company’s consolidated statement of operations and comprehensive loss during the year ended December 31, 2021.

Note 9. Convertible Preferred Stock

The authorized, issued, and outstanding shares of Convertible Preferred Stock, and liquidation preferences as of December 31, 2021 and 2020 were as follows:

	Issuance Date	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Aggregate Liquidation Preference
Series A	July 6, 2016	8,000,000	8,000,000	$1.0000	$8,000,000
Series B	July 13, 2018	4,069,600	4,069,600	6.2500	25,435,000
Series B-1	July 13, 2018	3,272,475	3,272,475	3.1250	10,226,484
Series C	February 4, 2020	7,463,934	6,329,416	8.3736	52,999,998
		22,806,009	21,671,491		$96,661,482

The rights, preferences, privileges, and restrictions for the holders of preferred stock are as follows:

Dividends — The holders of preferred stock are entitled to receive non-cumulative dividends, prior and in preference to any declaration or payment of any dividends to the holders of common stock, in an amount equal to a dividend of 8% of the applicable original issue price per annum on each share of preferred stock, as adjusted for stock dividends, splits, combinations, recapitalizations or the like, when and if declared by the Board of Directors. After payment of such dividends, any additional dividends will be distributed to holders of preferred stock, participating on an as-if converted basis, Class F stock, and common stock. No dividends on preferred stock or common stock have been declared by the Board of Directors since inception.

Liquidation — In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock are entitled to receive an amount equal to the greater of the original issue price per share as adjusted for stock splits, dividends, combinations, recapitalizations or the like, plus any dividends declared but unpaid on such shares, and such amount per share as would have been payable had such shares of preferred stock been converted into common stock immediately prior to such event, prior and in preference to any distributions to the holders of Class F and common stock. If the proceeds of such an event are insufficient to permit the full liquidation payment, the entire proceeds legally available for distribution will be distributed ratably among the holders of preferred stock in proportion to the full amounts that each such holder is otherwise entitled to receive.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 9. Convertible Preferred Stock (cont.)

Thereafter, the remaining assets and surplus will be distributed ratably to the holders of Class F and common stock in proportion to the number of shares of common stock held, on an as-if converted basis.

Redemption — Preferred stock is not redeemable at the option of the holder. Upon the occurrence of a liquidation transaction, preferred stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of preferred stock would receive a greater amount of consideration had the preferred stock been converted immediately prior to such transaction, the preferred stock will be deemed to be converted for purposes of the redemption. Each preferred stock share is conditionally puttable by the holders upon “deemed liquidation events,” which include a merger, consolidation, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the preferred stock is classified outside of permanent equity (i.e., temporary equity). The preferred stock is not being accreted to its liquidation preference, as it is not probable that the preferred stock will become redeemable as of December 31, 2021. The Company continues to monitor circumstances that may cause the preferred stock to become probable of becoming redeemable.

Conversion — Each share of preferred stock is convertible into common stock, at the option of the holder, at any time after the date of issuance. Each share of preferred stock automatically converts into the number of shares of common stock determined in accordance with the conversion ratio upon the earlier of (i): the date, or the occurrence of an event, as specified by affirmative election by the majority of the holders of preferred stock, or (ii): upon the closing of an initial public offering, which results in aggregate proceeds of at least $100,000,000. As of December 31, 2021, and December 31, 2020, the conversion ratio for all outstanding series of preferred stock to common stock was one-to-one.

Voting — Each share of preferred stock has the same voting rights as the equivalent number of common stock on an as-converted basis. The holders of (i) Series A Preferred Stock, (ii) Series B and Series B-1 Preferred Stock, voting as a single class, and (iii) Series C Preferred Stock are each entitled to elect one member of the Board of Directors.

Protective Provisions — The holders of preferred stock also have certain protective provisions. So long as there are at least 20% of the originally issued shares of preferred stock issued and outstanding, the Company cannot without the approval of the majority of the preferred stock then outstanding, voting as a single class on an as-converted basis, take certain actions. Such actions include: (i) consummating a liquidation, dissolution or winding up of the Company; (ii) adversely altering, waiving or affecting the rights, preferences, privileges, or powers of, or restrictions of preferred stock; (iii) increasing or decreasing the authorized number of shares of any common stock or preferred stock; or (iv) redeeming or paying dividends except for permitted purposes.

Note 10. Stockholders’ Deficit

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends when, as and if declared by the Board of Directors, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares.

On July 5, 2016, the Board of Directors approved the number of shares of common stock authorized to be issued as 50,000,000 shares with par value $0.00001 per share, the number of shares of Class F stock authorized to be issued as 8,500,000 shares with par value $0.00001 per share, and the number of shares of Series A Preferred Stock to be issued as 8,000,000 shares with par value $0.00001 per share.

On July 11, 2018, the Board of Directors approved to adjust the number of shares of common stock authorized to be issued to 60,000,000 shares with par value of $0.00001 per share, and authorized to issue 5,600,000 shares of Series B Preferred Stock with par value of $0.00001 per share and 3,272,475 shares of Series B-1 Preferred Stock with par value of $0.00001. In addition, the Board of Directors approved an adjustment to the number of shares of Class F stock authorized to be issued to 8,450,000 shares with par value of $0.00001 per share.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 10. Stockholders’ Deficit (cont.)

On January 31, 2020, under the Amended and Restated Certificate of Incorporation, the Board of Directors approved to increase the number of shares of common stock authorized to be issued to 75,000,000 shares with par value of $0.00001 per share, the number of shares of Class F stock authorized to be issued to 8,402,000 with par value of $0.00001 per share, and the total number of shares of Preferred Stock authorized to be issued to 22,806,009 with par value of $0.00001 per share. The approved number of shares of Preferred Stock authorized to be issued consist of 8,000,000 shares of Series A Preferred Stock, 4,069,000 shares of Series B Preferred Stock, 3,272,475 of Series B-1 Preferred Stock, and 7,463,934 of Series C Preferred Stock.

As of December 31, 2021 and 2020, there were 27,618,907 and 27,184,882 shares, respectively, of the Company’s common stock issued and outstanding.

Lincoln Park Transaction

On November 24, 2021, the Company entered into a Purchase Agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has agreed to purchase up to $100,000,000 of common stock (subject to certain limitations contained in the Purchase Agreement) from time to time over a 36-month period (the “Purchase Agreement”) after the consummation of the Merger and certain other conditions set forth in the Purchase Agreement. The Company may, from time to time and at its sole discretion, direct Lincoln Park to purchase Cepton common stock in accordance with daily dollar thresholds as determined within the Purchase Agreement. The purchase price per share for Cepton common stock will be the lower of: (i) the lowest trading price for shares of Cepton common stock on the market in which it is listed, on the applicable Purchase Date and (ii) the average of the three (3) lowest closing sale price for Cepton common stock during the ten (10) consecutive business days ending on the business day immediately preceding such Purchase Date. In consideration for entering into the Purchase Agreement, the Company will issue to Lincoln Park 50,000 shares of Cepton common stock as a commitment fee on the date of the closing of the Merger. The Company is obligated to issue up to an additional 150,000 shares of Cepton common stock as a commitment fee 180 days after the date of the closing of the Merger (collectively, the “Commitment Shares”).

As of December 31, 2021, the Company incurred approximately $162,000 of transaction costs associated with the Purchase Agreement that were expensed when incurred.

Class F Stock

Holders of Class F stock have the option to convert their shares into common stock at any time, and without payment of additional consideration. Additionally, Class F stock will automatically convert into shares of common stock upon either the date and time, or occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Class F stock, at the then effective conversion rate. Finally, Class F stock will automatically convert into shares of preferred stock in the event an investor in a preferred stock financing purchases Class F stock shares from a holder of Class F stock. The conversion ratio for Class F stock to common or preferred stock was one-to-one as of December 31, 2021 and 2020.

Each share of Class F stock has the same voting rights as the equivalent number of common stock on an as-converted basis. Class F stockholders are entitled to elect two members of the Board of Directors. The holders of common stock are not entitled to elect any members of the Board of Directors so long as there is any Class F stock outstanding.

Holders of Class F stock are entitled to receive dividends when and if declared by the Board of Directors, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders after distributions to holders of preferred stock.

The Class F stock is subject to vesting terms wherein each holder acquires a vested interest in the stock over a service period of four years. As of December 31, 2021 and 2020, there were no unvested shares.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 10. Stockholders’ Deficit (cont.)

On July 8, 2020, the Company facilitated the sale of 29,857 shares of previously issued Class F stock by a shareholder to an investor for $8.3736 per share or an aggregate purchase price of $250,011 paid to the shareholder. The investor who purchased the Class F stock had previously invested in the Company’s Series C preferred stock financing on February 4, 2020 and as a result, their purchased Class F stock automatically converted into shares of Series C preferred stock. The Company determined the Class F stock was sold at fair value.

As of December 31, 2021 and 2020, the Company had authorized 8,402,000 shares of Class F stock, each with a par value of $0.00001. As of December 31, 2021 and 2020, there were 8,372,143 shares of the Company’s Class F stock issued and outstanding.

Note 11. Stock-Based Compensation

Equity Incentive Plans

On July 5, 2016, the Company adopted the 2016 Stock Plan (the “Plan”) under which 4,800,000 shares of the Company’s common stock were reserved for issuance to employees, nonemployee directors, consultants, and advisors. As of December 31, 2021 and 2020, there were 9,187,533 shares of common stock reserved for issuance. As of December 31, 2021 and 2020, there were 1,472,512 and 3,406,368 option shares available for future issuance, respectively.

Under the Plan, the Board of Directors may grant incentive stock options (“ISO”), nonqualified stock options (“NQSO”), and stock appreciation rights (“SAR”). The Board of Directors may, in its discretion, designate any option or SAR as an “early exercise option” or “early exercise SAR”. If a shareholder elects to exercise all or a portion of any early exercise option or SAR before it is vested, the shares of common stock attributable to the unvested portion of the Option or SAR are considered restricted shares and recognized as a liability.

Awards granted under the Plan may be outstanding for periods of up to 10 years following the grant date. Awards issued under the Plan must be priced at no less than 100% of the fair value of the shares on the date of the grant provided, however, that (i) the exercise price of an ISO will not be less than 100% of the fair value of the shares on the date of grant, and (ii) the exercise price of an ISO and NQSO granted or the purchase price under the stock issuance program to a 10% stockholder will not be less than 110% of the fair value of the shares on the date of grant. Fair value is determined by a third party 409A valuation which is approved by the Board of Directors.

Outstanding awards generally vest over four years. Certain nonemployee awards vest over two years. Award shares are subject to a right of first refusal with respect to any proposed transactions up through the time the Company’s common stock is registered under Section 12 of the 1934 Exchange Act.

Restricted Common Stock Awards

Unvested early exercise options or SARs are considered restricted shares and are subject to repurchase by the Company in the event the shareholders’ employment is terminated. The Company may, at its option, repurchase said shares at the lesser of (i) the price paid by the shareholder to exercise the award or (ii) the fair market value of the Company’s common stock determined on the date of the repurchase. During the vesting term, holders of restricted stock awards are deemed to be a common stock shareholder and have dividend and voting rights.

On August 20, 2020, the Company granted 150,000 early exercise option awards under the 2016 Plan to one independent contractor. The options vest over 24 equal monthly installments beginning on August 10, 2020. On December 29, 2020, the option holder elected to early exercise all granted awards, purchasing the related shares for $2.02 per share or aggregate consideration of $303,000. At the time of exercise, 25,000 shares were fully vested with the remainder being unvested. On the date of purchase, the Company recognized the vested portion purchased as common stock issued with additional paid in capital. The Company recognized a liability associated with the unvested restricted shares, recording a liability included in accrued expenses and other long-term liabilities of $151,500 and $101,000, respectively. As shares of restricted stock vest, the Company will reclassify the liability to common stock and additional paid in capital. The Company did not grant any early exercise options in 2021.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 11. Stock-Based Compensation (cont.)

As of December 31, 2021, the Company had not repurchased any of the unvested restricted shares. The fair value of the Company’s common stock on the date the early exercise options were granted was $2.02 per share. The fair value of the Company’s common stock on the date the restricted shares were issued was $3.07 per share. The total intrinsic value of outstanding unvested restricted stock awards was $1,064,000 as of December 31, 2021.

Incentive Stock Options and Nonqualified Stock Options

A summary of the Company’s employee and nonemployee stock option activity for the years ended December 31, 2021 and 2020 is presented below:

			Options Outstanding
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding as of December 31, 2019	5,024,915	$1.14	8.2	$6,732
Granted	1,705,000	2.39
Exercised	(305,091)	1.57
Expired/Forfeited	(1,203,541)	1.53
Options outstanding as of December 31, 2020	5,221,283	$1.43	7.6	$8,550
Granted	2,419,670	11.80
Exercised	(359,025)	1.31
Expired/Forfeited	(485,814)	6.63
Options outstanding as of December 31, 2021	6,796,114	$4.66	7.5	$126,591
Exercisable, December 31, 2021	3,650,002	1.54	6.4	$79,389
Vested and expected to vest as of December 31, 2021	6,796,114	$4.66	7.5	$126,591

During the years ended December 31, 2021 and 2020, the estimated weighted-average grant-date fair value of options granted was $7.40 and $1.24 per share, respectively. As of December 31, 2021, there was $14,500,000 of unrecognized stock-based compensation related to unvested stock options expected to be recognized over a weighted-average period of 2.72 years. The total intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was $3,942,000 and $458,000. The Company recognizes forfeitures as they occur.

Stock-Based Compensation

The fair value of employee stock option grants is estimated by the Company on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2021	2020
Expected life (years)	6.25	6 – 6.25
Risk-free interest rate	0.72 – 1.34%	0.36 – 1.21%
Expected volatility	60 – 70%	50 – 70%
Dividend yield	—%	—%

Expected volatility is estimated based on historical volatilities of comparable public companies operating in the Company’s industry. The expected life of the options represents the period the options are expected to be outstanding and is estimated using the simplified method. The Company believes it is appropriate to use the simplified method

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 11. Stock-Based Compensation (cont.)

in determining the expected life of options because the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company uses the same inputs to estimate the fair value of awards granted to nonemployees.

For the years ended December 31, 2021 and 2020, the Company recorded stock-based compensation expense related to options granted to employees and nonemployees as follows (in thousands):

	Year Ended December 31,
	2021	2020
Cost of revenue	$83	$27
Research and development expense	3,010	564
Selling, general and administrative expense	1,902	119
Total stock-based compensation expense	$4,995	$710

For the years ended December 31, 2021 and 2020, the Company capitalized $131,000 and $42,000, respectively, of stock-based compensation expense into inventory.

Note 12. Warrants

Common Stock Warrants Issued with Borrowings

In 2019, in connection with the Loan Agreement, the Company issued a warrant to purchase 30,000 shares of common stock with an exercise price of $1.66 per share. The warrant was immediately exercisable and expires in August 2029. The warrant remains outstanding as of December 31, 2021.

In connection with the Loan Agreement, the Company also agreed to issue a warrant to purchase an additional 30,000 shares of common stock with an exercise price of $1.66 per share if the Company drew on the $5,000,000 term loan. The Company recorded the additional warrants on December 5, 2019, when the Company borrowed the full amount of the term loan. The warrant was immediately exercisable and expires in August 2029. The warrant remains outstanding as of December 31, 2021.

The Company’s common stock warrants were recorded to additional paid-in capital at fair value as of the date of issuance using the Black-Scholes valuation model. The fair values of the warrants issued in August 2019 and December 2019 were estimated at $39,000 and $49,000, respectively. The initial amount allocated to the warrants is accounted for as a discount to the related debt and amortized to interest expense over the loan term using the effective interest method.

Note 13. Income Taxes

Income (loss) before income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2021	2020
Domestic	$(37,291)	$(19,694)
Foreign	69	86
Income (loss) before income taxes	$(37,222)	$(19,608)

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 13. Income Taxes (cont.)

Provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2021	2020
Current:
Federal	$—	$—
State	4	1
Foreign	16	16
Total Current	20	17

Deferred:
Federal	—	—
State	—	—
Foreign	—	9
Total Deferred	—	9
Provision for income taxes	$20	$26

The provision for (benefit from) income taxes differ from the amounts computed by applying the U.S. federal income tax rate to income (loss) before income taxes for the following reasons:

	Year Ended December 31,
	2021	2020
U.S. federal provision (benefit) at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	(0.02)	(0.01)
Foreign income taxes at rates other than the U.S. rate	(0.02)	(0.03)
Other permanent items	(0.15)	(0.09)
Stock-based compensation	(1.98)	(0.32)
Research and development credits	3.39	1.93
Unrecognized tax benefits	(1.36)	(0.77)
Global intangible low-taxed income	(0.00)	(0.03)
Change in valuation allowance	(21.65)	(21.97)
Payroll tax credit adjustments	0.09	0.16
PPP Loan Adjustment	0.64	—
Effective tax rate	(0.05)%	(0.13)%

The difference between the provision for income taxes and the income tax determined by applying the statutory federal income tax rate of 21 percent was due primarily to research and development credits and changes in valuation allowance. The Company’s valuation allowance balance increased by $8,100,000 and $5,800,000 for the year ended December 31, 2021 and 2020, respectively.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 13. Income Taxes (cont.)

The Company’s deferred income tax assets and liabilities as of December 31, 2021 and 2020 were as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets:
Accruals and reserves	$309	$30
Stock-based compensation	191	55
Net operating loss carryforward	20,082	13,945
Research and development credits	3,323	1,833
Valuation allowance	(23,875)	(15,818)
Total deferred tax assets	30	45
Deferred tax liabilities:
Depreciation and amortization	(30)	(45)
Total deferred tax liabilities	(30)	(45)
Net deferred tax assets (liabilities)	$—	$—

Annually, the Company determines whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities in considering whether any tax benefit can be recorded in the consolidated financial statements. The Company recorded full valuation allowance against its net deferred tax assets as it believes these deferred tax assets were not realizable on a more likely than not basis as of December 31, 2021 and 2020.

As of December 31, 2021 and 2020, the Company had total net operating loss carryforwards for federal income tax purposes of approximately $83,400,000 and $51,300,000, respectively. If not utilized, these net federal operating loss carryforwards will begin to expire in 2037. For tax years beginning January 1, 2018 onward, any federal net operating losses generated will be allowable for carry forward indefinitely, as opposed to the original expiration of 20 years. As of December 31, 2021 and 2020, the Company had $81,300,000 and $49,200,000 of federal net operating losses, respectively, that can be carried forward indefinitely. The Company also had a state net operating loss carryforward of approximately $33,300,000 and $44,100,000 as of December 31, 2021 and 2020, which will expire beginning in the year 2037.

As of December 31, 2021 and 2020, the Company had federal research and development credit carryforwards of approximately $2,200,000 and $700,000, respectively, which begin to expire in 2038, and California research and development credit carryforward of approximately $4,200,000 and $3,000,000, respectively, which do not expire.

Utilization of the research and development credit carryforward may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the research and development credits before utilization. The amount of such elimination, if any, has not been determined.

As of December 31, 2021 and 2020, the total amount of unrecognized tax benefits was $2,600,000 and $1,500,000, respectively, none of which would affect income tax expense, if recognized, after consideration of any valuation allowance. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months. The following table summarizes the aggregate changes in the total gross amount of unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2021	2020
Unrecognized tax benefits as of the beginning of the year	$1,471	$1,090
Increases related to prior year tax provisions	159	—
Increase related to current year tax provisions	939	381
Unrecognized tax benefits as of the end of the year	$2,569	$1,471

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 13. Income Taxes (cont.)

The Company is subject to income taxes in the U.S. federal, state, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All of the Company’s tax years will remain open for examination by the federal and state tax authorities for three and four years, respectively, from the date of utilization of the net operating loss or research and development credits. The Company does not have any tax audits or other issues pending.

As a qualified small business, the Company applies a portion of its post-2015 federal research and development credit against payroll tax liabilities, instead of income tax liabilities. As of December 31, 2021 and 2020, the related payroll tax receivable balance is $980,000.

Note 14. Commitments and Contingencies

Operating Lease Commitments

The Company leases office and manufacturing facilities under noncancelable operating leases expiring at various dates through January 2023. On April 15, 2021, the Company entered into a new lease agreement for 92,842 square feet of office space in San Jose, California. The lease began on June 1, 2021 and is set to expire on January 31, 2023.

Rent expense is recognized on a straight-line basis over the term of the leases and accordingly, the Company records any differences between cash rent payments and the recognition of rent expense as a deferred rent liability.

As of December 31, 2021, future minimum lease payments under all noncancelable operating leases with an initial lease term in excess of one year were as follows (in thousands):

December 31, 2021
2022	$1,853
2023	152
Total	$2,005

Rent expense under these leases was approximately $1,975,000 and $654,000 for the years ended December 31, 2021 and 2020, respectively.

Legal Proceedings

From time to time, the Company may be involved in various legal claims and litigation that arise in the normal course of its operations. The Company is defending all current litigation matters. Although there can be no assurances and the outcome of these matters is currently not determinable, the Company currently believes that none of these claims or proceedings are likely to have a material adverse effect on the Company’s financial position.

The Company records accruals for our outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. The Company evaluated developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would result in a loss contingency to become both probable and reasonably estimable. The Company has not recorded any accrual for loss contingencies associated with such legal claims or litigation discussed above.

Note 15. Related Party Transactions

On February 4, 2020, a customer participated in the Company’s Series C convertible preferred stock financing. LiDAR sensor and prototype revenue from this customer and investor was $1,479,000 and $320,000 for the years ended December 31, 2021 and 2020, respectively. Development revenue from this customer and investor was $1,583,000 and $0 for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020, accounts receivable from this customer and investor was $75,000 and $1,300, respectively.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 16. Net Loss Per Share

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The Company considers its convertible preferred stock to be participating as holders of such securities have non-forfeitable dividend rights in the event of the declaration of a dividend for shares of common stock. When the Company is in a net loss position, the net loss attributable to common stockholders was not allocated to the convertible preferred stock under the two-class method as these securities do not have a contractual obligation to share in losses. Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of the Company’s common stock outstanding. During the periods when there is a net loss attributable to common stockholders, potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive.

The following common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2021	2020
Stock options to purchase common stock	6,796,114	5,221,283
Unvested restricted stock	50,000	125,000
Preferred shares on an as-converted basis	21,671,491	21,671,491
Class F shares an as-converted basis	8,372,143	8,372,143
Shares issuable upon exercise of warrants	60,000	60,000
Total	36,949,748	35,449,917

Note 17. Segments

The Company conducts its business in one operating segment that develops and produces LiDAR sensors for use in automotive and smart infrastructure industries. The Company’s Chief Executive Officer is the chief operating decision maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis, accompanied by disaggregated information about sales and gross margin by product group. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Long-lived assets of the Company located in its country of domicile, the United States, are approximately 97%.

Note 18. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 31, 2022, the issuance date of the consolidated financial statements.

Trinity Loan Agreement

On January 4, 2022, the Company entered into the Loan Agreement with Trinity to borrow up to $25,000,000 at a rate of 10.75%. In connection with the Loan Agreement, the Company issued a warrant to purchase 96,998 shares of common stock with an exercise price of $16.89 per share. On January 4, 2022, the Company borrowed $10,000,000 under the terms of the Loan Agreement. As of December 31, 2021, the Company incurred approximately $276,000 of issuance costs related to the Loan Agreement. Given the Company had not yet issued a term loan under the Loan Agreement as of December 31, 2021, the Company recorded the issuance costs as a deferred asset within prepaid expenses and other current assets on the consolidated balance sheet.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 18. Subsequent Events (cont.)

Merger with Growth Capital Acquisition Corp.

In August 2021, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with Growth Capital Acquisition Corp. (NASDAQ: GCAC), a special purpose acquisition company. In accordance with the terms and conditions set forth in the Business Combination Agreement:

(i)     Each share of Company common stock will be converted into the right to receive a number of shares of GCAC Class A common stock equal to (a) (1) the equity value assigned to the Company of $1,500,000,000, divided by (2) the total number of Company outstanding shares, divided by (b) 10;

(ii)    Each outstanding Company stock option, whether or not exercisable and whether or not vested, will be assumed by GCAC and converted into an option to purchase shares of GCAC Class A common stock.

Concurrently with the execution of the Business Combination Agreement, GCAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase an aggregate of 5,950,000 shares of GCAC Class A common stock at a purchase price of $10.00 per share (the “PIPE Investment”). The PIPE Investment is conditioned on the concurrent closing of the Business Combination Agreement and other customary closing conditions.

On February 10, 2022, the Company consummated the Business Combination with GCAC pursuant to the Business Combination Agreement. In accordance with ASC 805, for financial accounting and reporting purposes, the pre-combination Cepton (“Legacy Cepton”) was deemed the accounting acquirer, GCAC was treated as the accounting acquiree, and the Business Combination was accounted for as a reverse recapitalization. Accordingly, the Business Combination was treated as the equivalent of Legacy Cepton issuing stock for the net assets of GCAC, accompanied by a recapitalization. Under this method of accounting, the consolidated financial statements of the Company are the historical financial statements of Legacy Cepton. The net assets of GCAC were stated at historical costs and consolidated with Legacy Cepton’s financial statements on the closing date, with no goodwill or other intangible assets recorded in accordance with U.S. GAAP. The shares and net loss per share available to holders of Legacy Cepton common stock have been retroactively restated using the exchange ratio established in the Business Combination Agreement.

Closing simultaneously with the Business Combination, the PIPE investors purchased 5,950,000 shares of common stock at $10.00 per share (the “Private Placement Shares”) for an aggregate purchase price of $59.5 million (the “Private Placement”). Upon the closing of the Business Combination, the Private Placement Shares were automatically converted into shares of the Company’s common stock on a one-for-one basis.

Pursuant to the Business Combination Agreement, the aggregate stock consideration issued by Cepton in the Business Combination was $1.5 billion, consisting of 154,048,001 newly issued shares of Cepton common stock valued at $10.00 per share. Legacy Cepton shareholders received $1.4 billion in the form of 142,075,041 newly issued shares of Cepton common stock. GCAC public shareholders received $16.6 million in the form of 1,660,460 newly issued shares of Cepton common stock, the PIPE Investors received $59.5 million in the form of 5,950,000 newly issued shares of Cepton common stock, and the Sponsor received $43.1 million in the form of 4,312,500 newly issued shares of Cepton common stock in exchange for GCAC’s existing Class B common stock.

In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $27.0 million related to the equity issuance, consisting primarily of investment banking, legal, accounting and other professional fees, which were recorded to additional paid-in capital as a reduction of proceeds. In addition, the Company incurred $2.7 million related to the equity issuance that were not deemed direct and incremental and were expensed as incurred. As of December 31, 2021, the Company has $4.4 million of accrued transaction costs, consisting primarily of investment banking fees, in accrued expenses on the consolidated balance sheet.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	March 31, 2021
	(Unaudited)
Assets:
Cash	$108,396	$749,737
Prepaid expenses	10,964	114,937
Total current assets	119,360	864,674
Investments held in Trust Account	172,520,445	172,505,514
Total assets	$172,639,805	$173,370,188

Liabilities, Common Stock subject to Possible Redemption and Stockholders’ Deficit:
Accounts payable and accrued expenses	$1,372,463	$73,756
Franchise tax payable	200,000	—
Total current liabilities	1,572,463	73,756

Warrant liability	12,471,750	7,141,500

Total liabilities	14,044,213	7,215,256

Commitments and Contingencies (See Note 7)
Class A common stock subject to possible redemption; 17,250,000 shares at December 31, 2021 and March 31, 2021, respectively (at redemption value of $10.00 per share)	172,500,000	172,500,000

Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, 0 shares (excluding 17,250,000 shares subject to possible redemption) issued and outstanding at December 31, 2021 and March 31, 2021, respectively	—	—
Class B common stock, $0.0001 par value, 10,000,000 shares authorized, 4,312,500 shares issued and outstanding at December 31, 2021 and March 31, 2021	431	431
Additional paid-in capital	—	—
Accumulated deficit	(13,904,839)	(6,345,499)

Total stockholders’ deficit	(13,904,408)	(6,345,068)

Total liabilities, common stock subject to possible redemption and stockholders’ deficit	$172,639,805	$173,370,188

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2021	2020	2021	2020
General and administrative expenses	$1,161,675	$114	$2,245,231	$114
Loss from operations	(1,161,675)	(114)	(2,245,231)	(114)
Other income (loss):
Unrealized gain (loss) on FV changes of warrants	1,518,000	—	(5,330,250)	—
Interest income	4,384	—	16,141	—
Net income (loss)	$360,709	$(114)	$(7,559,340)	$(114)

Basic and diluted weighted average shares outstanding, Class A common stock	17,250,000	—	17,250,000	—

Basic and diluted net income (loss) per share, Class A common stock	$0.02	$—	$(0.35)	$—

Basic and diluted weighted average shares outstanding, Class B common stock	4,312,500	4,312,500	4,312,500	4,312,500

Basic and diluted net income (loss) per share, Class B common stock	$0.02	$—	$(0.35)	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, March 31, 2020	—	$—	4,312,500	$431	$148,269	$(146,657)	$2,043
Net loss	—	—	—	—	—	—	—
Balance, June 30, 2020 (Unaudited)	—	$—	4,312,500	$431	$148,269	$(146,657)	$2,043
Net loss	—	—	—	—	—	—	—
Sale of common stock					4,086		4,086
Balance, September 30, 2020 (Unaudited)	—	$—	4,312,500	$431	$152,355	$(146,657)	$6,129
Net loss	—	—	—	—	—	(114)	(114)
Balance, December 31, 2020 (Unaudited)	—	$—	4,312,500	$431	$152,355	$(146,771)	$6,015

Balance, March 31, 2021	—	$—	4,312,500	$431	$—	$(6,345,499)	$(6,345,068)
Net loss	—	—	—	—	—	(1,525,461)	(1,525,461)
Balance, June 30, 2021 (Unaudited)	—	$—	4,312,500	$431	$—	$(7,870,960)	$(7,870,529)
Net loss	—	—	—	—	—	(6,394,588)	(6,394,588)
Balance, September 30, 2021 (Unaudited)	—	$—	4,312,500	$431	$—	$(14,265,548)	$(14,265,117)
Net income	—	—	—	—	—	360,709	360,709
Balance, December 31, 2021 (Unaudited)	—	$—	4,312,500	$431	$—	$(13,904,839)	$(13,904,408)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(7,559,340)	$(114)
Adjustments to reconcile net loss to net cash used in operating activities:
Realized gain and interest earned on investment held in Trust Account	(14,931)	—
Unrealized gain on Fair Value changes of warrants	5,330,250	—
Changes in operating assets and liabilities:
Prepaid expenses	103,973	—
Franchise tax payable	200,000	—
Accounts payable and accrued expenses	1,298,707
Net cash used in operating activities	(641,341)	—

Cash Flows from Financing Activities:
Proceeds from notes payable – related parties	—	135,325
Payment of offering costs	—	(55,425)
Proceeds from sale of common stock	—	4,086
Net cash provided by financing activities	—	83,986

Net Change in Cash	(641,341)	83,872
Cash – Beginning	749,737	2,043
Cash – Ending	$108,396	$85,915

Supplemental Disclosure of Non-cash Financing Activities:
Deferred offering costs included in accrued offering costs	$—	$12,708

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

On February 10, 2022 (the “Closing Date”), Cepton, Inc., a Delaware corporation (the “Company”) (f/k/a Growth Capital Acquisition Corp. (“GCAC”)), consummated the previously announced merger (the “Closing”) pursuant to that certain Business Combination Agreement, dated August 4, 2021, and as amended by the Amendment to the Business Combination Agreement, dated January 21, 2022 (as so amended, the “Business Combination Agreement”), by and among GCAC, GCAC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of GCAC (“Merger Sub”), and Cepton Technologies, Inc., a Delaware corporation (“Legacy Cepton”).

The Company, formerly a blank check company, was incorporated under the laws of the State of Delaware on January 4, 2010 under the name PinstripesNYS, Inc., and changed its name to Growth Capital Acquisition Corp. on February 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Business Prior to Business Combination

As of December 31, 2021, the Company had not commenced any operations. All activity from January 4, 2010 (inception) through December 31, 2021 relates to the Company’s formation, its prior unconsummated initial public offering, and its initial public offering (the “Initial Public Offering” or “IPO”) described below, and subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and will recognize changes in the fair value of warrant liability as other income (expense).

The registration statements for the Company’s initial public offering (described below) were declared effective on January 29, 2021. On February 2, 2021, the Company consummated the initial public offering of 17,250,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000, which is described in Note 3.

Simultaneously with the closing of the initial public offering, the Company consummated the sale of 5,175,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) in a private placement to the Company’s sponsor, Growth Capital Sponsor LLC (the “Sponsor”), Nautilus Carriers LLC (“Nautilus”), an affiliate of our Co-Chief Executive Officers, and HB Strategies LLC (“HB Strategies”), an affiliate of Hudson Bay Capital Management LP (“Hudson Bay”) generating gross proceeds of $5,175,000, which is described in Note 4.

Transaction costs amounted to $4,296,946, consisting of $3,450,000 of underwriting fees, and $824,946 of other offering costs.

The Trust Account

Following the closing of the IPO on February 2, 2021 and the exercise of Over-allotment Units simultaneously with the closing of the Initial Public Offering, an amount of $172,500,000 ($10.00 per Unit) from the net proceeds of the exercise of the Units in the IPO, the sale of the Private Placement Warrants, and the exercise of Over-allotment Units was placed in a trust account (“Trust Account”). The proceeds held in the Trust Account are substantially invested only in money market funds registered under the Investment Company Act of 1940, as amended and compliant with Rule 2a-7.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the IPO may not be released from the Trust Account until the earliest of: (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete the initial Business Combination by August 2, 2022; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the initial Business Combination by August 2, 2022 (at which such time up to $100,000 of interest shall be available to the Company to pay liquidation or dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds of the IPO and the Private Placement are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of the Business Combination Marketing Fee).

On August 4, 2021, the Company, (“GCAC”), and GCAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of GCAC (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”) with Cepton Technologies, Inc., a Delaware Corporation (“Cepton”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Transactions”), Merger Sub will merge with and into Cepton (the “Merger”) with Cepton continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of GCAC.

On February 10, 2022 GCAC consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated August 4, 2021, and as amended by the Amendment to the Business Combination Agreement, dated January 21, 2022 (as so amended, the “Business Combination Agreement”), by and among GCAC, GCAC Merger Sub Inc. and Cepton Technologies, Inc.

The Company, after signing a definitive agreement for an initial Business Combination, provided its public stockholders’ with the opportunity to redeem all or a portion of their shares upon the completion of the initial Business Combination An aggregate of 15,589,540 shares of the Company’s Class A common stock were presented for redemption in connection with a special meeting held on February 9, 2022, in exchange for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $155.9 million (or approximately $10.00 per share) will be released from the Trust Account to pay such holders.

Each of the Company’s Sponsor and Nautilus has agreed that it will be severally liable to the Company, on a pro rata basis based on the number of founder shares owned by them, if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company have entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less interest released to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor or Nautilus to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor or Nautilus have sufficient funds to satisfy such indemnity obligations and believe that the only assets of the Sponsor and Nautilus are securities of the Company. Therefore, the Company cannot assure you that the Sponsor or Nautilus would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Purchase Agreement of Growth Capital Acquisition Corp. Common Stock

On November 24, 2021, GCAC and Cepton entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has agreed to purchase from GCAC up to $100,000,000 of GCAC common stock (subject to certain limitations contained in the Purchase Agreement) from time to time over a 36-month period. In connection with the Purchase Agreement, GCAC and Cepton also entered into a registration rights agreement with Lincoln Park (the “Lincoln Park Registration Rights Agreement”) whereby GCAC has agreed to file with the U.S. Securities and Exchange Commission (the “SEC”) within thirty (30) days following the consummation of the Merger, a new registration statement covering the shares of GCAC common stock that may be issued to Lincoln Park under the Purchase Agreement.

After (i) the consummation of the Merger and (ii) upon the satisfaction of certain other conditions set forth in the Purchase Agreement (the “Commencement Date”), GCAC has the right, but not the obligation, from time to time to direct Lincoln Park to purchase shares of GCAC common stock having a value of up to $500,000 on any business day (the “Purchase Date”), which may be increased to up to $1,000,000 depending on certain conditions as set forth in the Purchase Agreement (and subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement) (each, a “Regular Purchase”). The purchase price per share for a Regular Purchase will be the lower of: (i) the lowest trading price for shares of GCAC common stock on the applicable Purchase Date and (ii) the average of the three lowest closing sale prices for GCAC common stock during the ten consecutive business days ending on the business day immediately preceding such Purchase Date. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price.

From and after the Commencement Date, GCAC has the right, but not the obligation, to direct Lincoln Park on each Purchase Date to make “accelerated purchases” on the following business day (the “Accelerated Purchase Date”) up to the lesser of (i) 300% of the number of shares purchased pursuant to a Regular Purchase or (ii) 30% of the trading volume on Accelerated Purchase Date (during a time period specified in the Purchase Agreement) at a purchase price equal to the lesser of 95% of (x) the closing sale price of GCAC’s common stock on the Accelerated Purchase Date and (y) of the volume weighted average price of GCAC’s common stock on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement) (each, an “Accelerated Purchase”). GCAC shall have the right in its sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase and GCAC may direct multiple Accelerated Purchases in a day provided that delivery of shares has been completed with respect to any prior Regular and Accelerated Purchases that Lincoln Park has purchased.

In consideration for entering into the Purchase Agreement, GCAC issued to Lincoln Park 50,000 shares of GCAC common stock as a commitment fee on the date of the closing of the Merger. GCAC is also obligated to issue up to an additional 150,000 shares of GCAC common stock as a commitment fee 180 days after the date of the closing of the Merger (such shares, collectively, the “Commitment Shares”).

The Purchase Agreement may be terminated by GCAC at any time after the Commencement Date, at its sole discretion, without any cost or penalty, by giving one business day notice to Lincoln Park to terminate the Purchase Agreement.

Actual sales of shares of common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by GCAC from time to time, including (among others) market conditions, the trading price of GCAC common stock and determinations by GCAC as to available and appropriate sources of funding for GCAC and its operations. The Purchase Agreement prohibits GCAC from issuing or selling and Lincoln Park from acquiring any shares of GCAC common stock if those shares of GCAC common stock, when aggregated with all other shares of GCAC common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership of more than 9.99% of the then issued and outstanding shares of GCAC common stock.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions by, among and for the benefit of the parties. Lincoln Park has agreed that neither it nor any of its agent, representatives or affiliates will enter into or effect, directly or indirectly a short selling or hedging, which establishes a net short position with respect to the GCAC common stock. There are no limitations on the use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on GCAC’s ability to enter into a similar type of agreement or Equity Line of Credit during the Term, excluding an At-The-Market transaction with a registered broker-dealer), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

The issuance of the shares pursuant to the Purchase Agreement is expected to be undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(a)(2).

Conversion of Securities and Merger Considerations

Immediately prior to the effective time of the Merger (the “Effective Time”), Cepton caused each share of Cepton Class F Stock and each share of Cepton preferred stock to be automatically converted into a number of shares of Cepton common stock, at the then-effective conversion rate as calculated pursuant to Cepton’s Amended and Restated Certificate of Incorporation. All of the Cepton Class F Stock and the Cepton preferred stock converted into common stock of Cepton is no longer outstanding and cease to exist, and each holder of Cepton preferred stock thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the Merger and without any action on the part of GCAC, Merger Sub, Cepton or the holders of any of the following securities:

(a) Each share of Cepton common stock (other than the Dissenting Shares and the Cancelled Shares (as such terms are defined in the Business Combination Agreement)) converted into (i) the contingent right to receive Earnout Shares (as defined below) (which may be zero) and (ii) a certain number of shares of GCAC Class A common stock equal to (x) $1,500,000,000 divided by the total number of Cepton capital stock (on an “as-converted” to Cepton common stock basis) on a fully diluted basis as of the date of Closing (but excluding company options that are not vested), divided by (y) 10 (the “Merger Consideration”).

(b) each option to purchase shares of Cepton common stock, whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time was assumed by GCAC and converted into an option to purchase shares of GCAC Class A common stock (each, a “Converted Option”). Each Converted Option will have and be subject to the same terms and conditions (including vesting, expiration and exercisability terms) as were applicable to the Cepton option from which it was converted immediately before the Effective Time, except that (x) each Converted Option will be exercisable for that number of shares of GCAC Class A common stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Cepton common stock subject to the Cepton option immediately before the Effective Time and (2) the Merger Consideration and (y) the per share exercise price for each share of GCAC Class A common stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Cepton common stock of such Cepton option immediately before the Effective Time by (2) the Merger Consideration.

Earnout Merger Consideration

In addition to the Merger Consideration set forth above, additional contingent shares (“Earnout Shares”) are payable to each holder of Cepton common stock and/or Cepton options receiving consideration in the Merger, in the amounts set forth below:

(a) If the closing share price of GCAC Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the three-year anniversary of the Closing Date, then, GCAC will issue to each holder of Cepton common stock that is entitled to Earnout Shares a number of shares of GCAC Class A common Stock equal to such holder’s pro rata portion of 7,000,000 shares.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(b) If the closing share price of GCAC Class A common stock equals or exceeds $17.50 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the three (3)-year anniversary of the Closing Date, GCAC will issue to each holder of Cepton common stock that is entitled to Earnout Shares, a number of shares of GCAC Class A common stock equal to such holder’s Earnout Pro Rata Portion of 6,000,000 shares.

In the event that after the Closing and prior the three-year anniversary of the Closing Date, (i) there is a Change of Control (as defined in the Business Combination Agreement) (or a definitive agreement providing for a Change of Control has been entered into prior to the three-year anniversary of the Closing Date and such Change of Control is ultimately consummated, even if such consummation occurs after the three -year anniversary of the Closing Date), (ii) any liquidation, dissolution or winding up of GCAC (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against GCAC, or a receiver is appointed for GCAC or a substantial part of its assets or properties or (iv) GCAC makes an assignment for the benefit of creditors, or petitions or applies to any governmental authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties (any of (i) to (iv), an “Acceleration Event”), then any Earnout Shares that have not been previously issued by GCAC (whether or not previously earned) shall be deemed earned and issued by GCAC to the holders of Cepton common stock, unless, in the case of an Acceleration Event that is a Change of Control, the value of the consideration to be received by the holders of the GCAC Class A common stock in such Change of Control transaction is less than the stock price threshold applicable to the relevant Earnout Shares.

Cepton Loan and Security Agreement

On January 4, 2022 (the “Effective Date”), Cepton entered into a Loan and Security Agreement (the “Loan Agreement”) with Trinity Capital Inc., a Maryland corporation (the “Lender”), pursuant to which the Lender has agreed to make up to three (3) advances (each, an “Advance,” and collectively, the “Advances”) to Cepton in an aggregate original principal amount not to exceed $25,000,000. An initial advance to Cepton in an original principal amount of $10,000,000 (the “Initial Advance”) was funded on the Effective Date. Up to two additional advances of $7,500,000 each, or one additional advance of $15,000,000, will be made available at Cepton’s request at any time prior to July 1, 2022, subject to certain standard conditions precedent as set forth in the Loan Agreement.

The principal amount outstanding under each Advance shall accrue interest from the date of the Advance at a floating per annum rate equal to the greater of (i) ten and three-fourths percent (10.75%) or (ii) the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal as the “prime rate” then in effect, which if less than three and one-quarter percent (3.25%) shall be deemed to be three and one-quarter percent (3.25%), plus seven percent (7.0%).

Interest shall be payable monthly starting with the first business day of the month following the funding of the Advance, which was February 1, 2022 in the case of the Initial Advance. The principal amount of each Advance is to be repaid in consecutive equal monthly installments starting the 26th month after funding of such Advance, which is April 1, 2024 in the case of the Initial Advance. All outstanding amounts under the Advances must be repaid on February 2, 2026 (such date, the “Maturity Date”). On the Maturity Date, Cepton is also obligated to pay a final payment fee equal to two and one-half percent (2.5%) of the original principal amount of the applicable Advances actually advanced by Lender. Cepton may prepay the Advances at any time, provided that if such prepayment occurs: (i) prior to the first anniversary of the funding of the Initial Advance, Cepton must pay a prepayment premium equal to one and one-half percent (1.5%) of the principal amount being prepaid; (ii) on or after the first anniversary of the Initial Advance and until the third anniversary of the Initial Advance, Cepton must pay a prepayment premium equal to one percent (1.0%) of the principal amount being prepaid; and (iii) on or after the third anniversary of the Initial Advance and at any time prior to the Maturity Date, Cepton must pay a prepayment premium equal to one-half of one percent (0.5%) of the principal amount being prepaid.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Outstanding borrowings under the Loan Agreement are secured by a first priority lien on substantially all of the personal property assets of Cepton, other than Cepton’s intellectual property. In conjunction with the security interest granted under the Loan Agreement, Cepton’s obligations are further secured pursuant to the terms of a Pledge Agreement, dated as of the Effective Date (the “Pledge Agreement”).

The Loan Agreement requires Cepton to make representations and warranties and comply with covenants that are customary in loan agreements of this type. Subject to certain exceptions, the Loan Agreement contains covenants which restrict, among other things, the payment of dividends, corporate changes, repurchase of stock, incurrence of indebtedness, payment or modification of indebtedness, permitting encumbrances, investments, dispositions and acquisitions. There are no financial covenants. Borrower has also granted Lender certain information rights, including the right to attend periodic meetings with Cepton’s senior management.

If an event of default occurs, Lender is entitled to take enforcement action, including acceleration of amounts due under the Loan Agreement. The Loan Agreement contains customary events of default, including, among other events, non-payment of principal or interest, violations of covenants, attachment of the Borrower’s funds or seizure of Borrower’s assets, insolvency, cross defaults to other material debt, material agreements and material judgments, as well as the failure to give notice of the departure of Cepton’s chief executive officer, chief technology officer, and chief financial officer.

The Loan Agreement also contains other customary provisions, such as provisions relating to commitment fees, expense reimbursement and confidentiality. Lender has indemnification rights and the right to assign the Loan Agreement without Borrower’s consent.

In connection with the Loan Agreement, Cepton and Lender also entered into a Participation Rights Agreement (the “Participation Rights Agreement”), which grants to the Lender a right (but not an obligation) to participate in certain of Cepton’s future equity financings up to a total $1,000,000, at the same per share purchase price and on the same terms as other investors in such equity financings. Lender’s rights terminate upon the earliest to occur of (A) immediately prior to a Change of Control (as such term is defined in the Loan Agreement), (B) immediately prior to Cepton’s listing on the NYSE or NASDAQ or (C) immediately after the termination of the Loan Agreement.

In connection with the Loan Agreement, Cepton also issued to Lender a warrant (the “Cepton Warrant”), dated January 4, 2022, to purchase up to 96,998 shares of Cepton’s common stock, at an exercise price of $16.89 per share, payable in cash or on a cashless basis according to the formula set forth in the Cepton Warrant. The exercise price of the Cepton Warrant and the number of shares issuable upon exercise of the Cepton Warrant are subject to adjustments for stock splits, combinations, stock dividends or similar events. The Cepton Warrant is exercisable until the earlier of (1) the date that is ten (10) years after the date of issuance; (2) an Acquisition (as such term is defined in the Cepton Warrant), in which event treatment of the Cepton Warrant is further set forth in the Cepton Warrant; (3) a SPAC Transaction (as such term is defined in the Loan Agreement), in which event the Cepton Warrant will be deemed to be exercised automatically on a net issuance basis if not exercised prior to the consummation of such SPAC Transaction. The consummation of the Business Combination Agreement with the Company resulted in the automatic net exercise of the Cepton Warrant.

Liquidity and Capital Resources

At December 31, 2021, the Company had cash outside the Trust Account of $108,396 and a working capital deficiency of $1,453,103. All remaining cash held in the Trust Account is generally unavailable for the Company’s use prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem common stock.

On February 2, 2021, the Company consummated its IPO (see Note 3) and Private Placement (See Note 4) and the underwriters fully exercised their Over-Allotment Option. Of the net proceeds from the IPO, exercise of the over-allotment option, and associated Private Placements, $172,500,000 of cash was placed in the Trust Account.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company has incurred and expects to continue to incur significant costs in pursuit of its Business Combination (see Note 8). These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management addressed this issue with the consummation of the Business Combination Agreement on February 10, 2022, and with new sources of financing.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management believes that the funds which the Company has available following the completion of the Business Combination Agreement will enable it to sustain operations for a period of at least one-year from the issuance date of these financial statements. Accordingly, substantial doubt about the Company’s ability to continue as a going concern as disclosed in previously issued financial statements has been alleviated.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or, results of its operations, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual report on Form 10-K/A, as filed with the SEC on December 14, 2021. The interim results for the nine months ended December 31, 2021 are not necessarily indicative of the results to be expected for the year ending March 31, 2022 or for any future periods.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

This may make comparison of the Company’s condensed consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, and which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and March 31, 2021.

Investment Held in Trust Account

As of December 31, 2021, investment in the Company’s Trust Account consisted of $919 in cash and $172,519,526 in Money Market mutual funds. Money Market funds are characterized as Level 1 investments within the fair value hierarchy under ASC 820 (as defined below).

At March 31, 2021, the assets held in the Trust Account were held in cash, U.S. Treasury Bills and Money Market mutual funds. The Company classifies its United States Treasury Bills as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

As of March 31, 2021, investment in the Company’s Trust Account consisted of $919 in cash, $86,253,272 in U.S. Treasury Bills and $86,251,323 in Money Market mutual funds. All of the U.S. Treasury Bills matured on May 6, 2021. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding gain and fair value of held to maturity securities on March 31, 2021 are as follows:

	Carrying Value/Amortized Cost	Amortization of Bond Discount	Gross Unrealized Gain	Fair Value as of March 31, 2021
U.S. Money Market Mutual Funds	$86,251,323	$—	$—	$86,251,323
U.S. Treasury Bills	86,253,272	4,167	1,898	86,255,170
	$172,504,595	$4,167	$1,898	$172,506,493

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity”. Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Warrant Liability

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for the warrants issued in connection with the IPO in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting period. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statement of operations. As of December 31, 2021 and March 31, 2021, there were 13,800,000 warrants outstanding.

Net Loss Per Share

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of shares. The 17,250,000 potential common stock for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the period from March 31, 2020 (inception) through December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the nine months ended December 31, 2021		For the nine months ended December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(6,007,472)	$(1,501,868)	$—	$(114)

Denominator:
Weighted-average shares outstanding	17,250,000	4,312,500	—	4,312,500

Basic and diluted net loss per share	$(0.35)	$(0.35)	$—	$(0.00)

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the three months ended December 31, 2021		For the three months ended December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$288,567	$72,142	$—	$(114)

Denominator:
Weighted-average shares outstanding	17,250,000	4,312,500	—	4,312,500

Basic and diluted net loss per share	$0.02	$0.02	$—	$(0.00)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the condensed financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from December 31, 2021 and March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Recent Accounting Standards

August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. There was no material impact to the Company’s financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 3 — PUBLIC OFFERING

Pursuant to the IPO, the Company sold 17,250,000 at an offering price of $10.00 per Unit, which included 2,250,000 units sold upon the full exercise by the underwriter of its over-allotment option, at $10.00 per Unit, generating gross proceeds of $172,500,000.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, collectively, the “Warrants” and, with respect to the warrants sold in the Private Placement, the “Private Placement Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

All of the 17,250,000 Class A common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The Class A common stocks are accounted for in accordance to codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either remeasure changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the remeasurement from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

Warrants

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the initial Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will agree that as soon as practicable, but in no event later than 15 business days, after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If the shares issuable upon exercise of the warrants are not registered under the Securities Act by the 60th business day after the closing of the initial Business Combination, the Company will be required to permit holders to exercise their warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 3 — PUBLIC OFFERING (cont.)

the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants contain a tender or exchange offer that the Company’s management concluded do not qualify as an acceptable form of net cash settlement under the exception of ASC 815-40-25-8, because an event that is not within the entity’s control (tender offer) may result in a circumstance in which warrant holders would be entitled to cash while holders of the shares underlying the contract also would not receive cash (because a portion of their shares may not be subject to the tender offer). In a tender offer for less than all of the Company’s outstanding shares, the common stockholders may be restricted in the number of tendered shares that will be accepted for purchase. As such, the Company’s Public Warrants are reported as a derivative liability.

The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

•        If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,175,000 Private Placement Warrant in a private placement to the Sponsor, Nautilus Carriers LLC and HB Strategies LLC generating gross proceeds of $5,175,000.

A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Initial Business Combination is not completed by August 2, 2022, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On April 30, 2010, the Company sold 5,000,000 shares of the Company’s common stock, par value $0.0001 per share, to the Sponsor, at a purchase price of $25,000. On July 1, 2012, the Company issued 376,344 shares of the Company’s common stock to a third party as consideration for services performed. On February 24, 2020, the third party forfeited 257,649 shares of the Company’s common stock.

On February 24, 2020, the Company effectuated a recapitalization. Each outstanding share of the Company’s Common Stock became 0.8425 shares of Class B common stock, resulting in an aggregate of 4,312,500 Founder Shares outstanding and held by the Sponsor (up to 562,500 of which were subject to forfeiture if the underwriter’s over-allotment option was not exercised in full). All share and per-share amounts for periods and dates prior to December 2019 have been retroactively restated to reflect this split. Additionally, 75,000 shares of Class B Common Stock were transferred from the Sponsor to the Company’s three independent directors prior to the closing of the IPO.

On August 14, 2020, the Sponsor forfeited an aggregate of 2,833,333 shares of Class B common stock to the Company for no consideration, and each of Nautilus and HB Strategies purchased from the Company 1,379,167 shares of Class B common stock for a purchase price of $2,043 (or an aggregate purchase price of $4,086).

On January 7, 2021, three initial stockholders of the Company forfeited an aggregate of 718,750 shares of Class B common stock at no cost, which the Company cancelled, resulting in an aggregate of 3,593,750 shares of Class B common stock outstanding and held by the Company’s initial stockholders.

On January 29, 2021, the Company effectuated a 1.2-for-1 forward stock split, resulting in an aggregate of 4,312,500 shares held by its initial stockholders (all share and per share amounts have been restated).

Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment, at any time.

The Company’s initial stockholders, officers and directors have agreed, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the initial Business Combination, or (iii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Fees

Commencing on January 29, 2021, the Company agreed to pay an affiliate of the Sponsor a total of $5,750 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $51,750 and $17,250 in expenses in connection with such services for the nine and three months ended December 31, 2021, respectively, as reflected in the accompanying condensed statement of operations.

Notes Payable — Related Party

The Company issued promissory notes to certain initial stockholders of the Company, which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses of the IPO. All amounts due under the promissory notes were payable on the earlier of: (i) June 30, 2021 or (ii) the date on which the Company consummated its IPO. The promissory notes were repaid from the proceeds of the IPO. As of December 31, 2021 and March 31, 2021, there were no amounts outstanding under the promissory notes.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor and certain other initial stockholders of the Company may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. At December 31, 2021 and March 31, 2021 there were no amounts outstanding due to related parties.

NOTE 6 — RECURRING FAIR VALUE MEASUREMENTS

At December 31, 2021, the Company’s warrant liability was valued at $12,471,750. Under the guidance in ASC 815-40 the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statement of operations.

The Company’s warrant liability for the Private Placement Warrants is based on a valuation model utilizing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. The fair value of the Private Warrant liability classified within Level 3 of the fair value hierarchy.

The Company’s warrant liability for the Public Warrants is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy.

At December 31, 2021, substantially all of the Company’s trust assets on the condensed consolidated balance sheet consist of U. S. Money Market Mutual funds which are classified as cash equivalents. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

December 31, 2021:	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account-Money Market Mutual Funds	$172,520,445	$—	$—
	$172,520,445	$—	$—
Liabilities
Warrant Liability – Public Warrants	$7,762,500	$—	$—
Warrant Liability – Private Warrants	—	—	4,709,250
	$7,762,500	$—	$4,709,250

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 6 — RECURRING FAIR VALUE MEASUREMENTS (cont.)

March 31, 2021:	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account-Money Market Mutual Funds	$86,251,323	$—	$—
Cash and Investments held in Trust Account-Treasury Bills	$86,255,170	$—	$—
	$172,506,493	$—	$—
Liabilities
Warrant Liability – Public Warrants	$4,398,750	$—	$—
Warrant Liability – Private Warrants	—	—	2,742,750
	$4,398,750	$—	$2,742,750

The Private Warrants were valued using a Black Scholes Option Pricing Model and were considered to be a Level 3 fair value measurements due to the use of unobservable inputs. The Black Scholes Option Pricing Model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from the post-merger announced publicly traded warrants for comparable SPAC companies as of the valuation date. The closing price of the Public Warrants was used to determine their fair value.

The key inputs used in the Black Scholes Option Pricing Model for the Private Warrants were as follows:

Input	December 31, 2021	March 31, 2021
Risk-free interest rate	1.3%	1.2%
Expected term (years)	5.04	5.58
Expected volatility	14.0%	10.0%
Stock Price	$9.93	$9.70
Exercise price	$11.50	$11.50
Dividend yield	0.0%	0.0%

The following table sets forth a summary of the changes in the fair value of the Level 3 assets and liabilities measured at fair value for the nine and three months ended December 31, 2021:

Private Warrants

Fair value as of March 31, 2021	$2,742,750
Change in fair value	517,500
Fair value as of June 30, 2021	$3,260,250
Change in fair value	2,018,250
Fair value as of September 30, 2021	$5,278,500
Change in fair value	(569,250)
Fair value as of December 31, 2021	$4,709,250

There were no transfers between levels for the three and nine months ended December 31, 2021.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, shares of Class A common stock underlying the Private Placement Warrants, warrants issuable upon conversion of working capital loans (if any), and the shares of Class A common stock issuable upon exercise of or conversion of the foregoing are entitled to registration rights pursuant to certain registration rights agreements executed on January 29, 2021, requiring the Company to register such securities for resale (in the case of the initial shares, only after conversion to the Company’s Class A common stock). Certain holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights after five (5) and (7) years, respectively, after the effective date of the registration statement filed in connection with the IPO and may not exercise its demand rights on more than one occasion. In addition, if Hudson Bay acquires units in the IPO and becomes an affiliate (as defined in the Securities Act) of us following such offering, the Company has agreed to file a registration statement following such offering to register the resale of the units (including the shares of Class A common stock and warrants included in the units) purchased by Hudson Bay (or its nominee) in the IPO. Pursuant to the Company’s registration rights agreement with its initial stockholders, the Company will be liable for certain liquidated damages for failure to honor such holders’ registration rights described herein. There is no defined maximum allowed amount of potential liquidated damages in the registration rights agreement with the Company’s initial stockholders. The Company’s registration rights agreement with its initial stockholders expires upon the earlier of (i) the tenth anniversary of the date it was executed or (ii) the date as of which (A) all of the registrable securities (as defined therein) have been sold pursuant to a registration statement or (B) with respect to any holder, such holder ceasing to hold registrable securities.

Business Combination Marketing Agreement

The Company has engaged Maxim Group LLC, an affiliate of its Sponsor, as advisors in connection with its initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential Business Combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing its securities, assist it in obtaining stockholder approval for its initial Business Combination and assist it with the preparation of press releases and public filings in connection with the initial Business Combination. Maxim Group LLC earned its fee for such services upon the consummation of the initial Business Combination of an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable) or $6,037,500 and was paid upon consummation of the Business Combination Agreement.

Business Combination Agreement

On August 4, 2021, the Company and GCAC Merger Sub Inc., a Delaware corporation and newly formed wholly-owned subsidiary of the Company (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”) with Cepton Technologies, Inc., a Delaware corporation (“Cepton”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”), Merger Sub will merge with and into Cepton (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with Cepton continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company. Upon the consummation of the business combination, the Company will change its name to Cepton, Inc.

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

On February 10, 2022 the Company consummated its Business Combination Agreement with Cepton Technologies, Inc. and changed its name to Cepton, Inc.

Cepton Stockholder Support Agreements

Concurrently with the execution of the Business Combination Agreement on August 4, 2021, the Company, Merger Sub and certain Cepton stockholders (the “Supporting Cepton Stockholders”) entered into the Cepton Stockholder Support Agreements (the “Cepton Stockholder Support Agreements”). Each Cepton Stockholder Support Agreement provides, among other things, that on (or effective as of) the third business day following the date that the proxy statement/consent solicitation statement/prospectus is disseminated to Cepton’s stockholders, each Supporting Cepton Stockholder will execute and deliver a written consent with respect to the outstanding shares of Cepton common stock and Cepton preferred stock held by such Supporting Cepton Stockholder adopting the Business Combination Agreement and approving the Transactions.

Immediately prior to the effective time of the Merger (the “Effective Time”), Cepton caused each share of Cepton Class F Stock and each share of Cepton preferred stock to be automatically converted into a number of shares of Cepton common stock, at the then-effective conversion rate as calculated pursuant to Cepton’s Amended and Restated Certificate of Incorporation. All of the Cepton Class F Stock and the Cepton preferred stock converted into common stock of Cepton is no longer outstanding and cease to exist, and each holder of Cepton preferred stock thereafter cease to have any rights with respect to such securities.

Amended Registration Rights Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement on August 4, 2021, the Company’s sponsor, Growth Capital Sponsor LLC (the “Sponsor”), Nautilus Carriers LLC (“Nautilus”), HB Strategies LLC (“HB Strategies”), and certain other stockholders of the Company (collectively, the “Initial Holders”), Cepton, and certain Cepton stockholders entered into an amendment (the “Amended Registration Rights Agreement”) to those certain Registration Rights Agreements, each dated as of January 29, 2021, (“Existing Registration Rights Agreement”) by and among the Company and the Initial Holders. Pursuant to the Amended Registration Rights Agreement, the stockholder parties will be provided the right to demand registrations, piggy-back registrations and shelf registrations with respect to Registrable Securities (as defined in the Amended Registration Rights Agreement). The Amended Registration Rights Agreement supersedes the Existing Registration Rights Agreement between Company and certain of the Initial Holders.

Confidentiality and Lock-Up Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement on August 4, 2021, certain Cepton stockholders entered into a Confidentiality and Lock-up Agreement with the Company (each, a “Confidentiality and Lock-Up Agreement”). Pursuant to the Confidentiality and Lock-Up Agreements, each Cepton stockholder party thereto agreed to a 180-day lock-up of its restricted securities of the Company following Closing, subject to (i) early release upon certain corporate transactions and (ii) certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Confidentiality and Lock-Up Agreement.

Unpaid Expenses and Lock-Up Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement on August 4, 2021, the Company, Sponsor, Nautilus, HB Strategies, and Cepton entered into an Unpaid Expenses and Lock-Up Agreement (the “Unpaid Expenses and Lock-Up Agreement”), pursuant to which, among other things, Sponsor, Nautilus, and HB Strategies agreed that if the Company’s unpaid or contingent liabilities as of immediately prior to the Closing (excluding deferred underwriting and business combination marketing fees and expenses arising from the Company’s initial public offering and excluding any fees and expenses arising from the PIPE Investment) exceed $10,000,000, the Sponsor, Nautilus, and HB Strategies, each will, at their election, either forfeit immediately prior to

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

the Closing a number of Founder Shares and Founder Warrants having an aggregate value equal to the Excess Expense Amount (as defined in the Unpaid Expenses and Lock-Up Agreement)) or (ii) pay to the Company an amount in cash equal to the Excess Expense Amount. Pursuant to the Unpaid Expenses and Lock-Up Agreement, each of the Sponsor, Nautilus, and HB Strategies are subject to certain lock-up restrictions. Upon consummation of the Business Combination Agreement on February 10, 2022, the Company’s unpaid or contingent liabilities as of immediately prior to the Closing (excluding deferred underwriting and business combination marketing fees and expenses arising from the Company’s initial public offering and excluding any fees and expenses arising from the PIPE Investment) did not exceed $10,000,000.

Stockholder Support Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement on August 4, 2021, Cepton and certain stockholders of the Company entered into Stockholder Support Agreements (the “Stockholder Support Agreements”). Pursuant the Stockholder Support Agreements, the stockholders of the Company party thereto will agree, among other things, to vote their shares of the Company’s Class B common stock in favor of the adoption an approval of the Business Combination Agreement and the Transactions. HB Strategies entered into a substantially similar Stockholder Support Agreement.

On February 9, 2022, GCAC held a special meeting of its stockholders (the “Special Meeting”), at which holders of 15,727,382 shares of common stock were present in person or by proxy, constituting a quorum for the transaction of business. As of the record date, 21,562,500 shares of common stock, including 17,250,000 shares of Class A common stock and 4,312,500 shares of Class B common stock, were outstanding and entitled to vote at the Special Meeting. The Company’s stockholders approved the adoption and approval of the Business Combination Agreement, dated as of August 4, 2021 (as amended by the Amendment to the Business Combination Agreement, dated as of January 21, 2022, the “Business Combination Agreement”), by and among GCAC, GCAC Merger Sub Inc., and Cepton Technologies, Inc.

Subscription Agreements

In connection with the proposed business combination between the Company and Cepton, the Company entered into subscription agreements (the “Subscription Agreements”) dated August 4, 2021 and October 19, 2021, and, as amended, dated February 3, 2022, with the investors named therein (the “PIPE Investors”), pursuant to which the Company agreed to issue and sell to the PIPE Investors approximately $59.5 million of the Company’s Class A common stock immediately prior to closing of the Merger (the “PIPE Investment”). The PIPE Investment was conditioned on the concurrent closing of the Merger and other customary closing conditions. The proceeds from the PIPE Investment will be used to fund a portion of the cash consideration for the business combination. The Subscription Agreements provide for certain customary registration rights for the PIPE Investors.

The Business Combination Agreement and related agreements are further described in the Company’s Current Report on Form 8-K filed with the SEC on August 5, 2021. The foregoing descriptions of each of the Business Combination Agreement, the Cepton Stockholder Support Agreements, the Amended Registration Rights Agreement, the Confidentiality and Lock-Up Agreement, the Unpaid Expenses and Lock-Up Agreement, the Stockholder Support Agreement and the Subscription Agreements are qualified in their entirety by reference to such agreements filed as an exhibit to this Quarterly Report.

Purchase Agreement

On November 24, 2021, the Company and Cepton entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has agreed to purchase from the Company up to $100,000,000 of the Company’s common stock. In connection with the Purchase Agreement, the Company and Cepton also entered into a registration rights agreement with Lincoln Park (the “Lincoln Park

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

Registration Rights Agreement”) whereby the Company has agreed to file with the U.S. SEC within thirty (30) days following the consummation of the Merger, a new registration statement covering the shares of the Company common stock that may be issued to Lincoln Park under the Purchase Agreement.

After (i) the consummation of the Merger and (ii) upon the satisfaction of certain other conditions set forth in the Purchase Agreement, the Company shall have the right, but not the obligation, from time to time to direct Lincoln Park to purchase shares of the Company’s common stock having a value of up to $500,000 on any business day (the “Purchase Date”), which may be increased to up to $1,000,000 depending on certain conditions as set forth in the Purchase Agreement.

In consideration for entering into the Purchase Agreement, the Company issued to Lincoln Park 50,000 shares of the Company’s common stock as a commitment fee on the date of the closing of the Merger. The Company is also obligated to issue up to an additional 150,000 shares of the Company’s common stock as a commitment fee 180 days after the date of the closing of the Merger.

The issuance of the shares pursuant to the Purchase Agreement was undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(a)(2).

NOTE 8 — STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and March 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2021 and March 31, 2021, there were no shares of Class A common stock issued or outstanding, excluding 17,250,000 shares subject to possible redemption.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2021 and March 31, 2021, there were 4,312,500 shares of Class B common stock issued and outstanding.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of an initial Business Combination or at any time prior thereto at the option of the holder on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in our initial public offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of our initial public offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination, any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to us). If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time

Cepton, Inc.
(f/k/a Growth Capital Acquisition Corp.)
Notes to the Condensed Consolidated Financial Statements

NOTE 8 — STOCKHOLDERS’ EQUITY (cont.)

as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

On February 24, 2020, the Company effectuated a recapitalization. Each outstanding share of the Company’s Common Stock became 0.8425 shares of Class B common stock, resulting in an aggregate of 4,312,500 Founder Shares outstanding. On August 14, 2020, the Sponsor forfeited an aggregate of 2,833,333 shares of Class B Common Stock to the Company, and each of Nautilus and HB Strategies purchased from the Company 1,379,167 shares of Class B Common Stock. In January 2021, three initial stockholders of the Company forfeited an aggregate of 718,750 shares of Class B common stock at no cost, which the Company cancelled, resulting in an aggregate of 3,593,750 founder shares outstanding and held by its initial stockholders. On January 29, 2021, the Company effectuated a 1.2-for-1 forward stock split, resulting in an aggregate of 4,312,500 Class B shares held by its initial stockholders.

NOTE 9 — SUBSEQUENT EVENTS

The Company has evaluated events that have occurred after the balance sheet up to the date the consolidated financial statements were issued. The Company did not identify any subsequent events that would have required adjustment to or disclosure in the consolidated financial statements, except for the disclosures relating to the consummation of its Business Combination Agreement with Cepton Technologies, Inc., a Delaware corporation (“Cepton”) on February 10, 2022 as disclosed in Note 1 to the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Growth Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Growth Capital Acquisition Corp. (the “Company”) as of March 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2021 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of March 31, 2021 and for the year then ended have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from 2019 to 2022.

New York, NY

July 16, 2021 except for the effects of the restatement discussed in Notes 2, 3 and 9, as to which the date is December 13, 2021

GROWTH CAPITAL ACQUISITION CORP.
BALANCE SHEETS

	March 31,
	2021 (As restated)	2020
Assets:
Cash	$749,737	$2,043
Prepaid expenses	114,937	20,000
Total current assets	864,674	22,043
Investments held in Trust Account	172,505,514	—
Total assets	$173,370,188	$22,043
Liabilities, Redeemable Common Stock and Stockholders’ Equity (Deficit):
Accounts payable and accrued expenses	$73,756	$20,000
Total current liabilities	73,756	20,000
Warrant liability	7,141,500	—
Total liabilities	7,215,256	20,000
Commitments Contingencies
Class A common stock subject to possible redemption; 17,250,000 shares and 0 shares at March 31, 2021 and 2020, respectively (at redemption value of $10.00 per share)	172,500,000	—
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value, 100,000,000 shares authorized, zero outstanding, except 17,250,000 redeemable shares	—	—
Class B common stock, $0.0001 par value, 10,000,000 shares authorized, 4,312,500 shares issued and outstanding at March 31, 2021 and 2020	431	431
Additional paid-in capital	—	148,269
Accumulated deficit	(6,345,499)	(146,657)
Total stockholders’ equity (deficit)	(6,345,068)	2,043
Total liabilities, redeemable common stocks and stockholders’ equity (deficit)	$173,370,188	$22,043

The accompanying notes are an integral part of the financial statements.

GROWTH CAPITAL ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended March 31,
	2021 (As restated)	2020
General and administrative expenses	$93,265	$9,683
Loss from operations	(93,265)	(9,683)
Other Income:
Warrant transaction costs	(292,875)	—
Excess value of UW warrants	(1,293,750)	—
Unrealized gain on FV changes of warrants	9,936,000	—
Provision for income taxes	—	32
Interest income and realized gain from sale of treasury securities	5,514	—
Net income (loss)	$8,261,624	$(9,715)

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	2,741,096	—

Basic and diluted net income per share, Class A common stock subject to possible redemption	$1.17	$(0.00)

Basic and diluted weighted average shares outstanding, Class B common stock	4,312,500	3,750,000

Basic and diluted net income per share, Class B common stock	$1.17	$(0.00)

The accompanying notes are an integral part of the financial statements.

GROWTH CAPITAL ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of April 1, 2019 (inception)	—	$—	4,312,500	$431	$139,269	$(136,942)	$2,758
Contribution from stockholder	—	—	—	—	9,000	—	9,000
Net loss	—	—	—	—	—	(9,715)	(9,715)
Balance as of March 31, 2020	—	$—	4,312,500	$431	$148,269	$(146,657)	$2,043

Sale of 17,250,000 Units on February 2, 2021, net of warrant liability	17,250,000	1,725	—	—	—	—	1,725
Contribution from stockholder	—	—	—	—	4,086	—	4,086
Net income	—	—	—	—	—	8,261,624	8,261,624
Accretion of Class A common stocks subject to possible redemption	—	—	—	—	(152,355)	(14,460,466)	(14,612,821)
Class A common stock subject to possible redemption	(17,250,000)	(1,725)	—	—	—	—	(1,725)
Balance as of March 31, 2021, as restated	—	$—	4,312,500	$431	$—	$(6,345,499)	$(6,345,068)

The accompanying notes are an integral part of the financial statements.

GROWTH CAPITAL ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$8,261,624	$(9,715)
Adjustments to reconcile net income to net cash used in operating activities:
Realized gain and interest earned on investment held in Trust Account	(5,514)	—
Warrant transaction costs	292,875	—
Excess value of UW warrants	1,293,750	—
Unrealized gain on Fair Value changes of warrants	(9,936,000)	—
Changes in operating assets and liabilities:
Prepaid expenses	(114,937)	—
Accounts payable and accrued expenses	53,756	—
Net cash used in operating activities	(154,446)	(9,715)

Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	(172,500,000)	—
Net cash used in investing activities	(172,500,000)	—

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriting fees	169,050,000	—
Borrowings from promissory note	135,325	—
Repayment of promissory note	(135,325)	—
Proceeds from private placement	5,175,000	—
Contribution from stockholder	4,086	9,000
Payments of offering costs	(826,946)	—
Net cash provided by financing activities	173,402,140	9,000

Net Change in Cash	747,694	(715)
Cash – Beginning	2,043	2,758
Cash – Ending	$749,737	$2,043

Supplemental cash flow information
Cash paid for income taxes	$—	$32

Supplemental Disclosure of Non-cash Financing Activities:
Value of Class A common stock subject to possible redemption at February 2, 2021, as restated	$157,887,179	$—
Change in value of Class A common stock subject to possible redemption, as restated	$14,612,821	$—
Initial classification of warrant liability	$17,077,500	$—
Deferred offering costs included in accrued offering costs	$—	$20,000

The accompanying notes are an integral part of the financial statements.

GROWTH CAPITAL ACQUISITION CORP.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Growth Capital Acquisition Corp. (the “Company”), a blank check company, was incorporated under the laws of the State of Delaware on January 4, 2010 under the name PinstripesNYS, Inc., and changed its name to its current name on February 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The registration statements for the Company’s initial public offering (described below) were declared effective on January 29, 2021. On February 2, 2021, the Company consummated the initial public offering of 17,250,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000, which is described in Note 4.

Simultaneously with the closing of the initial public offering, the Company consummated the sale of 5,175,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) in a private placement to the Company’s sponsor, Growth Capital Sponsor LLC (the “Sponsor”), Nautilus Carriers LLC (“Nautilus”), an affiliate of our Co-Chief Executive Officers, and HB Strategies LLC (“HB Strategies”), an affiliate of Hudson Bay Capital Management LP (“Hudson Bay”) generating gross proceeds of $5,175,000, which is described in Note 5.

Transaction costs amounted to $4,296,946, consisting of $3,450,000 of underwriting fees, and $824,946 of other offering costs.

Although the Company is not limited to a particular industry or sector for the purpose of consummating a Business Combination, it intends to focus on industries that complement the Company’s management team’s background, and to capitalize on the ability of the Company’s management team to identify and acquire a business or businesses consistent with the experience of the Company’s management team and affiliates of Maxim Group LLC (“Maxim”), the representative of the underwriters in the Initial Public Offering.

As of March 31, 2021, the Company had not commenced any operations. All activity from January 4, 2010 (inception) through February 2, 2021 relates to the Company’s formation, its prior unconsummated initial public offering, and its initial public offering (the “Initial Public Offering” or “IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and will recognize changes in the fair value of warrant liability as other income (expense). The Company has selected March 31 as its fiscal year end.

The Trust Account

Following the closing of the IPO on February 2, 2021 and the sale of Over-allotment Units simultaneously with the closing of the Initial Public Offering, an amount of $172,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, the sale of the Private Placement Warrants, and the sale of Over-allotment Units was placed in a trust account (“Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds registered under the Investment Company Act of 1940, as amended and compliant with Rule 2a-7 thereof that maintain a stable net asset value of $1.07.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the IPO may not be released from the Trust Account until the earliest of: (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the initial Business Combination by August 2, 2022; or (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the initial Business Combination by August 2, 2022 (at which such time up to $100,000 of interest shall be available to the Company to pay liquidation or dissolution expenses), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds of the IPO and the Private Placement are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of the Business Combination Marketing Fee). There is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will provide its public stockholders’ with the opportunity to redeem all or a portion of their shares upon the completion of the initial Business Combination, either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets, after payment of deferred underwriting commissions, to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest, but less taxes payable. As a result, such shares of Class A common stock will be recorded at their redemption amount and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The Company will have until August 2, 2022 to complete a Business Combination. If the Company is unable to complete the initial Business Combination by August 2, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest, but less taxes payable (less up to $100,000 of interest to pay liquidation or dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Each of the Company’s Sponsor and Nautilus has agreed that it will be severally liable to the Company, on a pro rata basis based on the number of founder shares owned by them, if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company have entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less interest released to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor or Nautilus to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor or Nautilus have sufficient funds to satisfy such indemnity obligations and believe that the only assets of the Sponsor and Nautilus are securities of the Company. Therefore, the Company cannot assure you that the Sponsor or Nautilus would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The Sponsor, the Company’s officers and directors and certain initial stockholders have entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial Business Combination by August 2, 2022. However, if the Sponsor or any of the Company’s directors or officers acquires shares of Class A common stock in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s remaining stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.00 per public share. There will be no redemption rights upon the completion of the initial Business Combination with respect to the Company’s warrants. The Company’s Sponsor, officers, directors, and Nautilus have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares held by them and any public shares they may acquire during or after the IPO in connection with the completion of the initial Business Combination or otherwise. HB Strategies has agreed to the foregoing terms except that it will not waive redemption rights with respect to its public shares.

The Company may require its public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to the Company’s transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve the initial Business Combination in the event the Company distributes proxy materials, or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. The tender offer or proxy materials, as applicable, that the Company will furnish to holders of its public shares in connection with the initial Business Combination will indicate whether the Company is requiring public stockholders to satisfy such delivery requirements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s condensed financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering (February 2, 2021), the Company had improperly valued and reported its common stock subject to possible redemption. As such, management determined it should restate its previously reported financial statements. The Company previously determined the common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of common stock while also taking into consideration its charter’s requirement that a redemption cannot result in net tangible assets being less than $5,000,001. Upon review of its financial statements for the year ended March 31, 2021, the Company reevaluated the classification of the common stock and determined that the common stock issued during the Initial Public Offering and pursuant to the exercise of the underwriters’ overallotment can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control under ASC 480-10-S99. Therefore, management concluded that the carrying value should include all common stock subject to possible redemption, resulting in the common stock subject to possible redemption being classified as temporary equity in its entirety. As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), retained earnings (accumulated deficit) and common stock.

In connection with the change in presentation for the common stock subject to redemption, the Company also restated its earnings per share calculation to allocate net income (loss) evenly to common stock subject to redemption and those that are not subject to redemption. This presentation contemplates a Business Combination as the most likely outcome, in which case both classes of common stock share pro rata in the income (loss) of the Company.

There has been no change in the Company’s total assets, liabilities or operating results.

The impact of the restatement on the Company’s financial statements is reflected in the following table:

	As Reported	Restatement	As Restated
Balance Sheet as of March 31, 2021
Common Stock subject to possible redemption ($)	$161,154,930	$11,345,070	$172,500,000

Common stock Class A, $0.0001 par value	$113	$(113)	$—
Common stock Class B, $0.0001 par value	$431	$—	$431
Additional Paid in Capital	$(3,115,509)	$3,115,509	$—
Retained earnings	$8,114,967	$(14,460,466)	$(6,345,499)
Total stockholders’ equity/(deficit)	$5,000,002	$(11,345,070)	$(6,345,068)

Number of shares subject to redemption	16,115,493	1,134,507	17,250,000

Statement of Operations for the year ended March 31, 2021
Basic and diluted weighted average shares, redeemable shares	2,404,988	336,108	2,741,096
Basic and diluted net income per share, redeemable shares	$—	$1.17	$1.17
Basic and diluted weighted average shares, non-redeemable shares	4,648,608	(336,108)	4,312,500
Basic and diluted net income per share, non-redeemable shares	$1.78	$(0.61)	$1.17

Statement Of Changes In Stockholders’ Equity (Deficit) for the year ended March 31, 2021
Accretion of Class A common stocks subject to possible redemption	$—	$(14,612,821)	$(14,612,821)
Class A common stock subject to possible redemption	$(161,154,930)	$161,143,205	$(1,725)
Total stockholders’ equity/(deficit)	$5,000,002	$(11,345,070)	$(6,345,068)

Statement of Cash Flows for the year ended March 31, 2021
Value of Class A common stock subject to possible redemption at February 2, 2021	$151,176,360	$6,710,819	$157,887,179
Change in value of Class A common stock subject to possible redemption,	9,978,570	$4,634,251	$14,612,821

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statement of the Company is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, and which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and 2020.

Investment Held in Trust Account

At March 31, 2021, the assets held in the Trust Account were held in cash, U.S. Treasury Bills and Money Market mutual funds. The Company classifies its United States Treasury Bills as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

As of March 31, 2021, investment in the Company’s Trust Account consisted of $919 in cash, $86,253,272 in U.S. Treasury Bills and $86,251,323 in Money Market mutual funds. All of the U.S. Treasury Bills will mature on May 6, 2021. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding gain and fair value of held to maturity securities on March 31, 2021 are as follows:

	Carrying Value/Amortized Cost	Amortization of Bond Discount	Gross Unrealized Gain	Fair Value as of March 31, 2021
U.S. Money Market Mutual Funds	$86,251,323	$—	$—	$86,251,323
U.S. Treasury Bills	86,253,272	4,167	1,898	86,255,170
	$172,504,595	$4,167	$1,898	$172,506,493

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Common Stock Subject to Possible Redemption (Restated, see Note 2)

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity”. Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period.

At March 31, 2021, the Class A common stock reflected in the balance sheet is reconciled in the following table:

Gross proceeds from IPO	$172,500,000
Less:
Proceeds allocated to Public Warrants	(10,608,750)
Class A common stock issuance costs	(4,004,071)
Plus:
Accretion of carrying value to redemption value	14,612,821
Contingently redeemable Class A common stock	$172,500,000

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Warrant Liability

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company accounts for the warrants issued in connection with the IPO in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting period. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. As of March 31, 2021 and 2020, there were 13,800,000 and 0 warrants outstanding, respectively.

Net Income (Loss) per Common Stock (Restated, see Note 2)

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of shares. The 13,800,000 potential common stock for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the twelve months ended March 31, 2021. As a result, diluted net income (loss) per common stock is the same as basic net income (loss) per common stock for the periods.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:

	For the twelve months ended March 31, 2021		For the twelve months ended March 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$3,222,033	$5,039,591	$—	$(9,715)

Denominator:
Weighted-average shares outstanding	2,741,096	4,312,500	—	4,312,500
Basic and diluted net income (loss) per share	$1.17	$1.17	$(0.00)	$(0.00)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from March 31, 2021 and March 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 — PUBLIC OFFERING

Pursuant to the IPO, the Company sold 17,250,000 at an offering price of $10.00 per Unit, which included 2,250,000 units sold upon the full exercise by the underwriter of its over-allotment option, at $10.00 per Unit, generating gross proceeds of $172,500,000.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Warrant” and, collectively, the “Warrants” and, with respect to the warrants sold in the Private Placement, the “Private Placement Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

Warrants

Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable on the later of (a) 30 days after the completion of the initial Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will agree that as soon as practicable, but in no event later than 15 business days, after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Warrants, to cause such registration statement to become effective within 60 business days after the closing of the initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If the shares issuable upon exercise of the warrants are not registered under the Securities Act by the 60th business day after the closing of the initial Business Combination, the Company will be required to permit holders to exercise their warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants contain a tender or exchange offer that the Company’s management concluded do not qualify as an acceptable form of net cash settlement under the exception of ASC 815-40-25-8, because an event that is not within the entity’s control (tender offer) may result in a circumstance in which warrant holders would be entitled to cash while holders of the shares underlying the contract also would not receive cash (because a portion of their shares may not be subject to the tender offer). In a tender offer for less than all of the Company’s outstanding shares, the common stockholders may be restricted in the number of tendered shares that will be accepted for purchase. As such, the Company’s Public Warrants are reported as a derivative liability.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 4 — PUBLIC OFFERING (cont.)

The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

•        If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,175,000 Private Placement Warrant in a private placement to the Sponsor, Nautilus Carriers LLC and HB Strategies LLC generating gross proceeds of $5,175,000.

A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Initial Business Combination is not completed by August 2, 2022, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are identical to the Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

On April 30, 2010, the Company sold 5,000,000 shares of the Company’s common stock, par value $0.0001 per share, to the Sponsor, at a purchase price of $25,000. On July 1, 2012, the Company issued 376,344 shares of the Company’s common stock to a third party as consideration for services performed. On February 24, 2020, the third party forfeited 257,649 shares of the Company’s common stock.

On February 24, 2020, the Company effectuated a recapitalization. Each outstanding share of the Company’s Common Stock became 0.8425 shares of Class B common stock, resulting in an aggregate of 4,312,500 Founder Shares outstanding and held by the Sponsor (up to 562,500 of which were subject to forfeiture if the underwriter’s

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

over-allotment option was not exercised in full). All share and per-share amounts for periods and dates prior to December 2019 have been retroactively restated to reflect this split. Additionally, 75,000 shares of Class B Common Stock were transferred from the Sponsor to the Company’s three independent directors prior to the closing of the IPO.

On August 14, 2020, the Sponsor forfeited an aggregate of 2,833,333 shares of Class B common stock to the Company for no consideration, and each of Nautilus and HB Strategies purchased from the Company 1,379,167 shares of Class B common stock for a purchase price of $2,043 (or an aggregate purchase price of $4,086).

On January 7, 2021, three initial stockholders of the Company forfeited an aggregate of 718,750 shares of Class B common stock at no cost, which the Company cancelled, resulting in an aggregate of 3,593,750 shares of Class B common stock outstanding and held by the Company’s initial stockholders.

On January 29, 2021, the Company effectuated a 1.2-for-1 forward stock split, resulting in an aggregate of 4,312,500 shares held by its initial stockholders (all share and per share amounts have been restated).

Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment, at any time.

The Company’s initial stockholders, officers and directors have agreed, not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the initial Business Combination, or (iii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Fees

Commencing on January 29, 2021, the Company agreed to pay an affiliate of the Sponsor a total of $5,750 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $12,056 in expenses in connection with such services for the period from January 29, 2021 (“Listing Date”) to March 31, 2021, as reflected in the accompanying statement of operations.

Notes Payable — Related Party

The Company issued promissory notes to certain initial stockholders of the Company, which allowed the Company to borrow up to $300,000 without interest to be used for a portion of the expenses of the IPO. All amounts due under the promissory notes were payable on the earlier of: (i) March 31, 2021 or (ii) the date on which the Company consummated its IPO. As of March 31, 2021 and 2020, there were no amounts outstanding under the promissory notes, respectively. The promissory notes were repaid from the proceeds of the IPO.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor and certain other initial stockholders of the Company may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 7 — FAIR VALUE MEASUREMENTS

As of March 31, 2021, investment securities in the Company’s Trust Account consisted of $86,255,170 in U.S. Treasury Bills and $86,255,170 in Money Market mutual funds.. The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	March 31, 2021	(Level 1)	(Level 2)		(Level 3)
Assets:
Investments held in Trust Account-Money Market Mutual Funds	86,251,323	86,251,323
Cash and Investments held in Trust Account-Treasury Bills	86,255,170	86,255,170
	172,506,493	172,506,493
Liabilities
Warrant Liability – Public Warrants	$4,398,750	$4,398,750		$—	$—
Warrant Liability – Private Warrants	2,742,750	—		—	2,742,750
	$7,141,500	$4,398,750	$		$2,742,750

At March 31, 2020, the Company did not have any assets or liabilities that were measured at fair value on a recurring basis.

The Private Warrants were initially valued using a Black Scholes Option Pricing Model and were considered to be a Level 3 fair value measurements due to the use of unobservable inputs. The Black Scholes Option Pricing Model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from the post-merger announced publicly traded warrants for comparable SPAC companies as of the valuation date. A Monte Carlo Simulation Method was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, including March 31, 2021, the closing price of the public warrants was used as the fair value as of each relevant date.

The key inputs used in the Black Scholes Option Pricing Model for the Private Warrants were as follows:

Input	March 31, 2021
Risk-free interest rate	1.2%
Expected term (years)	5.58
Expected volatility	10.0%
Stock Price	$9.70
Exercise price	$11.50
Dividend yield	0.0%

Growth Capital Acquisition Corp.
Notes to the Financial Statements

Note 7 — FAIR VALUE MEASUREMENTS (cont.)

The following table sets forth a summary of the changes in the fair value of the Level 3 assets and liabilities measured at fair value for the year ended March 31, 2021:

	Warrant Liability	Private Warrants	Public Warrants
Fair value as of April 1, 2020	$—	$—	$—
Initial fair value of warrant liability upon issuance at IPO on February 2, 2021	17,077,500	6,468,750	10,608,750
Public warrants reclassified to level 1	—	—	(4,398,750)
Change in fair value	(9,936,000)	(3,726,000)	(6,210,000)
Fair value as of March 31, 2021	$7,141,500	$2,742,750	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no other transfers between levels for the year ended March 31, 2021, except that the public warrants transferred from Level 3 to Level 1.

NOTE 8 — COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, shares of Class A common stock underlying the Private Placement Warrants, warrants issuable upon conversion of working capital loans (if any), and the shares of Class A common stock issuable upon exercise of or conversion of the foregoing are entitled to registration rights pursuant to certain registration rights agreements executed on January 29, 2021, requiring the Company to register such securities for resale (in the case of the initial shares, only after conversion to the Company’s Class A common stock). Certain holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the Sponsor may not exercise its demand and “piggyback” registration rights after five (5) and (7) years, respectively, after the effective date of the registration statement filed in connection with the IPO and may not exercise its demand rights on more than one occasion. In addition, if Hudson Bay acquires units in the IPO and becomes an affiliate (as defined in the Securities Act) of us following such offering, the Company has agreed to file a registration statement following such offering to register the resale of the units (including the shares of Class A common stock and warrants included in the units) purchased by Hudson Bay (or its nominee) in the IPO. Pursuant to the Company’s registration rights agreement with its initial stockholders, the Company will be liable for certain liquidated damages for failure to honor such holders’ registration rights described herein. There is no defined maximum allowed amount of potential liquidated damages in the registration rights agreement with the Company’s initial stockholders. The Company’s registration rights agreement with its initial stockholders expires upon the earlier of (i) the tenth anniversary of the date it was executed or (ii) the date as of which (A) all of the registrable securities (as defined therein) have been sold pursuant to a registration statement or (B) with respect to any holder, such holder ceasing to hold registrable securities.

Business Combination Marketing Agreement

The Company has engaged Maxim Group LLC, an affiliate of its Sponsor, as advisors in connection with its initial Business Combination to assist it in arranging meetings with its stockholders to discuss a potential Business Combination and the target business’ attributes, introduce it to potential investors that may be interested in purchasing

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 8 — COMMITMENTS (cont.)

its securities, assist it in obtaining stockholder approval for its initial Business Combination and assist it with the preparation of press releases and public filings in connection with the initial Business Combination. The Company will pay Maxim Group LLC for such services upon the consummation of the initial Business Combination a cash fee in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable) or $6,037,500. Pursuant to the terms of the Business Combination marketing agreement, no fee will be due if the Company does not complete an initial Business Combination.

NOTE 9 — STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A common stock (Restated, see Note 2) — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021 and 2020, there were no shares of Class A common stock issued or outstanding, excluding 17,250,000 and 0 shares subject to possible redemption.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of March 31, 2021 and 2020, there were 4,312,500 shares of Class B common stock issued or outstanding.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of an initial Business Combination or at any time prior thereto at the option of the holder on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in our initial public offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of our initial public offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination, any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to us). If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

On February 24, 2020, the Company effectuated a recapitalization. Each outstanding share of the Company’s Common Stock became 0.8425 shares of Class B common stock, resulting in an aggregate of 4,312,500 Founder Shares outstanding. On August 14, 2020, the Sponsor forfeited an aggregate of 2,833,333 shares of Class B Common Stock to the Company, and each of Nautilus and HB Strategies purchased from the Company 1,379,167 shares of Class B

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 9 — STOCKHOLDERS’ EQUITY (cont.)

Common Stock. In January 2021, three initial stockholders of the Company forfeited an aggregate of 718,750 shares of Class B common stock at no cost, which the Company cancelled, resulting in an aggregate of 3,593,750 founder shares outstanding and held by its initial stockholders. On January 29, 2021, the Company effectuated a 1.2-for-1 forward stock split, resulting in an aggregate of 4,312,500 Class B shares held by its initial stockholders.

NOTE 10 — INCOME TAX

The income tax provision consists of the following:

	March 31, 2021	March 31, 2020
Federal
Current	$—
Deferred	(18,428)	(2,033)

State
Current	—	32
Deferred	—
Change in valuation allowance	18,428	2,033
Income tax provision	$—	32

The Company’s net deferred tax assets are as follows:

	March 31, 2021	March 31, 2020
Deferred tax asset
Net operating loss carryforwards	57,578	39,150
Total deferred tax asset	57,578	39,150
Valuation allowance	(57,578)	(39,150)
Deferred tax asset, net of allowance	$—

As of March 31, 2021 the Company had $254,433 of U.S. federal net operating loss carryovers available to offset future taxable, of which 125,594 begin to expire in 2031 and 128,839 do not expire and $80,757 of state and local net operating loss carryforward which begin to expire in 2036.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the periods ended March 31, 2021 and March 31, 2020, the valuation allowance increased $18,428 and $2,033, respectively.

Growth Capital Acquisition Corp.
Notes to the Financial Statements

NOTE 10 — INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at March 31, 2021 is as follows:

Statutory federal income tax rate	21.0%	21.0%
State tax provision net of federal benefit	(0.0)	(0.3)
Change in FV of warrant liability	(21.9)
Transaction costs associated with the issuance of warrants	0.7
Change in valuation allowance	0.2	(21.0)
Income tax provision	—%	(0.3)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities for years after 2016.

NOTE 11 — SUBSEQUENT EVENTS

The Company has evaluated events that have occurred after the balance sheet up to the date the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment to or disclosure in the financial statements.